Use these links to rapidly review the document

As filed with the Securities and Exchange Commission on August 1, 2012

Registration No. 333-[            ]

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

STATION CASINOS LLC
(Exact name of registrant as specified in its charter)

NEVADA
(State or other jurisdiction of incorporation or organization)

7990
(Primary Standard Industrial Classification Code Number)

27-3312261
(I.R.S. Employer Identification Number)

1505 South Pavilion Center Drive, Las Vegas, Nevada 89135
(702) 495-3000
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Frank J. Fertitta III
1505 South Pavilion Center Drive, Las Vegas, Nevada 89135
(702) 495-3000
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

WITH COPIES TO:

Deborah Conrad
Milbank, Tweed, Hadley & McCloy LLP
601 South Figueroa Street, 30th Floor
Los Angeles, Ca 90017
(213) 892-4671

Approximate date of commencement of proposed sale of the securities to the public:
As soon as practicable after this registration statement becomes effective.

           If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

           If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

           If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 14e-4(i) (Cross-Border Tender Offer)	☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

Senior Notes due 2018	$625,000,000	100%	$625,000,000	$71,625

Guarantees of the Senior Notes due 2018	$625,000,000	100%	$625,000,000	(2)

(1)
Estimated solely for purposes of calculating the amount of the registration fee in accordance with Rule 457(a) under the Securities Act of 1933, as amended.

(2)
No additional registration fee is due for guarantees pursuant to Rule 457(n) under the Securities Act of 1933, as amended.

           The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

ADDITIONAL REGISTRANTS

EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER	STATE OF INCORPORATION	PRIMARY STANDARD INDUSTRIAL CLASSIFICATION CODE NUMBERS	ADDRESS INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES	I.R.S. EMPLOYER IDENTIFICATION NUMBER
NP Boulder LLC	Nevada	7990	c/o Station Casinos LLC 1505 South Pavilion Center Drive, Las Vegas, Nevada 89135 (702) 495-3000	27-3312313
NP Red Rock LLC	Nevada	7990	c/o Station Casinos LLC 1505 South Pavilion Center Drive, Las Vegas, Nevada 89135 (702) 495-3000	27-3312418
NP Palace LLC	Nevada	7990	c/o Station Casinos LLC 1505 South Pavilion Center Drive, Las Vegas, Nevada 89135 (702) 495-3000	27-3312372
NP Sunset LLC	Nevada	7990	c/o Station Casinos LLC 1505 South Pavilion Center Drive, Las Vegas, Nevada 89135 (702) 495-3000	27-3312450
NP Development LLC	Nevada	7990	c/o Station Casinos LLC 1505 South Pavilion Center Drive, Las Vegas, Nevada 89135 (702) 495-3000	27-4414759
NP Losee Elkhorn Holdings LLC	Nevada	7990	c/o Station Casinos LLC 1505 South Pavilion Center Drive, Las Vegas, Nevada 89135 (702) 495-3000	45-2430388

The information in this prospectus is not complete and may be changed. We may not sell the securities described herein until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell the securities described herein and it is not soliciting any offers to buy such securities in any state where the offer or sale thereof is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 1, 2012

PROSPECTUS

Station Casinos LLC

OFFER TO EXCHANGE ANY AND ALL OUTSTANDING
SENIOR NOTES DUE 2018 (THE "EXISTING NOTES")
($625,000,000 IN AGGREGATE PRINCIPAL AMOUNT OUTSTANDING)

FOR

SENIOR NOTES DUE 2018 (THE "EXCHANGE NOTES")

AND

GUARANTEES OF THE EXCHANGE NOTES BY
NP BOULDER LLC, NP RED ROCK LLC, NP PALACE LLC, NP SUNSET LLC, NP
DEVELOPMENT LLC AND NP LOSEE ELKHORN HOLDINGS LLC,

each a wholly-owned subsidiary of Station Casinos LLC

        The exchange offer will expire at 5:00 p.m., New York City time, on [                        ], 2012, the 20th day following the date of this prospectus, unless we extend the exchange offer in our sole and absolute discretion (such date and time, the "Expiration Date").

THE EXCHANGE OFFER

        Station Casinos LLC, a Nevada limited liability company (together with its consolidated subsidiaries, "Station", "Company", "us", "we", or "our"), hereby offers to exchange all of its currently outstanding Senior Notes due 2018 (the "Existing Notes") tendered in accordance with the procedures described in this prospectus, and not withdrawn, for an equal principal amount of its registered Senior Notes due 2018 (the "Exchange Notes" and along with the Existing Notes, the "Notes").

        The exchange offer is not conditioned upon a minimum aggregate principal amount of Existing Notes being tendered. The exchange offer, however, is subject to certain conditions including that the exchange offer does not violate applicable laws or any applicable interpretation of the staff of the Securities and Exchange Commission (the "SEC").

THE EXCHANGE NOTES

        The Exchange Notes will be substantially identical to the Existing Notes except that the Exchange Notes will be registered under the federal securities laws, and therefore will not bear any legend restricting their transfer, and the holders of the Exchange Notes will not be entitled to certain registration rights and transfer restrictions relating to the Existing Notes under the registration rights agreement further described herein. The Exchange Notes will represent the same debt as the Existing Notes and will be issued under the same indenture under which the Existing Notes were issued, dated as of January 3, 2012 and supplemented by the First Supplemental Indenture, dated as of February 16, 2012, among the Company, the Guarantors and Wells Fargo Bank, National Association, as Trustee (the "Indenture").

        The Exchange Notes and the guarantees of the Exchange Notes will be our general senior unsecured obligations. The Exchange Notes and the related guarantees will rank senior in right of payment to all our existing and future debt that is expressly subordinated in right of payment to the Exchange Notes and equally in right of payment with all our existing and future senior liabilities. The Exchange Notes and the related guarantees will be effectively subordinated to all of our existing and future secured debt, including our term loan and revolving credit facility (the "Propco Credit Agreement") and other secured debt permitted to be incurred pursuant to the terms of the Indenture, to the extent of the value of the collateral securing such debt. The Exchange Notes will be guaranteed on a senior unsecured basis (each, a "guarantee") by each of our restricted subsidiaries that guarantees our obligations under the Propco Credit Agreement. Our restricted subsidiaries are comprised of our subsidiaries that own Red Rock Casino Resort Spa ("Red Rock"), Palace Station Hotel & Casino ("Palace Station"), Boulder Station Hotel & Casino ("Boulder Station"), Sunset Station Hotel & Casino ("Sunset Station"), NP Development LLC and NP Losee Elkhorn Holdings LLC (each, a "Guarantor"). Station Casinos LLC and the Guarantors are collectively referred to herein as the "Station Casinos Guarantor Group." The Exchange Notes and the guarantees will be structurally subordinated to all of the liabilities and preferred stock of any of our subsidiaries that do not guarantee the Exchange Notes (the "Unrestricted Subsidiary Group").

        We will exchange the Exchange Notes for all Existing Notes that are validly tendered and not withdrawn pursuant to the exchange offer. You may withdraw tendered Existing Notes at any time prior to the expiration of the exchange offer. The exchange of Existing Notes for Exchange Notes will not be a taxable transaction for U.S. federal income tax purposes. We will not receive any proceeds from the exchange offer. Holders of Existing Notes will not have any appraisal or dissenters' rights in connection with the exchange offer. Existing Notes not exchanged in the exchange offer will remain outstanding and be entitled to the benefits of the Indenture, but, except under certain circumstances, will have no further exchange or registration rights under the registration rights agreement. We do not intend to apply for listing of the Exchange Notes on any securities exchange or to arrange for them to be quoted on any quotation system. There is no established trading market for the Exchange Notes.

        You should consider the "Risk factors" beginning on page 20 of this prospectus before you decide whether to participate in the exchange offer.

        Each broker-dealer that receives Exchange Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act of 1933, as amended, or the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Existing Notes where such Existing Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

        NONE OF THE SEC, ANY STATE SECURITIES COMMISSION, THE NEVADA GAMING COMMISSION, THE NEVADA STATE GAMING CONTROL BOARD, NOR ANY OTHER GAMING AUTHORITY OR OTHER REGULATORY AGENCY HAS APPROVED OR DISAPPROVED OF THE EXCHANGE NOTES OR THE EXCHANGE OFFER OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is [                        ], 2012.

        In making your investment decision, you should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with any other information. If you receive any other information, you should not rely on it. This prospectus is current as of the date hereof. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus.

 NOTICE TO NEW HAMPSHIRE RESIDENTS

        NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENSE HAS BEEN FILED UNDER CHAPTER 421-B OF THE NEW HAMPSHIRE REVISED STATUTES ANNOTATED, 1955, AS AMENDED, WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE THAT ANY DOCUMENT FILED UNDER RSA 421-B IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT NOR THE FACT THAT AN EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THAT THE SECRETARY OF STATE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY, OR TRANSACTION. IT IS UNLAWFUL TO MAKE, OR CAUSE TO BE MADE, TO ANY PROSPECTIVE PURCHASER, CUSTOMER, OR CLIENT ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.

i

FORWARD-LOOKING STATEMENTS

        This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such statements contain words such as "believe," "estimate," "expect," "intend," "plan," "project," "may," "will," "might," "should," "could," "would," "seek," "pursue" and "anticipate" or the negative or other variation of these or similar words, or may include discussions of strategy or risks and uncertainties. Forward-looking statements in this prospectus include, among other things, statements concerning:

  •
  projections of future results of operations or financial condition;

  •
  expectations regarding our business and results of operations of our existing casino properties and prospects for future development;

  •
  expenses and our ability to operate efficiently;

  •
  expectations regarding trends that will affect our market and the gaming industry generally and the impact of those trends on our business and results of operations;

  •
  our ability to comply with the covenants in the agreements governing our outstanding indebtedness;

  •
  our ability to meet our projected debt service obligations, operating expenses, and maintenance capital expenditures;

  •
  expectations regarding availability of capital resources, including our ability to refinance our outstanding indebtedness;

  •
  our intention to pursue development opportunities and acquisitions and obtain financing for such development and acquisitions; and

  •
  the impact of regulation on our business and our ability to receive and maintain necessary approvals for our existing properties and future projects.

        Any forward-looking statement is based upon a number of estimates and assumptions that, while considered reasonable by us, is inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control and subject to change. Actual results of operations may vary materially from any forward-looking statement made herein. Forward-looking statements should not be regarded as a representation by us or any other person that the forward-looking statements will be achieved. Undue reliance should not be placed on any forward-looking statements. Some of the contingencies and uncertainties to which any forward-looking statement contained herein is subject include, but are not limited to, the following:

  •
  the economic downturn, and in particular the economic downturn in Nevada, and its effect on consumer spending and our business;

  •
  the intense competition within the gaming industry;

  •
  the risk that new gaming licenses or gaming activities, such as internet gaming, are approved and result in additional competition;

  •
  our substantial outstanding indebtedness and the effect of our significant debt service requirements on our operations and ability to compete;

  •
  the risk that we will not be able to finance our development and investment projects or refinance our outstanding indebtedness;

  •
  the extensive regulation from gaming and other government authorities on our ability to operate our business and the risk that regulatory authorities may revoke, suspend, condition or limit our gaming or other licenses, impose substantial fines or take other actions that adversely affect us;

  •
  risks associated with changes to applicable gaming and tax laws that could have a material adverse effect on our financial condition;

  •
  general business conditions, including competitive practices, changes in customer demand and the cyclical nature of the gaming and hospitality business generally, and general economic conditions, including interest rates and availability of financing, on our business and results of operations;

  •
  adverse outcomes of legal proceedings and the development of, and changes in, claims or litigation reserves; and

  •
  risks associated with development, construction and management of new projects or the expansion of existing facilities, including cost overruns and construction delays.

For additional contingencies and uncertainties, see "Risk Factors."

        Given these risks and uncertainties, we can give no assurances that results contemplated by any forward-looking statements will in fact occur and therefore caution investors not to place undue reliance on them. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

MARKET AND INDUSTRY DATA

        Some of the market and industry data contained in this prospectus are based on independent industry publications or other publicly available information. Although we believe that these independent sources are reliable, we have not independently verified and cannot assure you as to the accuracy or completeness of this information. As a result, you should be aware that the market and industry data contained in this prospectus and our beliefs and estimates based on such data may not be reliable.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a Registration Statement on Form S-4 under the Securities Act with respect to the Exchange Notes. This prospectus, which forms a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits thereto, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the Exchange Notes, reference is made to the Registration Statement. Any statements made in this prospectus concerning the provisions of certain documents are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement submitted to the SEC. The Registration Statement, the exhibits forming a part thereof and the reports and other information filed by us with the SEC in accordance with the Exchange Act may be inspected, without charge, at the Public Reference Section of the SEC located at 100 F. Street, N.E., Washington, D.C., 20549. Copies of all or any portion of the material may be obtained from the Public Reference Section of the SEC upon payment of the prescribed fees. The SEC also maintains a website on the World Wide Web that contains periodic reports, proxy and information statements and other information at http://www.sec.gov.

        We file annual, quarterly, and other reports, proxy statements and other information with the SEC under the Exchange Act of 1934. You may read and copy any materials we file with the SEC at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at

1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public through the SEC's website at http://www.sec.gov. General information about us, including our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as any amendments and exhibits to those reports, are available free of charge through our website at http://www.stationcasinos.com as soon as reasonably practicable after we file them with, or furnish them to, the SEC. Information on our website or publicly filed is not incorporated into this prospectus or our other securities filings and is not a part of this prospectus.

INCORPORATION BY REFERENCE

        We incorporate into this prospectus by reference:

  •
  our Annual Report on Form 10-K for the year ended December 31, 2011 that we filed with the SEC on March 30, 2012;

  •
  our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012 that we filed with the SEC on May 15, 2012; and

  •
  our Current Reports on Form 8-K, that we filed with the SEC on January 6, 2012, February 23, 2012, April 5, 2012, April 27, 2012, May 1, 2012, and July 25, 2012.

        Any statement therein that is modified or superseded by statements in this prospectus does not, except as modified or superseded, constitute a part of this prospectus.

        This prospectus is accompanied by a copy of our Annual Report on Form 10-K for the year ended December 31, 2011. We will provide, without charge, each person to whom a prospectus is delivered a copy of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012. You can obtain documents incorporated by reference in this prospectus, other than some exhibits to those documents, by requesting them in writing or by telephone from us at the following:

Station Casinos LLC
1505 South Pavilion Center Drive
Las Vegas, Nevada 89135
Attention: Investor Relations

PROSPECTUS SUMMARY

        This summary highlights selected information contained elsewhere in this prospectus. This summary may not contain all of the information that you should consider in determining whether to tender Existing Notes in the exchange offer. This prospectus contains forward-looking statements that involve risks and uncertainties. You should read the entire prospectus carefully, including the section entitled "Risk Factors," our financial statements and the related notes and management's discussion and analysis of financial condition and results of operations thereof included elsewhere or incorporated by reference into this prospectus, before making a decision to purchase the Notes.

        As discussed elsewhere in this prospectus, we acquired substantially all of the assets and assumed certain liabilities of Station Casinos, Inc. ("STN") in connection with STN's plan of reorganization that was consummated on June 17, 2011 (the "Effective Date"). Unless otherwise noted, the terms the "Company," "we," "us" and "our" refer to Station Casinos LLC and its consolidated subsidiaries for periods following the Effective Date and to STN and its consolidated subsidiaries (collectively referred to herein as "Station") for periods prior to the Effective Date. The term "Issuer" refers only to Station Casinos LLC and the term "Guarantors" refers to our restricted subsidiaries that guarantee our obligations under the Notes and the Propco Credit Agreement, comprised of our subsidiaries that own Red Rock, Palace Station, Boulder Station and Sunset Station, and NP Development LLC and NP Losee Elkhorn Holdings LLC.

 Our Company

        We are a gaming and entertainment company established in 1976 that develops and operates casino entertainment facilities. We currently own and operate nine major hotel/casino properties under the Station and Fiesta brands and eight smaller casino properties (three of which are 50% owned) in the Las Vegas metropolitan area. We also manage Gun Lake Casino in Allegan County, Michigan.

        We operate our properties under four distinct brand categories: Luxury (Red Rock and Green Valley Ranch), Casual Classic (Station), Value (Fiestas) and Neighborhood (Wildfire and Barley's). All of these brand categories offer convenience and choices to residents throughout the Las Vegas valley with our strategically located portfolio of properties. Each of our properties caters primarily to local Las Vegas area residents. We believe that our out-of-town patrons are also discerning customers who enjoy a value oriented, high-quality experience. We believe that our patrons view our hotel and casino product as a preferable alternative to attractions located on the Las Vegas Strip and in downtown Las Vegas.

        Our principal source of revenue and operating income is gaming, primarily slot revenue, and we use our non-gaming amenities to drive customer traffic to our casino properties. The majority of our revenue is cash-based and as a result, fluctuations in our revenues have a direct impact on our cash flows from operations. Because our business is capital intensive, we rely heavily on the ability of our properties to generate operating cash flow to repay debt financing, fund maintenance capital expenditures and provide excess cash for future development.

        We believe the high-quality entertainment experience we provide our customers also differentiates us from our competitors. Our casino properties are conveniently located throughout the Las Vegas valley and provide our customers a wide variety of entertainment and dining options. We believe we surpass our competitors in offering casino patrons the newest and most popular slot and video games featuring the latest technology.

        Our subsidiaries that own Red Rock, Palace Station, Boulder Station and Sunset Station, and NP Development LLC and NP Losee Elkhorn Holdings LLC will guarantee our obligations under the Notes. None of our other subsidiaries, which own our other properties and have significant assets and operations and substantial indebtedness, will guarantee our obligations under the Notes.

 Our Properties

        Set forth below is certain information as of March 31, 2012 concerning our properties, each of which is more fully described following the table.

	Hotel Rooms	Slots(1)	Gaming Tables(2)	Parking Spaces(3)	Acreage
Station Casinos Guarantor Group Properties
Red Rock	811	2,974	59	5,500	64
Palace Station	1,011	1,604	44	3,000	30
Boulder Station	300	2,803	33	3,300	54
Sunset Station	457	2,460	39	5,800	82
Non-Guarantor Properties
Green Valley Ranch	495	2,375	55	4,000	40
Texas Station	201	2,013	27	4,700	47
Santa Fe Station	200	2,711	38	5,200	39
Fiesta Rancho	100	1,422	15	2,800	25
Fiesta Henderson	224	1,626	20	3,400	46
Wild Wild West	260	196	6	592	19
Wildfire Rancho	—	213	—	265	5
Wildfire Boulder	—	174	—	230	2
Gold Rush	—	146	—	123	1
Lake Mead Casino	—	86	—	64	3
Barley's (50% owned)	—	197	—	—	—
The Greens (50% owned)	—	35	—	—	—
Wildfire Lanes (50% owned)	—	199	—	—	—

(1)
Includes slot and video poker machines and other coin-operated devices.

(2)
Generally includes blackjack ("21"), craps, roulette, pai gow poker, mini baccarat, let it ride, three-card poker, Texas hold'em and wild hold'em. The Guarantor Properties and four of our largest Non-Guarantor Properties also offer a race and sports book, a keno lounge and a bingo parlor. Several of our smaller properties also offer a sports book.

(3)
Includes covered parking spaces of 3,000 for Red Rock, 1,500 for Palace Station, 1,500 for Boulder Station, 2,100 for Sunset Station, 2,200 for Green Valley Ranch, 2,400 for Texas Station, 3,600 for Santa Fe Station, 500 for Fiesta Rancho and 1,500 for Fiesta Henderson.

        Set forth below is a map showing the locations of our properties, which are located near major roads, providing easy access to customers, including the approximately 2 million people who live within the Las Vegas metropolitan statistical area.

Station Casinos Guarantor Group Properties

        Red Rock.    Red Rock, which opened in April 2006, is strategically located on Charleston Boulevard at the Interstate 215/Charleston interchange in the Summerlin master-planned community in Las Vegas, Nevada. Red Rock features an elegant desert oasis theme with a contemporary design offering 811 hotel rooms featuring luxury amenities. In addition to its standard guest rooms, the hotel offers six styles of suites, including one-of-a-kind custom villas and penthouse suites. Additional non-gaming amenities include nine full-service restaurants, a 16-screen movie theater complex, 94,000 square feet of meeting and convention space, a full-service spa, a 72-lane bowling center and a Kid's Quest child care facility. Red Rock's nine full-service restaurants have a total of approximately 1,600 seats and include Hachi (a contemporary Japanese restaurant), T-bones Chophouse, Terra Rossa (an Italian restaurant), Cabo Mexican Restaurant, the Grand Café, Feast Buffet (which features live-action themed buffets offering options that include Mexican, Italian, barbeque, American and Chinese cuisines), Sand Bar, Yard House and LBS: A Burger Joint (a gourmet burger restaurant). In addition, Red Rock features numerous bars and lounges including Rocks Lounge offering free live entertainment, Onyx Bar, Sand Bar and Lucky Bar. Red Rock also offers a variety of fast-food outlets.

        Palace Station.    Palace Station, which opened in 1976, is strategically located at the intersection of Sahara Avenue and Interstate 15, one of Las Vegas' most heavily traveled areas. Palace Station is a short distance from McCarran International Airport and from major attractions on the Las Vegas Strip and downtown Las Vegas. Palace Station features a turn-of-the-20th-century railroad station theme with non-gaming amenities including newly remodeled hotel rooms, seven full-service restaurants, a 275-seat entertainment lounge, four additional bars, two swimming pools, an approximately 20,000-square-foot banquet and convention center, a gift shop and a non-gaming video arcade. Palace Station's seven full-service restaurants have a total of approximately 1,300 seats. These restaurants, which offer a variety of high-quality food at reasonable prices, include the Grand Café, Feast Buffet (which features live-action themed buffets offering options that include Mexican, Italian, barbeque, American and Chinese cuisines), The Broiler Steaks and Seafood, Pasta Cucina (an Italian restaurant), Cabo Mexican Restaurant, an oyster bar and Food Express Chinese Restaurant. In addition to these restaurants, Palace Station offers various fast-food outlets and the Louie Anderson Theater featuring Bonkers Comedy Club.

        Boulder Station.    Boulder Station, which opened in August 1994, is strategically located on Boulder Highway, immediately adjacent to the Interstate 515 interchange. We believe that Boulder Station's highly visible location at this well-traveled intersection offers a competitive advantage relative to the other hotels and casinos located on Boulder Highway. Boulder Station is located approximately four miles east of the Las Vegas Strip and approximately four miles southeast of downtown Las Vegas. Boulder Station features a turn-of-the-20th-century railroad station theme with non-gaming amenities including five full-service restaurants, a 750-seat entertainment lounge, six additional bars, an 11-screen movie theater complex, a Kid's Quest child care facility, a swimming pool, a non-gaming video arcade and a gift shop. Boulder Station's five full-service restaurants have a total of over 1,400 seats. These restaurants, which offer a variety of high-quality meals at reasonable prices, include the Grand Café, Feast Buffet, The Broiler Steaks and Seafood, Pasta Cucina (an Italian restaurant) and Cabo Mexican Restaurant. In addition to these restaurants, Boulder Station offers various fast-food outlets.

        Sunset Station.    Sunset Station, which opened in June 1997, is strategically located at the intersection of Interstate 515 and Sunset Road. Multiple access points provide customers convenient access to the gaming complex and parking areas. Situated in a highly concentrated commercial corridor along Interstate 515, Sunset Station has prominent visibility from the freeway and the Sunset commercial corridor. Sunset Station is located approximately nine miles east of McCarran International Airport and approximately seven miles southeast of Boulder Station. Sunset Station features a Spanish/Mediterranean-style theme with non-gaming amenities including seven full-service restaurants themed to capitalize on the familiarity of the restaurants at our other properties, a 520-seat entertainment lounge, a 4,000-seat outdoor amphitheater, eight additional bars, a gift shop, a non-gaming video arcade, a 13-screen movie theater complex, a 72-lane bowling center, a Kid's Quest child care facility and a swimming pool. Sunset Station's seven full-service restaurants have a total of approximately 2,100 seats featuring "live-action" cooking and simulated patio dining. These restaurants, which offer a variety of high-quality food at reasonable prices, include the Grand Café, Sonoma Cellar Steakhouse, Pasta Cucina (an Italian restaurant), Cabo Mexican Restaurant, Feast Buffet, Hooter's and an oyster bar. Guests may also enjoy the Gaudi Bar, a centerpiece of the casino featuring over 8,000 square feet of stained glass. Sunset Station also offers a variety of fast-food outlets.

Non-Guarantor Properties

        Green Valley Ranch.    Green Valley Ranch, which opened in December 2001, is strategically located at the intersection of Interstate 215 and Green Valley Parkway in Henderson, Nevada. Green Valley Ranch is approximately five minutes from McCarran International Airport and seven minutes from the Las Vegas Strip. Green Valley Ranch was designed to complement the Green Valley master planned community. The AAA Four Diamond resort features a Mediterranean style villa theme with non-gaming amenities including eight full-service restaurants, a 4,200-square-foot non-gaming arcade, a state-of-the-art spa with outdoor pools, a 10-screen movie theater complex, two gift shops, approximately 65,000 square feet of meeting and convention space and an entertainment lounge. Green Valley Ranch also offers an 8-acre complex featuring private poolside cabanas, a contemporary poolside bar and grill, one and a half acres of vineyards and an outdoor performance venue. Green Valley

Ranch's eight full-service restaurants include the China Spice (a Chinese restaurant), Sushi+Sake, Terra Verde (an Italian restaurant), Hank's Fine Steaks and Martinis, Feast Buffet, Tides Oyster Bar, the Grand Café and Turf Grill. Green Valley Ranch also offers a variety of fast-food outlets to enhance the customers' dining selection. Guests may also enjoy the Drop Bar, a centerpiece of the casino, The Lobby Bar, which is open to the hotel entrance and the pool area, and Ovation, an entertainment lounge.

        Texas Station.    Texas Station, which opened in July 1995, is strategically located at the corner of Lake Mead Boulevard and Rancho Drive in North Las Vegas. Texas Station features a friendly Texas atmosphere, highlighted by distinctive early Texas architecture with non-gaming amenities including five full-service restaurants a Kid's Quest child care facility, a 300-seat entertainment lounge, a 1,700-seat event center, eight additional bars, an 18-screen movie theater complex, a swimming pool, a non-gaming video arcade, a gift shop, a 60-lane bowling center and approximately 40,000 square feet of meeting and banquet space. Texas Station's five full-service restaurants have a total of approximately 1,200 seats. These restaurants, which offer a variety of high-quality food at reasonable prices, include the Grand Café, Austins Steakhouse, Pasta Cucina (an Italian restaurant), Feast Buffet and Texas Star Oyster Bar. In addition, guests may also enjoy the unique features of several bars and lounges including Martini Ranch, Whiskey Bar, Garage Bar, A-Bar and South Padre. Texas Station also offers a variety of fast-food outlets.

        Santa Fe Station.    In October 2000, the Company purchased Santa Fe Station, which is strategically located at the intersection of Highway 95 and Rancho Drive, approximately five miles northwest of Texas Station. Santa Fe Station features non-gaming amenities including four full-service restaurants, a gift shop, a non-gaming video arcade, a swimming pool, a 500-seat entertainment lounge, seven additional bars, a 60-lane bowling center, a 16-screen movie theater complex, a Kid's Quest child care facility and over 14,000 square feet of meeting and banquet facilities. Santa Fe Station's four full-service restaurants have a total of approximately 1,000 seats, which include The Charcoal Room (a steakhouse), Cabo Mexican Restaurant, the Grand Café and Feast Buffet. Guests may also enjoy Revolver Saloon and Dance Hall or 4949 Lounge, a centerpiece of the casino. Santa Fe Station also offers a variety of fast-food outlets.

        Fiesta Rancho.    In January 2001, the Company purchased Fiesta Rancho, which is strategically located at the intersection of Lake Mead Boulevard and Rancho Drive in North Las Vegas across from Texas Station. Fiesta Rancho features a Southwestern theme with non-gaming amenities including three full-service restaurants, a gift shop, a non-gaming video arcade, a swimming pool, a 600-seat entertainment lounge, a regulation-size ice skating rink and three additional bars. Fiesta Rancho's three full-service restaurants have a total of over 870 seats, and include a 24-hour Denny's Restaurant, Garduno's (a Mexican restaurant) and Festival Buffet. Fiesta Rancho also offers a variety of fast-food outlets.

        Fiesta Henderson.    In January 2001, the Company purchased Fiesta Henderson, which is strategically located at the intersection of Interstate 215 and Interstate 515 in Henderson, Nevada. The property features four full-service restaurants, a 12-screen movie theater complex, a gift shop, a swimming pool, three bars and lounges and meeting space. Fiesta Henderson's four full-service restaurants have a total of approximately 1,100 seats, and include a 24-hour Denny's Restaurant, Fuego Steakhouse, Amigo's Mexican Cantina and Festival Buffet. Fiesta Henderson also offers a variety of fast-food outlets.

        Wild Wild West.    Wild Wild West, which the Company acquired in 1998, is strategically located on Tropicana Avenue and immediately adjacent to Interstate 15. Wild Wild West's non-gaming amenities includes a full-service restaurant, a bar, a gift shop and a truck plaza. In December 2009, Wild Wild West was rebranded as Days Inn—Las Vegas under a franchise agreement with Days Inn Worldwide.

        Wildfire Rancho.    In January 2003, the Company purchased Wildfire Casino—Rancho ("Wildfire Rancho") located on Rancho Drive across from Texas Station. Wildfire Rancho's non-gaming amenities include a lounge, outdoor patio and a full-service restaurant.

        Wildfire Boulder & Wildfire Sunset.    In August 2004, the Company purchased Wildfire Casino—Boulder ("Wildfire Boulder") (formerly known as Magic Star) and Wildfire Casino—Sunset ("Wildfire Sunset") (formerly known as Gold Rush Casino). Both properties offer non-gaming amenities which include a full-service restaurant and a bar.

        Lake Mead Casino.    In September 2006, the Company purchased Lake Mead Casino located in Henderson, Nevada. Lake Mead Casino's non-gaming amenities include a full-service restaurant and bar.

        Barley's, The Greens and Wildfire Lanes.    We own a 50% interest in each of Barley's Casino & Brewing Company ("Barley's"), a casino and brew pub located in Henderson, Nevada that opened in January 1996, the Greens Gaming and Dining ("The Greens"), a restaurant and lounge located in Henderson, Nevada, and Wildfire Lanes and Casino ("Wildfire Lanes"), located in Henderson, Nevada. Wildfire Lanes' non-gaming amenities include a full-service restaurant, a bar and an 18-lane bowling center. We are the managing partner for Barley's, The Greens and Wildfire Lanes and receive a management fee equal to approximately 10% of Earning Before Interest, Taxes, Depreciation and Amortization ("EBITDA") of such entities.

Our Managed Property

        Gun Lake.    We manage the Gun Lake Casino ("Gun Lake") in Allegan County, Michigan, which opened in February 2011, on behalf of the Match-E-Be-Nash-She-Wish Band of Pottawatomi Indians of Michigan, a federally recognized Native American tribe commonly referred to as the Gun Lake Tribe. Gun Lake is located on approximately 147 acres on U.S. Highway 131 and 129th Avenue, approximately 25 miles south of Grand Rapids, Michigan and 27 miles north of Kalamazoo, Michigan, and includes approximately 1,500 slot machines, 28 table games and various dining options. We have a 50% ownership interest in the manager of Gun Lake, MPM Enterprises LLC, a Michigan limited liability company ("MPM") which receives a management fee equal to approximately 30% of the net income of Gun Lake pursuant to a seven year management contract that commenced in February 2011. Pursuant to the terms of the MPM operating agreement, our portion of the management fee is 50% of the first $24 million of management fees earned, 83% of the next $24 million of management fees earned, and 93% of any management fees in excess of $48 million.

Our Business Strategy

        Our operating strategy emphasizes attracting and retaining customers primarily from the Las Vegas locals market and, to a lesser extent, out-of-town visitors. Our properties attract customers through:

  •
  innovative, frequent and high-profile promotional programs directed towards the Las Vegas locals market;

  •
  convenient locations;

  •
  offering our customers the latest in slot and video poker technology;

  •
  focused marketing efforts targeting our extensive customer database; and

  •
  development of strong relationships with specifically targeted travel wholesalers in addition to convention business.

        The Las Vegas locals market is very competitive, and we compete with both large hotel casinos in Las Vegas and smaller gaming-only establishments throughout the Las Vegas valley.

        Provide a High-Value Experience.    Because we target repeat customers, we are committed to providing a high-value entertainment experience for our customers in the restaurants, hotels, casinos and other entertainment amenities. We have developed regional entertainment destinations for locals that include other amenities such as spas, movie theaters, bowling centers, ice skating, live entertainment venues and child care facilities. We believe the value offered by the restaurants at each of our casino properties is a major factor in attracting local gaming customers, as dining is a primary motivation for casino visits by many locals. Through their restaurants, each of which has a distinct style of cuisine, our casino properties offer generous portions of high-quality food at reasonable prices. Our operating strategy focuses on slot and video poker machine play. Our target market consists of frequent gaming patrons who seek a friendly atmosphere and convenience. Because locals and repeat visitors demand variety and quality in their slot and video poker machine play, we offer the latest in slot and video poker technology at our casino properties. As part of our commitment to providing a quality entertainment experience for our patrons, we are dedicated to ensuring a high level of customer satisfaction and loyalty by providing attentive customer service in a friendly, casual atmosphere.

        Marketing and Promotion.    We employ an innovative marketing strategy that utilizes frequent high-profile promotional programs in order to attract customers and establish a high level of name recognition. In addition to marketing through television, radio and newspaper, we have created and sponsored promotions that have become a tradition in the locals market, such as our Jumbo Brand products and our annual Great Giveaway promotion.

        Our Boarding Pass player rewards program allows guests to earn points based on their level of gaming activity. Participants in the program can redeem points at any of our Las Vegas-area properties for cash and complimentary slot play, food, beverages, meals in any of the restaurants, hotel rooms, movie passes, entertainment tickets and merchandise.

        We are heavily focused on using cutting-edge technology to drive customer traffic with products created by us, such as our Jumbo Brand products, which include "Jumbo Pennies," "Jumbo Bingo," "Jumbo Keno" and "Jumbo Hold'Em." Other products include "Xtra Play Cash" and "Sports Connection," among others. We believe that these products create sustainable competitive advantages and will continue to distinguish us from our competition.

        Employee Relations.    Station began as a family-run business in 1976 and has maintained close-knit relationships amongst its management, and endeavors to instill among our employees this same sense of loyalty. Toward this end, we take a hands-on approach through active and direct involvement with employees at all levels. We believe we have very good employee relations. See "Risk Factors—Risks Related to our Business—Union organization activities could disrupt our business by discouraging patrons from visiting our properties, causing labor disputes or work stoppages, and, if successful, could significantly increase our labor costs."

Restructuring Transactions

        In November 2007, STN effected a going-private transaction (the "2007 Going Private Transaction") which involved the acquisition of all of the then outstanding shares of common stock of STN. In connection with the 2007 Going Private Transaction, affiliates of Colony Capital, LLC invested an aggregate of $2.7 billion in cash to acquire an indirect interest in approximately 75.9% of the equity interest in STN and stockholders of STN, including affiliates of the Fertittas, rolled over shares of STN common stock with a value of approximately $900.6 million, resulting in an indirect interest of approximately 24.1% equity interest in STN. STN also incurred approximately $3.65 billion of debt to consummate the 2007 Going Private Transaction.

        Shortly after the consummation of the 2007 Going Private Transaction, the economy in the United States sharply declined, consumer spending deteriorated and the credit markets severely contracted. The decline in the economy, diminished consumer confidence and the unavailability of credit was devastating to the gaming industry generally and Las Vegas in particular. STN experienced a significant reduction in revenues. After engaging in various restructuring efforts in 2008 and the first half of 2009, STN and certain of its subsidiaries filed cases under Chapter 11 of Title 11 of the United States Code (the "Chapter 11 Cases") on July 28, 2009.

        In connection with the Chapter 11 Cases, effective as of June 17, 2011, the Company and its subsidiaries acquired substantially all of the assets of its predecessor, STN, and certain of STN's subsidiaries and affiliates, including (i) Red Rock, Palace Station, Boulder Station, and Sunset Station (collectively, the "Station Casinos Guarantor Group Properties"), (ii) Santa Fe Station, Texas Station, Fiesta Henderson, Fiesta Rancho, interests in certain Native American gaming projects and various parcels of undeveloped land (the "Opco Assets"), in each case pursuant to the joint plan (the "Plan") of reorganization of STN and certain affiliated debtors under the Chapter 11 Case confirmed on July 22, 2009 and the Asset Purchase Agreement dated as of June 7, 2010 and (iii) Green Valley Ranch, pursuant to that certain Asset Purchase Agreement, dated as of March 9, 2011. In conjunction with these transfers: (i) our voting equity interests (the "Voting Units") were issued to Station Voteco LLC, a Delaware limited liability company formed to hold the Voting Units of the Company ("Station Voteco"), which is owned by (a) Robert A. Cashell Jr. and Stephen J. Greathouse and (b) an entity owned by Frank J. Fertitta III, our Chief Executive Officer, President and a member of our Board of Managers, and Lorenzo J. Fertitta, a member of our Board of Managers and (ii) our non-voting equity interests (the "Non-Voting Units" together with our Voting Units, our "units") were issued to Station Holdco LLC, a Delaware limited liability company formed to hold the Non-Voting Units of the Company ("Station Holdco"), which is currently owned by German American Capital Corporation (an affiliate of Deutsche Bank Securities Inc.) ("GACC"), FI Station Investor LLC, a newly formed limited liability company owned by affiliates of Frank J. Fertitta III and Lorenzo J. Fertitta ("FI Station Investor"), and the holders of STN's senior and senior subordinated notes.

        In addition, on the Effective Date, we and our subsidiaries entered into:

  •
  The Propco Credit Agreement among the Company, Deutsche Bank AG Cayman Islands Branch, as administrative agent, and the other lender parties thereto, consisting of a term loan facility in the principal amount of $1.575 billion and a revolving credit facility in the amount of $125 million. On January 3, 2012 an aggregate principal amount of $625 million in term loans outstanding under the Propco Credit Agreement was exchanged for Notes (the "Exchange"). Immediately following the Exchange, an aggregate of $941 million in term loans remained outstanding under the Propco Credit Agreement;

  •
  A new credit agreement among NP Opco LLC ("Opco"), Deutsche Bank AG Cayman Islands Branch, as administrative agent, and the other lender parties there to, consisting of approximately $436 million in aggregate principal amount of term loans and a $25 million revolving credit facility (the "Opco Credit Agreement");

  •
  An amended and restated credit agreement (the "Restructured Land Loan") among CV PropCo, LLC ("CV Propco"), Deutsche Bank AG Cayman Islands Branch and JPMorgan Chase Bank, N.A. as initial lenders (the "Land Loan Lenders"), consisting of a term loan facility with a principal amount of $106 million; and

  •
  A new first lien credit agreement among Station GVR Acquisition, LLC ("GVR Borrower"), Jefferies Finance LLC and Goldman Sachs Lending Partners LLC, as initial lenders (collectively, the "GVR Lenders"), consisting of a revolving credit facility in the amount of $10 million and a term loan facility in the amount of $215 million ("GVR First Lien Credit Agreement") and a new second lien credit agreement with the GVR Lenders with a term loan facility in the amount of $90 million (the "GVR Second Lien Credit Agreement" and together with the GVR First Lien Credit Agreement, the "GVR Credit Agreements").

        Effective as of June 17, 2011, the Company and certain of its subsidiaries entered into management agreements with subsidiaries of Fertitta Entertainment LLC ("Fertitta Entertainment") relating to the management of the Station Casinos Guarantor Group Properties, the Opco Assets, Green Valley Ranch and Wild Wild West (the "Management Agreements"). The Propco Credit Agreement, Opco Credit Agreement, the Restructured Land Loan, and the GVR Credit Agreements are referred to herein as the "Credit Agreements." The transactions described in this section are collectively referred to herein as the "Restructuring Transactions." For a description of the terms of the Credit Agreements, see "Description of Other Indebtedness."

Summary Corporate Structure

        The following chart illustrates the economic ownership of Station Casinos LLC and certain of its subsidiaries and affiliates following the sale of certain equity interests formerly held by JPMorgan Chase Bank, N.A. on April 30, 2012 and the outstanding principal amount of debt obligations of such entities as of March 31, 2012:

Frank Fertitta III & Lorenzo Fertitta (58%)

German American Capital Corporation (25%)

Former Unsecured Creditors (17%)

Fertitta Entertainment Management Contract

- 25-year term
- Base fee of 2% of revenues
- Incentive fee of 5% of EBITDAM

Station Casinos LLC (1)(2)

Tranche	Amount (5)	Maturity
$125mm revolver	$ 59	June 2016 (4)
1st lien term loan B-1	182	June 2016 (4)
1st lien term loan B-2	744	June 2016 (4)
Senior notes	625	June 2018
Other debt	44	
Total	$1,654	

100%

LandCo (3)

- $105 million initial loan
- $107 million outstanding
- Interest paid in kind for first 5 years
- Matures June 2018

100%

Station OpCo (3)

Tranche	Amount (5)	Maturity
$25mm revolver	$ -	June 2016 (4)
First Lien Term Loan	387	June 2016 (4)
Other debt	1	
Total	$388	

Green Valley Ranch (3)

Tranche	Amount (5)	Maturity
$10mm revolver	$ 2	June 2016
First Lien Term Loan	202	June 2016
Second Lien Term Loan	90	June 2017
Other debt	2	
Total	$296

(1)
The economic interests of Frank J. Fertitta III, Lorenzo J. Fertitta, German American Capital Corporation and the former unsecured creditors consist of an indirect interest in non-voting units of Station Casinos LLC.

(2)
Represents the Station Casinos Guarantor Group, which accounted for approximately $171.5 million, or 54%, of our net revenues and approximately $32.2 million, or 56%, of our operating income, in each case for the three months ended March 31, 2012. The Station Casinos

  Guarantor Group also had approximately 54.3% of our assets and had outstanding indebtedness of approximately $1.65 billion as of March 31, 2012.

(3)
Unrestricted subsidiaries that will not guarantee the Notes. The Unrestricted Subsidiary Group accounted for approximately $146.7 million, or 46%, of our net revenues and approximately $25.8 million, or 44% of our operating income, in each case for the three months ended March 31, 2012. The Unrestricted Subsidiary Group also had approximately 45.7% of our assets and had outstanding indebtedness of $684 million as of March 31, 2012 (excluding a nonrecourse land loan of $107 million).

(4)
Term of facility is subject to optional extensions for two one-year periods, subject to satisfaction of conditions of such extension.

(5)
Dollars in millions.

Additional Information

        We are a Nevada limited liability company. Our principal executive offices are located at 1505 South Pavilion Center Drive, Las Vegas, Nevada 89135, and our telephone number at that address is (702) 495-3000. Our corporate website address is www.stationcasinos.com. Information contained on our website or that can be accessed through our website is not incorporated by reference in this prospectus and does not constitute a part of this prospectus, and you should not rely on that information.

SUMMARY DESCRIPTION OF THE EXCHANGE OFFER

        On February 22, 2012, the initial purchasers of the Existing Notes privately placed an aggregate total of $625,000,000 principal amount of the Existing Notes in transactions exempt from registration under the Securities Act. In connection with such transactions, we entered into a Registration Rights Agreement, dated February 22, 2012, (the "Registration Rights Agreement") with the initial purchasers of the Existing Notes. In the Registration Rights Agreement, we agreed to register under the Securities Act an offer of our new Exchange Notes in exchange for our Existing Notes. In this prospectus, we refer to the Existing Notes and the Exchange Notes together as the "Notes." You should read the discussion in the section entitled "Summary Description of the Exchange Notes" for information regarding the Notes.

Existing Notes	Senior Notes due 2018.
Exchange Notes

Senior Notes due 2018, the issuance of which has been registered under the Securities Act. The form and the terms of the Exchange Notes will be identical in all material respects to those of the Existing Notes, except that the transfer restrictions and registration rights relating to the Existing Notes will not apply to the Exchange Notes.

Exchange Offer

We are offering to issue up to $625.0 million aggregate principal amount of the Exchange Notes in exchange for a like principal amount of the Existing Notes to satisfy our obligations under the Registration Rights Agreement. The Existing Notes were sold in transactions in reliance upon the exemptions from registration provided by Rule 144A and Regulation S under the Securities Act.

Expiration Date; Tenders

The exchange offer will expire at 5:00 p.m., New York City time, on [                        ], 2012, the twentieth business day following the date of this prospectus, unless extended in our sole and absolute discretion. By tendering your Existing Notes, you represent to us that:

•

you are not our "affiliate," as defined in Rule 405 under the Securities Act or if you are our "affiliate" as defined in Rule 405 under the Securities Act and you are engaging in or intend to engage in or have an arrangement or understanding with any person to participate in a distribution of the Exchange Notes to be acquired pursuant to the exchange offer, you will not rely on the applicable interpretations of the SEC and will comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction;

• any Exchange Notes you receive in the exchange offer are being acquired by you in the ordinary course of your business;

•

at the time of the commencement of the exchange offer, neither you nor anyone receiving Exchange Notes from you, has any arrangement or understanding with any person to participate in the distribution, as defined in the Securities Act, of the Exchange Notes in violation of the Securities Act;

•

if you are a broker-dealer, you will receive the Exchange Notes for your own account in exchange for Existing Notes that were acquired by you as a result of your market-making or other trading activities and that you will deliver a prospectus in connection with any resale of the Exchange Notes you receive. For further information regarding resales of the Exchange Notes by participating broker-dealers, see the discussion under the caption "Plan of Distribution;" and

• if you are not a broker-dealer, you are not engaged in, and do not intend to engage in, the distribution of the Exchange Notes, as defined in the Securities Act.
Withdrawal; Non-Acceptance

You may withdraw any Existing Notes tendered in the exchange offer at any time prior to 5:00 p.m., New York City time, on [                        ], 2012. To be effective, a written notice of withdrawal must be received by the Exchange Agent, at the address set forth under the caption "Exchange Agent." For further information regarding the withdrawal of any tendered Existing Notes, see "Withdrawal Rights."

Conditions to the Exchange Offer

As described more fully in this prospectus, consummation of the exchange offer is subject to the satisfaction or waiver of certain conditions, including, among other things, the Exchange Offer Conditions. We reserve the right to terminate or amend the exchange offer at any time before the expiration date if various specified events occur.

Procedure for Tending Existing Notes	For a description of the procedure for tendering Existing Notes, see "Procedures for Tendering Existing Notes" and the letter of transmittal.
Consequences of Failure to Exchange	For a description of the consequences of failing to exchange your Existing Notes pursuant to the exchange offer, see "Risk Factors—Certain Risks Related to the Exchange Offer."
Use of Proceeds

We will not receive any proceeds from the exchange offer. In consideration for issuing the Exchange Notes in exchange for the Existing Notes as described in this prospectus, we will receive, retire and cancel the Existing Notes.

Broker-Dealers

Each broker-dealer that receives Exchange Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The letter of transmittal states that by so acknowledging and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Existing Notes which were received by the broker-dealer as a result of market making or other trading activities. See "Plan of Distribution" for more information.

Taxation

The exchange of Existing Notes for Exchange Notes will not be a taxable transaction for United States federal income tax purposes. For more information, see "Certain United States Federal Income Tax Considerations."

SUMMARY DESCRIPTION OF THE EXCHANGE NOTES

        The summary below describes the principal terms of the Exchange Notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. See the "Description of the Exchange Notes" section of this prospectus for a more detailed description of the terms and conditions of the Notes.

Issuer	Station Casinos LLC.
Exchange Notes Offered	Up to $625.0 million aggregate principal amount of Senior Notes due 2018.
Stated Maturity Date	The Exchange Notes will mature on June 18, 2018.
Interest
Cash interest on the Exchange Notes initially accrues at the rate of 3.65% per annum and is payable semi-annually in cash in arrears on each June 15 and December 15, commencing June 15, 2012. The interest rate will increase to 3.66% on June 16, 2012, 3.67% on June 16, 2013, 4.87% on June 16, 2014, to 7.22% on June 16, 2016 and to 9.54% on June 16, 2017.
Duration Fee	A duration fee equal to 1.00% of the then outstanding amount of the Exchange Notes (if any) will be payable on June 17, 2016 and June 19, 2017.
Interest Payment Dates	Each June 15 and December 15, commencing June 15, 2012.
Ranking	The Exchange Notes:
• are our general senior unsecured obligations;

•

rank equally in right of payment with all of our existing and future senior indebtedness, but are effectively subordinated to all of our existing and future secured indebtedness to the extent of the value of the collateral that secures such indebtedness;

• are senior in right of payment to all of our existing and future indebtedness that is subordinated in right of payment to the Notes; and
• are structurally subordinated to any existing and future indebtedness and other liabilities of our subsidiaries that are not Guarantors.
The guarantee of each Guarantor:
• is a general senior unsecured obligation of such Guarantor;

•

ranks equally in right of payment with all existing and future senior indebtedness of such Guarantor, but is effectively subordinated to all of such Guarantor's secured indebtedness to the extent of the value of the collateral that secures such indebtedness;

• is senior in right of payment to all existing and future indebtedness of such Guarantor that is subordinated in right of payment to its guarantee; and
• is structurally subordinated to any existing and future indebtedness and other liabilities of subsidiaries of such Guarantor that is not also a Guarantor.

As of March 31, 2012, the Issuer and the Guarantors had $1.65 billion of indebtedness outstanding under the Propco Credit Agreement (excluding $12.1 million of outstanding letters of credit and $86.5 million of available undrawn revolving credit commitments).
Guarantees
Each of our restricted subsidiaries that are Guarantors under the Propco Credit Agreement unconditionally guarantees the Notes on a senior unsecured basis. Our restricted subsidiaries that guarantee the Propco Credit Agreement are comprised of our subsidiaries that own Red Rock, Palace Station, Boulder Station and Sunset Station, and NP Development LLC and NP Losee Elkhorn Holdings LLC.

The Exchange Notes are not guaranteed by any of our existing unrestricted subsidiaries or any of their respective subsidiaries. Our subsidiaries that do not guarantee the Exchange Notes accounted for approximately $146.7 million, or 46%, of our net revenues and approximately $25.8 million, or 44%, of our operating income, in each case for the three months ended March 31, 2012. In addition, these non-Guarantor subsidiaries represented approximately 45.7% of our assets and had outstanding indebtedness of $684 million (excluding a nonrecourse land loan of $107 million), as of March 31, 2012. Our obligations under the Exchange Notes are effectively subordinated to all outstanding indebtedness and liabilities of our unrestricted subsidiaries.
Optional Redemption
Beginning on December 31, 2012, we may redeem some or all of the Exchange Notes at a price equal to 100% of their principal amount plus accrued and unpaid interest to the redemption date. "Description of the Exchange Notes—Optional Redemption."
Change of Control Offer
If we experience a change in control, we must give holders of the Exchange Notes the opportunity to sell us their Exchange Notes at 100% of their principal amount, plus accrued and unpaid interest (unless the Exchange Notes are or have been otherwise redeemed).

Asset Sale Proceeds	If we or our restricted subsidiaries engage in asset sales, we generally must either invest the net cash proceeds from such sales in its business within a period of time, prepay secured debt or make an offer to purchase an amount of the Exchange Notes equal to the excess net cash proceeds. The purchase price of the Exchange Notes will be 100% of their principal amount plus accrued and unpaid interest.
Certain Covenants	The indenture governing the Notes contains covenants that, among other things, limit the ability of the Issuer and its restricted subsidiaries to:
• pay dividends or distributions (other than customary tax distributions) or make certain other restricted payments or investments;
• incur or guarantee additional indebtedness or issue disqualified stock or create subordinated indebtedness that is not subordinated to the Notes or the guarantees;
• create liens;
• transfer and sell assets;
• merge, consolidate, or sell, transfer or otherwise dispose of all or substantially all of our assets;
• enter into certain transactions with affiliates;
• engage in lines of business other than its core business and related businesses; and
• create restrictions on dividends or other payments by our restricted subsidiaries.

In addition, the indenture governing the Notes contains covenants relating to additional subsidiary guarantees in certain circumstances and the furnishing of customary reports to the noteholders. Unrestricted subsidiaries are not subject to the restrictive covenants in the indenture governing the Notes.
These covenants are subject to a number of important limitations and exceptions. See "Description of the Exchange Notes—Certain Covenants."
Risk Factors	See "Risk Factors" and the other information in this prospectus for a discussion of the factors you should carefully consider before deciding to invest in the Exchange Notes.

Summary Historical Consolidated Financial Information

        The summary historical consolidated financial data presented below as of and for the quarters ended March 31, 2012 and March 31, 2011 have been derived from the Company's unaudited consolidated financial statements, which are incorporated by reference into this prospectus. The summary historical consolidated financial data presented below as of and for the fiscal years ended December 31, 2011, 2010 and 2009 have been derived from the Company's audited consolidated financial statements, which are incorporated by reference into this prospectus. You should read the financial information presented below in conjunction with our consolidated financial statements and accompanying notes, as well as management's discussion and analysis of financial condition and results of operation, included elsewhere or incorporated by reference in this prospectus.

        The following table sets forth the summary historical consolidated financial data for Station Casinos LLC as well as the summary historical consolidated financial data for Station Casinos, Inc. and Green Valley Ranch Gaming, LLC ("GVR Predecessor") as of and for the periods indicated. References in this prospectus to "Successor" refer to the Company on or after June 17, 2011 after giving effect to the Restructuring Transactions. References to "Predecessors" refer to STN and the GVR Predecessor prior to June 17, 2011 (in thousands):

	Successor		Predecessors
	Station Casinos LLC	Station Casinos LLC	Station Casinos, Inc.	Green Valley Ranch Gaming, LLC	Station Casinos, Inc.	Green Valley Ranch Gaming, LLC	Station Casinos, Inc.			Green Valley Ranch Gaming, LLC
	Three Months Ended March 31,	Period From June 17, 2011 Through December 31,	Three Months Ended March 31,		Period From January 1, 2011 Through June 16,		Year Ended December 31,			Year Ended December 31,
	2012	2011	2011		2011		2010	2009	2008	2010	2009	2008
	(unaudited)		(unaudited)
Net revenues	$318,199	$629,399	$247,727	$45,770	$464,697	$84,052	$944,955	$1,062,149	$1,298,151	$169,772	$182,751	$244,964
Operating costs and expenses, excluding the following items	259,698	550,029	218,335	46,978	410,393	72,001	856,473	965,006	1,095,535	153,009	162,972	197,195
Development and preopening(a)	55	718	1,086	—	1,752	—	16,272	12,014	13,596	—	—	—
Asset impairments(b)	—	2,100	—	—	—	—	262,020	1,276,861	3,343,247	—	—	—
Write-downs and other charges, net(c)	451	4,041	279	37	3,953	104	19,245	20,807	62,625	9,209	293	(29)

Operating income (loss)	57,995	72,511	28,027	(1,245)	48,599	11,947	(209,055)	(1,212,539)	(3,216,852)	7,554	19,486	47,798
Gain on dissolution of joint venture(d)	—	—	—	—	250	—	124,193	—	—	—	—	—
Earnings (losses) from joint ventures(e)	545	(1,533)	5	—	(945)	—	(248,495)	(127,643)	17,020	—	—	—

Operating income (loss) and earnings (losses) from joint ventures	58,540	70,978	28,032	(1,245)	47,904	11,947	(333,357)	(1,340,182)	(3,199,832)	7,554	19,486	47,798
Gain (loss) on early retirement of debt(f)	—	1,183	—	—	—	—	—	40,348	—	—	—	(466)
Change in fair value of derivative instruments	—	—	397	—	397	—	(42)	23,729	(23,057)	(50,550)	14,888	(15,494)
Interest expense, net	(49,620)	(92,299)	(23,619)	(13,449)	(43,294)	(20,582)	(104,582)	(276,591)	(379,313)	(48,644)	(51,916)	(55,032)
Interest and other expense from joint ventures	—	—	(10,441)	—	(15,452)	—	(66,709)	(40,802)	(47,643)	—	—	—

Income (loss) before reorganization items and income taxes	8,920	(20,138)	(5,631)	(14,694)	(10,445)	(8,635)	(504,690)	(1,593,498)	(3,649,845)	(91,640)	(17,542)	(23,194)
Reorganization items, net(g)	—	—	(9,618)	—	3,259,995	634,999	(82,748)	(375,888)	—	—	—	—

Income (loss) before income taxes	8,920	(20,138)	(15,249)	(14,694)	3,249,550	626,364	(587,438)	(1,969,386)	(3,649,845)	(91,640)	(17,542)	(23,194)

Income tax benefit	—	—	5,223	—	107,924	—	21,996	289,872	381,345	—	—	—

Net income (loss) including noncontrolling interest	$8,920	$(20,138)	$(10,026)	$(14,694)	$3,357,474	$626,364	$(565,442)	$(1,679,514)	$(3,268,500)	$(91,640)	$(17,542)	$(23,194)

Less: Net income (loss) applicable to noncontrolling interest	2,086	4,955	1,800	—	24,321	—	(1,673)	—	—	—	—	—

Net income (loss)	$6,834	$(25,093)	$(11,826)	$(14,694)	$3,333,153	$626,364	$(563,769)	$(1,679,514)	$(3,268,500)	$(91,640)	$(17,542)	$(23,194)

Balance Sheet Data:
Total assets	$3,175,175	$3,178,349	3,962,645	481,344	N/A	N/A	$3,954,143	$4,276,832	$5,831,636	$485,620	$477,166	$503,285
Long-term debt (including current portion)(h)	2,169,026	2,195,227	5,921,069	766,742	N/A	N/A	5,921,755	5,922,058	5,782,153	766,742	766,898	772,541
Members' equity (deficit)/Stockholders' deficit including noncontrolling interests	846,460	842,476	(2,892,939)	(433,994)	N/A	N/A	(2,886,248)	(2,335,388)	(677,324)	(419,300)	(333,768)	(336,848)

	Successor			Predecessors
	Station Casinos LLC			Station Casinos, Inc.											Green Valley Ranch Gaming, LLC
($ in thousands)	Three Months Ended March 31, 2012	Period From June 17, 2011 Through December 31, 2011		Period From January 1, 2011 Through June 16, 2011	Year Ended December 31, 2010		Year Ended December 31, 2009		Year Ended December 31, 2008		Period From November 8, 2007 through December 31, 2007		Period From January 1, 2007 Through November 7, 2007		Period From January 1, 2011 Through June 16, 2011	Year Ended December 31, 2010		Year Ended December 31, 2009		Year Ended December 31, 2008		Year Ended December 31, 2007
Ratio of earnings to fixed charges (i)	1.2	(i	)	66.0	(i	)	(i	)	(i	)	(i	)	(i	)	31.0	(i	)	(i	)	(i	)	1.4

(a)
Development and preopening expenses include costs to identify potential gaming opportunities and other development opportunities, as well as expenses incurred prior to the opening of projects under development, primarily payroll, travel and legal expenses. Development and preopening expense for the year ended December 31, 2010 includes a $7.2 million accrual for non-reimbursable milestone payments that are expected to be paid in 2016 and 2017. A $4.0 million milestone payment is included in development and preopening expense for the year ended December 31, 2009.

(b)
During the year ended December 31, 2010, STN recorded approximately $262.0 million in non-cash impairment charges to write-down certain portions of its goodwill, intangible assets, property and equipment, investments in joint ventures and land held for development to their fair values. During the year ended December 31, 2009, STN recorded approximately $1.28 billion in non-cash impairment charges to write-down certain portions of its goodwill, intangible assets, investments in joint ventures, land held for development and Native American project costs to their fair values. During the year ended December 31, 2008, STN recorded approximately $3.34 billion in asset impairment charges to write-down certain portions of its goodwill, intangible assets, investments in joint ventures and land held for development to their fair values.

(c)
Write-downs and other charges, net includes charges related to non-routine transactions such as losses on asset disposals, severance expense, legal settlements, write-offs of cancelled projects, and other non-routine transactions. During the year ended December 31, 2008, as a result of economic conditions, Station wrote off $44.6 million in costs related to abandonment of various projects under development.

(d)
During the year ended December 31, 2010, the Rancho Road joint venture was dissolved and STN recognized a $124.2 million gain on dissolution as a result of writing off the deficit carrying value of this investment.

(e)
During the year ended December 31, 2010, STN's losses from joint ventures resulted primarily from recording its 50% share of asset impairment losses at Aliante Station. During the year ended December 31, 2009, STN's losses from joint ventures resulted primarily from recording its 50% share of impairment losses on land held by the Rancho Road joint venture and its share of asset impairment charges and operating losses from Aliante Station, which opened in November 2008. STN's earnings from joint ventures were impacted during the year ended December 31, 2008 by increased preopening expenses incurred prior to the opening of Aliante Station.

(f)
During 2009, STN recorded a gain on early retirement of debt of $40.3 million as a result of its repurchase of $40.0 million of its outstanding 6 7/8% Senior Subordinated Notes and $8.0 million of its outstanding 6 1/2% Senior Subordinated Notes.

(g)
Reorganization items represent amounts incurred as a direct result of the Chapter 11 Case. Following is a summary of reorganization items, net:

	Predecessors
	Station	Green Valley Ranch
	Casinos, Inc.	Gaming, LLC	Station Casinos, Inc.
	Period From January 1, 2011 Through June 16,		Three Months Ended March 31,	Year Ended December 31,
	2011		2011	2010	2009
			(unaudited)
Discharge of liabilities subject to compromise	$4,066,026	$590,976	$—	$—	$—
Fresh-start reporting adjustments	(789,464)	66,651	—	—	—
Professional fees and expenses and other	(16,567)	(25,620)	(9,618)	(80,141)	(70,087)
Write-off of debt discount and debt issuance costs	—	2,992	—	—	(225,011)
Adjustment of swap carrying values to expected amounts of allowed claims	—	—	—	(2,607)	(80,790)

Reorganization items, net	$3,259,995	$634,999	$(9,618)	$(82,748)	$(375,888)

(h)
Includes STN long term debt of $5.7 billion classified as liabilities subject to compromise at March 31, 2011 and December 31, 2010 and 2009 respectively.

(i)
The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. For this purpose, earnings consist of net income (loss) before income taxes excluding earnings from equity investees, fixed charges less capitalized interest, and income distributions from equity investees. Fixed charges consist of interest expense and capitalized interest, amortization of debt discount and deferred financing costs, and the portion of rental expense that is attributable to interest. No ratio is shown for periods in which earnings were inadequate to cover fixed charges. See Exhibit 12.1 for additional information.

RISK FACTORS

        An investment in the Notes involves a significant degree of risk, including the risks described herein. You should carefully consider the risk factors set forth below as well as the other information contained under "Disclosure Regarding Forward-Looking Statements" and elsewhere in this prospectus in determining whether to tender Existing Notes in the exchange offer. Any of the following risks, as well as other risks and uncertainties, could materially and adversely affect our business, financial condition or results of operations and thus cause the value of the Notes to decline. The risks and uncertainties described below are not the only risks facing our company. Additional risks and uncertainties not currently known to us or those we currently view to be immaterial may also materially and adversely affect our business, financial condition or results of operations. In such a case, you may lose all or part of your investment in the Notes.

 Risks Related to our Business

         We incurred operating losses in recent fiscal periods. Unless we are able to continue to improve the results of operations of the assets that we acquired pursuant to the Plans, we may be unable to generate sufficient cash flows to meet our debt obligations and finance all operating expenses, working capital needs and capital expenditures.

        Although we generated operating income of $58.0 million for the quarter ended March 31, 2012 and $72.5 million for the period June 17, 2011 through December 31, 2011, STN incurred operating losses of $0.2 billion, $1.2 billion and $3.2 billion for the years ended December 31, 2010, 2009 and 2008, respectively, and we may incur operating losses in the future. We may be unable to generate sufficient revenues and cash flows to service our debt obligations as they come due, finance capital expenditures and meet our operational needs. Any one of these failures may preclude us from, among other things:

  •
  maintaining or enhancing our properties;

  •
  taking advantage of future opportunities;

  •
  growing our business; or

  •
  responding to competitive pressures.

        Further, our failure to generate sufficient revenues and cash flows could lead to cash flow and working capital constraints, which may require us to seek additional working capital. We may not be able to obtain such working capital when it is required. Further, even if we were able to obtain additional working capital, it may only be available on unfavorable terms. For example, we may be required to take on additional debt, and servicing the payments on such debt which could adversely affect our results of operations and financial condition. Limited liquidity and working capital may also restrict our ability to maintain and update our casino properties, which could put us at a competitive disadvantage to casinos offering more modern and better maintained facilities.

         Our business is sensitive to reductions in discretionary consumer spending as a result of downturns in the economy.

        Consumer demand for casino hotel properties, such as ours, is sensitive to downturns in the economy and the corresponding impact on discretionary spending on leisure activities. Changes in discretionary consumer spending or consumer preferences brought about by factors such as perceived or actual general economic conditions and customer confidence in the economy, unemployment, the current housing and credit crisis, the impact of high energy and food costs, the potential for continued bank failures, perceived or actual changes in disposable consumer income and wealth, effects or fears of war and future acts of terrorism could further reduce customer demand for the amenities that we offer and materially and adversely affect our business and results of operations. The current housing crisis and economic slowdown in the United States has resulted in significant unemployment and a significant decline in the amount of tourism and spending in Las Vegas. This decline has adversely affected us and may continue to adversely affect our financial condition, results of operations and liquidity.

         The economic downturn adversely impacted our business. Adverse economic conditions and declines in consumer confidence may negatively impact our revenues and other operating results in the future.

        Our casinos draw a substantial number of customers from the Las Vegas valley, as well as certain geographic areas, including Southern California, Arizona and Utah. The economies of these areas have been, and may continue to be, negatively impacted due to a number of factors, including unemployment, declining real estate values and a decrease in consumer confidence levels. The resulting severe economic downturn and adverse conditions in the local markets negatively affected our operations. Although our market has shown signs of stabilization in recent periods, we cannot be sure that the market will continue to improve and adverse economic conditions may negatively affect our operations in the future.

        Based on information from the Las Vegas Convention and Visitors Authority, gaming revenues in Clark County for the three months ended March 31, 2012 increased 4.4% from the level in the comparable period of the prior year. Our revenues for the year ended December 31, 2011 and quarter ended March 31, 2012 increased by approximately 5.7% and 8.4%, respectively, over the same periods one year prior. However, Las Vegas gaming revenues and operators were severely negatively impacted by the economic downturn and there can be no assurance that gaming revenues will not decrease in future periods. In addition, the residential real estate market in the United States, and in particular Las Vegas, continues to experience a significant downturn due to declining real estate values. Individual consumers are experiencing higher delinquency rates on various consumer loans and defaults on indebtedness of all kinds have increased. In addition, Las Vegas and our other target markets continue to experience high rates of unemployment. All of these factors have materially and adversely affected our results of operations in the past and may do so in the future. Further declines in real estate values in Las Vegas and the United States and the continuing credit and liquidity concerns could have an adverse affect on our results of operations. Gaming and other leisure activities that we offer represent discretionary expenditures and participation in such activities have been particularly adversely impacted as a result of the economic downturn because consumers have less disposable income to spend on discretionary activities. A future decline in consumer confidence could adversely affect consumer spending at our gaming operations and related facilities and our business generally.

        Furthermore, other uncertainties, including national and global economic conditions, other global events, or terrorist attacks or disasters in or around Southern Nevada could have a significant adverse effect on our business, financial condition and results of operations. Our casinos use significant amounts of electricity, natural gas and other forms of energy. While no shortages of energy have been experienced, the substantial increase in the cost of electricity and gasoline in the United States has negatively affected our operating results in the past and may negatively affect our business in the future.

         We depend on the Las Vegas locals and repeat visitor markets as our key markets. As a result, we may not be able to attract a sufficient number of guests and gaming customers to make our operations profitable.

        Our operating strategies emphasize attracting and retaining customers from the Las Vegas local and repeat visitor market. All of our casino properties are dependent upon attracting Las Vegas residents. We cannot be sure that we will be able to attract a sufficient number of guests, gaming customers and other visitors in Nevada to make our operations profitable. In addition, our strategy of growth through master-planning of our casinos for future expansion was developed, in part, based on projected population growth in Las Vegas. During the economic downturn, the Las Vegas valley has not experienced population growth at the expected rates or at the same rates as it experienced prior to the economic downturn. There can be no assurance that population growth in Las Vegas will return to levels that justify future development, additional casinos or expansion of our existing casino properties or that we will be able to successfully adapt our business strategy to the current economic downturn or any further economic slowdown.

         We face substantial competition in the gaming industry and may experience a loss of market share.

        Our casino properties face competition from all other casinos and hotels in the Las Vegas area including, to some degree, from each other. In addition, our casino properties face competition from all smaller non-restricted gaming locations and restricted gaming locations (locations with 15 or fewer slot machines) in the greater Las Vegas area, including those that primarily target the local and repeat visitor markets. Major additions, expansions or enhancements of existing properties or the construction of new properties by competitors, could also have a material adverse effect on the business of our casino properties. For further details on competition in the gaming industry that affect our business, see "Business—Competition."

        To a lesser extent, our casino properties compete with gaming operations in other parts of the state of Nevada and other gaming markets in the United States and in other parts of the world, with state sponsored lotteries, on-and-off-track pari-mutuel wagering, a system of betting under which wagers are placed in a pool, management receives a fee from the pool, and the remainder of the pool is split among the winning wagers, card rooms, other forms of legalized gaming and online gaming. The gaming industry also includes land-based casinos, dockside casinos, riverboat casinos, racetracks with slots and casinos located on Native American land. There is intense competition among companies in the gaming industry, some of which have significantly greater resources than we do. Several states are currently considering legalizing casino gaming in designated areas and federal and state legislation has been proposed regarding internet poker gaming. Legalized casino gaming in such states and on Native American land and internet gaming will result in strong competition that could adversely affect our operations, particularly to the extent that such gaming is conducted in areas close to our operations.

         We may incur losses that are not adequately covered by insurance, which may harm our results of operations.

        Although we maintain insurance customary and appropriate for our business, we cannot assure you that insurance will be available or adequate to cover all loss and damage to which our business or our assets might be subjected. The lack of adequate insurance for certain types or levels of risk could expose us to significant losses in the event that a catastrophe occurred for which we are underinsured. Any losses we incur that are not adequately covered by insurance may decrease our future operating income, require us to find replacements or repairs for destroyed property and reduce the funds available for payments of our obligations.

         We are subject to litigation in the ordinary course of our business. An adverse determination with respect to any such disputed matter could result in substantial losses.

        We are, from time to time, during the ordinary course of operating our businesses, subject to various litigation claims and legal disputes, including contract, lease, employment and regulatory claims as well as claims made by visitors to our properties. In addition, there are litigation risks inherent in any construction or development of any of our properties. Certain litigation claims may not be covered entirely or at all by our insurance policies or our insurance carriers may seek to deny coverage. In addition, litigation claims can be expensive to defend and may divert our attention from the operations of our businesses. Further, litigation involving visitors to our properties, even if without merit, can attract adverse media attention. As a result, litigation can have a material adverse effect on our businesses and, because we cannot predict the outcome of any action, it is possible that adverse judgments or settlements could significantly reduce our earnings or result in losses.

         We may incur delays and budget overruns with respect to future construction projects. Any such delays or cost overruns may have a material adverse effect on our operating results.

        We are currently providing funding for the proposed gaming facilities for the Federated Indians of Graton Rancheria and the North Fork Rancheria of Mono Indians (collectively, the "Native American Tribes"). We will evaluate expansion opportunities as they become available, and we may in the future develop projects in addition to the proposed facilities for the Native American Tribes.

        Construction projects, such as the proposed gaming facilities for the Native American Tribes, entail significant risks, including the following:

  •
  shortages of material or skilled labor;

  •
  unforeseen engineering, environmental or geological problems;

  •
  work stoppages;

  •
  weather interference;

  •
  floods; and

  •
  unanticipated cost increases,

        any of which can give rise to delays or cost overruns.

        The anticipated costs and construction periods are based upon budgets, conceptual design documents and construction schedule estimates prepared by us in consultation with our architects and contractors. Construction, equipment, staffing requirements, problems or difficulties in obtaining any of the requisite licenses, permits, allocations or authorizations from regulatory authorities can increase the cost or delay the construction or opening of each of the proposed facilities or otherwise affect the project's planned design and features. We cannot be sure that we will not exceed the budgeted costs of these projects or that the projects will commence operations within the contemplated time frame, if at all. Budget overruns and delays with respect to expansion and development projects could have a material adverse impact on our results of operations.

         We may experience difficulty integrating operations of any acquired companies and developed properties and managing our overall growth which could have a material adverse effect on our operating results.

        We may not be able to manage effectively our properties, the proposed projects with the Native American Tribes and any future acquired companies or developed properties, or realize any of the anticipated benefits of the acquisitions, including streamlining operations or gaining efficiencies from the elimination of duplicative functions. The integration of other companies' assets will require continued dedication of management resources and may temporarily distract attention from our day-to-day business. In addition, to the extent we pursue expansion and acquisition opportunities, we face significant challenges not only in managing and integrating the Gun Lake facility and the proposed projects with the Native American Tribes, but also managing our expansion projects and any other gaming operations we may acquire in the future. Failure to manage our growth effectively could have a material adverse effect on our operating results.

         We are dependent upon Fertitta Entertainment, an entity controlled by Frank J. Fertitta III and Lorenzo J. Fertitta, to operate our casino properties pursuant to long term management contracts. The success of our operations depends on the ability of Fertitta Entertainment to manage effectively our assets and operations.

        Upon consummation of the Restructuring Transactions, we entered into management agreements with subsidiaries of Fertitta Entertainment. The management agreements have scheduled terms of 25 years following the Effective Date and have limited rights of termination. Pursuant to the management agreements, subsidiaries of Fertitta Entertainment have significant discretion in the management and operation of our casino properties. The manager under the management agreements will receive a base management fee equal to two percent of the gross revenues attributable to the managed properties and an incentive management fee equal to five percent of positive EBITDA of the managed properties.

        The success of our casino properties and, in turn, our business, are substantially dependent upon Fertitta Entertainment and its affiliates. Subject to limited restrictions, Fertitta Entertainment and its affiliates are permitted to manage the operations of other gaming companies and the officers and employees of Fertitta Entertainment and its affiliates are not required to devote their full time and attention to managing our casino properties. There can be no assurance that Fertitta Entertainment will be successful at managing and operating our casino properties or that the terms of the Fertitta Entertainment management agreements will be in our best interests.

         We rely on key personnel of Fertitta Entertainment, the loss of the services of whom could materially and adversely affect our results of operations.

        Our ability to operate successfully and competitively is dependent, in part, upon the continued services of certain officers and key employees, including but not limited to Frank J. Fertitta III. All of our executive officers, other than Thomas M. Friel, our Executive Vice President and Treasurer, are employees of Fertitta Entertainment. In the event that Fertitta Entertainment and its affiliates cease to manage our casino properties or these officers and/or employees leave Fertitta Entertainment, we might not be able to find suitable replacements. We believe that the loss of the services of these officers and/or employees, including through the termination of the management agreements, could have a material adverse effect on our results of operations.

         Potential conflicts of interest may exist or may arise among our principal equity holders.

        Our board of managers is controlled by persons designated by officers of Fertitta Entertainment and GACC. In addition, certain major actions require the approval of a majority of the managers designated by the affiliate of Fertitta Entertainment and a majority of the managers designated by GACC.

        Affiliates of Fertitta Entertainment are indirect equity holders of the Company and the managers of our operations. In addition, substantially all of our executive officers are employed by Fertitta Entertainment. The interests of Fertitta Entertainment, in its capacity as an affiliate of the managers of our properties, may be different from, or in addition to, its interests as an equity holder. For example, since the affiliates of Fertitta Entertainment that manage our operations are compensated for their management services based on the revenue and EBITDA achieved by our properties, Fertitta Entertainment may have an incentive to support the growth of the revenue and EBITDA of our properties even if doing so would require increased leverage and interest service obligations or increased capital expenditures for our properties. Under certain circumstances, the imposition of increased leverage and interest service obligations on our properties, or the making of an increased amount of capital expenditures, could adversely affect our liquidity and financial condition.

        Subject to the terms of a non-competition agreement, Fertitta Entertainment or any of its affiliates is permitted to manage certain casinos and properties other than our properties. Accordingly, management of such other casinos and properties by Fertitta Entertainment may create conflicts of interest between the Company and members of management affiliated with Fertitta Entertainment. In addition, such other management opportunities could limit the ability of such members of our management to devote time to our affairs and could have a negative impact on the quality of our governance. We cannot assure you that these potential time conflicts and conflicts of interest will be resolved in the Company's favor.

        In addition, Fertitta Entertainment or its affiliates were granted a perpetual license to use certain of our information technology systems (but not our customer database). Although this license is subject to certain limitations, it enables the licensee thereunder to make use of such information technology systems in connection with assets, entities and projects other than our casino business enterprise that are managed, owned, or operated by Fertitta Entertainment or its affiliates. As a consequence of the foregoing, Fertitta Entertainment has the technological resources necessary to rapidly develop additional business opportunities other than the management of our casino business, which may give Fertitta Entertainment an incentive to focus meaningful attention on such business activities in addition to the management of our casino business.

        Finally, GACC is a lender under certain of our credit facilities, holds indirect non-voting equity interests in the Company and is entitled to designate members of our board of managers. To the extent that it continues to hold interests at multiple levels of the capital structure of the Company, it may have a conflict of interest and make decisions or take actions that reflect its interests as a secured lender, unsecured lender or indirect equity holder of the Company that could have adverse consequences to other stakeholders of the Company.

         Union organization activities could disrupt our business by discouraging patrons from visiting our properties, causing labor disputes or work stoppages, and, if successful, could significantly increase our labor costs.

        None of our casino properties is currently subject to any collective bargaining agreement or similar arrangement with any union, and we believe we have excellent employee relations. However, union activists have actively sought to organize employees at certain of our casino properties in the past, and we believe that such efforts are ongoing at this time. Accordingly, there can be no assurance that our casino properties will not ultimately be unionized. Union organization efforts that may occur in the future could cause disruptions to our casino properties and discourage patrons from visiting our properties and may cause us to incur significant costs, any of which could have a material adverse effect on our results of operations and financial condition. In addition, union activities may result in labor disputes, including work stoppages, which could have a material adverse effect on our business, financial condition and results of operations. Furthermore, should employees at one or more of our properties organize, collective bargaining would introduce an element of uncertainty into planning our future labor costs, which could have a material adverse effect on the business of our casino properties and our financial condition and results of operations.

         Work stoppages, labor problems and unexpected shutdowns may limit our operational flexibility and negatively impact our future profits.

        Any work stoppage at one or more of our casino properties, including any construction projects which may be undertaken, could require us to expend significant funds to hire replacement workers, and qualified replacement labor may not be available at reasonable costs, if at all. Strikes and work stoppages could also result in adverse media attention or otherwise discourage customers from visiting our casino properties. Strikes and work stoppages involving laborers at any construction project which may be undertaken could result in construction delays and increases in construction costs. As a result, a strike or other work stoppage at one of our casino properties or any construction project could have an adverse effect on the business of our casino properties and our financial condition and results of operations. There can be no assurance that we will not experience a strike or work stoppage at one or more of our casino properties or any construction project in the future.

        In addition, any unexpected shutdown of one of our casino properties or any construction project could have an adverse effect on the business of our casino properties and our results of operations. There can be no assurance that we will be adequately prepared for unexpected events, including political or regulatory actions, which may lead to a temporary or permanent shutdown of any of our casino properties.

         We will regularly pursue new gaming acquisition and development opportunities and may not be able to recover our investment or successfully expand to additional locations.

        We will regularly evaluate and pursue new gaming acquisition and development opportunities in existing and emerging jurisdictions. These opportunities may take the form of joint ventures. To the extent that we decide to pursue any new gaming acquisition or development opportunities, our ability to benefit from such investments will depend upon a number of factors including:

  •
  our ability to identify and acquire attractive acquisition opportunities and development sites;

  •
  our ability to secure required federal, state and local licenses, permits and approvals, which in some jurisdictions are limited in number;

  •
  certain political factors, such as local support or opposition to development of new gaming facilities or legalizing casino gaming in designated areas;

  •
  the availability of adequate financing on acceptable terms (including waivers of restrictions in existing credit arrangements); and

  •
  our ability to identify and develop satisfactory relationships with joint venture partners.

        Most of these factors are beyond our control. Therefore, we cannot be sure that we will be able to recover our investment in any new gaming development opportunities or acquired facilities, or successfully expand to additional locations.

        We have invested in real property in connection with the pursuit of expansion opportunities. These investments are subject to the risks generally incident to the ownership of real property, including:

  •
  changes in economic conditions;

  •
  environmental risks;

  •
  governmental rules and fiscal policies; and

  •
  other circumstances over which we may have little or no control.

        The development of such properties will also be subject to restrictions under our senior secured credit facilities. We cannot be sure that we will be able to recover our investment in any such properties or be able to prevent incurring investment losses.

         We are subject to extensive state and local regulation and licensing and gaming authorities have significant control over our operations, which could have an adverse effect on our business.

        Our ownership and operation of gaming facilities is subject to extensive regulation by the states, counties and cities in which we will operate. These laws, regulations and ordinances vary from jurisdiction to jurisdiction, but generally concern the responsibility, financial stability and character of the owners and managers of gaming operations as well as persons financially interested or involved in gaming operations. As such, our gaming regulators can require us to disassociate ourselves from suppliers or business partners found unsuitable by the regulators or, alternatively, cease operations in that jurisdiction. In addition, unsuitable activity on our part or on the part of our domestic or foreign unconsolidated affiliates in any jurisdiction could have a negative effect on our ability to continue operating in other jurisdictions. For a summary of gaming and other regulations that affect our business, see "Business—Regulation and Licensing." The regulatory environment in any particular jurisdiction may change in the future and any such change could have a material adverse effect on our results of operations. In addition, we are subject to various gaming taxes, which are subject to possible increase at any time. Increases in gaming taxation could also adversely affect our results.

         Changes to the gaming tax laws could have an adverse effect on results of operations by increasing the cost of operating our business.

        The gaming industry represents a significant source of tax revenue, particularly to the State of Nevada and its counties and municipalities. From time to time, various state and federal legislators and officials have proposed changes in tax law, or in the administration of such law, affecting the gaming industry. The Nevada Legislature meets every two years for 120 days and when special sessions are called by the Governor. The Nevada Legislature is not currently in session and is next scheduled to meet in 2013. There were no specific proposals during the legislative session to increase gaming taxes; however, there are no assurances an increase in gaming taxes or other taxes impacting gaming licenses or other businesses in general will not be proposed and passed by the Nevada Legislature in a future legislative session. An increase in the gaming tax or other such taxes could have a material adverse effect on our results of operations.

         The bankruptcy filing has had a negative impact on our image and may negatively impact our business going forward.

        As a result of the bankruptcy, we have been the subject of negative publicity, which has had an impact on our image. This negative publicity may have an effect on the terms under which some customers and suppliers are willing to continue to do business with us and could materially adversely affect our business, financial condition, future business prospects and results of operations. The impact of this negative publicity cannot be accurately predicted or quantified.

         We may face potential successor liability for liabilities of STN not provided for in the Plan. If we are determined to be liable for obligations of STN, our business, financial condition and results of operations may be materially and adversely affected.

        We may be subject to certain liabilities of STN not provided for in the Plan. Such liabilities may arise in a number of circumstances, including those where:

  •
  a creditor of STN did not receive proper notice of the pendency of the bankruptcy case relating to the Plan or the deadline for filing claims therein;

  •
  the injury giving rise to, or source of, a creditor's claim did not manifest itself in time for the creditor to file the creditor's claim;

  •
  a creditor did not timely file the creditor's claim in such bankruptcy case due to excusable neglect;

  •
  we are liable for STN's tax liabilities under a federal and/or state theory of successor liability; or

  •
  the order of confirmation for the Plan was procured by fraud.

        If we are determined to be subject to such liabilities, it could materially adversely affect our business, financial condition and results of operations.

         Conditions in the financial system and the capital and credit markets may negatively affect our ability to raise capital to fund capital expenditures, pursue proposed development, expansion or acquisition opportunities or refinance our significant indebtedness.

        Our businesses are capital intensive. For our casino properties to remain attractive and competitive we must periodically invest significant capital to keep the properties well-maintained, modernized and refurbished. Similarly, future construction and development projects, including but not limited to proposed gaming facilities for the Native American Tribes, and acquisitions of other gaming operations could require significant additional capital. We rely on earnings and cash flow from operations to finance our business, capital expenditures, development, expansion and acquisitions and, to the extent that we cannot fund such expenditures from cash generated by operations, funds must be borrowed or otherwise obtained. We will also be required in the future to refinance our outstanding debt. Our ability to effectively operate and grow our business may be constrained if we are unable to borrow additional capital or refinance existing borrowings on reasonable terms.

        If we do not have access to credit or capital markets at desirable times or at rates that we would consider acceptable, and the lack of such funding could have a material adverse effect on our business, results of operations and financial condition and our ability to service our indebtedness.

         Our future financial results will be affected by the adoption of fresh- start reporting and may not reflect historical trends.

        We were formed for the purpose of acquiring substantially all of the assets of STN and GVR Predecessor pursuant to the Plan and the plans of reorganization of subsidiaries of STN and GVR Predecessor. We operate our business with a different capital structure than STN's capital structure. The Restructuring Transactions resulted in the Company becoming a new reporting entity and adopting fresh-start reporting on the Effective Date in accordance with Accounting Standards Codification ("ASC") 852 Reorganizations ("ASC Topic 852"). As required by ASC Topic 852, we recorded the acquisition of the Predecessors' assets and liabilities at estimated fair value, including certain assets and liabilities not previously recognized in their financial statements. Accordingly, our financial condition and results of operations are not comparable to the financial condition and results of operations reflected in the Predecessors' historical financial statements.

Risks Related to the Notes and our Substantial Indebtedness

         We have a substantial amount of indebtedness, which could have a material adverse effect on our financial condition and our ability to obtain financing in the future and to react to changes in our business.

        We have a substantial amount of debt, which requires significant principal and interest payments. As of March 31, 2012, we had approximately $2.4 billion of debt outstanding, including approximately $1.65 billion of outstanding debt owed by the Station Casinos Guarantor Group. We also had $86.5 million of aggregate undrawn availability under our senior secured credit facilities at March 31, 2012, including $57.2 million under the Propco Credit Agreement, $21.5 million under the Opco Credit Agreement and $7.8 million under the GVR Credit Agreements.

        Our significant amount of debt could have important consequences to you. For example, it could:

  •
  make it more difficult for us to satisfy our obligations under the Notes and our senior secured credit facilities;

  •
  increase our vulnerability to adverse economic and general industry conditions, including interest rate fluctuations, because a portion of our borrowings, including those under our senior secured credit facilities, are and will continue to be at variable rates of interest;

  •
  require us to dedicate a substantial portion of our cash flow from operations to payments on our debt, which would reduce the availability of our cash flow from operations to fund working capital, capital expenditures or other general corporate purposes;

  •
  limit our flexibility in planning for, or reacting to, changes in our business and industry;

  •
  place us at a disadvantage compared to competitors that may have proportionately less debt;

  •
  limit our ability to obtain additional debt or equity financing due to applicable financial and restrictive covenants in our debt agreements; and

  •
  increase our cost of borrowing.

         Despite our current indebtedness levels, we and our subsidiaries may still incur significant additional indebtedness. Incurring more indebtedness could increase the risks associated with our substantial indebtedness.

        We and our subsidiaries may be able to incur substantial additional indebtedness, including additional secured indebtedness, in the future. The terms of the indenture and our senior secured credit facilities restrict, but do not completely prohibit, us from doing so. As of March 31, 2012, we had $86.5 million of undrawn availability under our senior secured credit facilities. In addition, the indenture governing the Notes allows us to issue additional Notes under certain circumstances which will also be guaranteed by the Guarantors. The indenture also allows us to incur certain other additional secured debt. In addition, the indenture does not prevent us from incurring other liabilities that do not constitute indebtedness. See "Description of the Exchange Notes." If new debt or other liabilities are added to our current debt levels, the related risks that we and our subsidiaries now face could intensify.

         The right to receive payment on the Notes and the guarantees are structurally subordinated to the liabilities of non-Guarantor subsidiaries, and we may not be able to rely on the cash flow or assets of our non-Guarantor subsidiaries to repay our indebtedness.

        The Notes are structurally subordinated to all liabilities of our existing or future unrestricted subsidiaries that are not Guarantors of the Notes. While the indenture governing the Notes limits the indebtedness and certain activities of these non-Guarantor subsidiaries, holders of indebtedness of, and trade creditors of, non-Guarantor subsidiaries are entitled to payments of their claims from the assets of such subsidiaries before those assets are made available for distribution to us or any Guarantor, as direct or indirect shareholder. The Unrestricted Subsidiary Group accounted for approximately $146.7 million, or 46% of our net revenues and approximately $25.8 million or 44% of our operating income, in each case for the three months ended March 31, 2012. The Unrestricted Subsidiary Group also had approximately 45.7% of our assets and had outstanding indebtedness of $684 million, excluding a nonrecourse land loan of $107 million.

        Accordingly, in the event that any of our non-Guarantor subsidiaries becomes insolvent, liquidates or otherwise reorganizes:

  •
  the creditors of the Guarantors (including the holders of the Notes) will have no right to proceed against such subsidiary's assets; and

  •
  holders of claims of such non-Guarantor subsidiary, including trade creditors, will generally be entitled to payment in full from the sale or other disposal of assets of such subsidiary before any Guarantor as direct or indirect shareholder will be entitled to receive any distributions from such subsidiary.

        In addition, unrestricted subsidiaries will generally not be subject to the covenants under the indenture governing the Notes, and they may enter into financing arrangements that limit their ability to pay dividends, make loans or other payments to fund payments in respect of the Notes. Accordingly, we may not be able to rely on the cash flow or assets of unrestricted subsidiaries to pay any indebtedness of the Station Casinos Guarantor Group, including the Notes. As of the date of this prospectus, our unrestricted subsidiaries include NP Landco Holdco LLC, NP Opco LLC, GVR Holdco 3 LLC and NP IP Holdings LLC and each of their respective subsidiaries, which own substantially all of our assets other than the Station Casino Guarantor Group Properties. Borrowing arrangements of each of these entities contain restrictions on the ability of such entities to make distributions or payments to the Station Casinos Guarantor Group.

         We may not be able to generate sufficient cash to service all of our indebtedness, including the Notes, and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

        Our ability to make scheduled payments on or to refinance our debt obligations depends on our financial condition and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business, legislative, regulatory and other factors beyond our control. We will also be required to obtain the consent of the lenders under the senior secured credit facilities to refinance material portions of our indebtedness, including the Notes. We cannot assure you that we will maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness, including the Notes.

        If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay investments and capital expenditures, or to sell assets, seek additional capital or restructure or refinance our indebtedness, including the Notes. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. If our operating results and available cash are insufficient to meet our debt service obligations, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. We may not be able to consummate those dispositions or to obtain the proceeds that we could realize from them, and these proceeds may not be adequate to meet any debt service obligations then due. Additionally, the Propco Credit Agreement, our other credit facilities and the indenture governing the Notes limits the use of the proceeds from any disposition; as a result, we may not be allowed, under these documents, to use proceeds from such dispositions to satisfy all current debt service obligations.

         We may not be able to repurchase the Notes upon a change of control or pursuant to an asset sale offer.

        Upon a change of control, as defined under the indenture governing the Notes, the holders of Notes will have the right to require us to offer to purchase all of the Notes then outstanding at a price equal to 100% of their principal amount plus accrued and unpaid interest. In order to obtain sufficient funds to pay the purchase price of the outstanding Notes, we expect that we would have to refinance the Notes. We cannot assure you that we would be able to refinance the Notes on reasonable terms, if at all. Our failure to offer to purchase all outstanding Notes or to purchase all validly tendered Notes would be an event of default under the indenture. Such an event of default may cause the acceleration of our other debt. Our other debt also may contain restrictions on repayment requirements with respect to specified events or transactions that constitute a change of control under the indenture.

        In addition, in certain circumstances specified in the indenture governing the Notes, we are required to commence an asset sale offer, as defined in the indenture, pursuant to which we will be obligated to purchase the applicable Notes at a price equal to 100% of their principal amount plus accrued and unpaid interest. Our other debt may contain restrictions that would limit or prohibit us from completing any such asset sale offer. Our failure to purchase any such Notes when required under the indenture is an event of default under the indenture.

         Holders of the Notes may not be able to determine when a change of control giving rise to their right to have the Notes repurchased has occurred following a sale of "substantially all" of our assets.

        The definition of change of control in the indenture governing the Notes includes a phrase relating to the sale of "all or substantially all" of our assets. There is no precise established definition of the phrase "substantially all" under applicable law. Accordingly, the ability of a holder of Notes to require us to repurchase its Notes as a result of a sale of less than all our assets to another person may be uncertain.

         If we default under our credit facilities, we may not be able to service our debt obligations.

        In the event of a default under the Propco Credit Agreement or our other credit facilities, the lenders could elect to declare all amounts borrowed, together with accrued and unpaid interest and other fees, to be due and payable, cease making further loans and institute foreclosure proceedings against our assets, and we could be forced into bankruptcy or liquidation. If such acceleration occurs, thereby permitting an acceleration of amounts outstanding under the Notes, we may not be able to repay the amounts due under such credit facilities or the Notes. This could have serious consequences to the holders of the Notes and to our financial condition and results of operations, and could cause us to become bankrupt or insolvent. If default occurred under the credit facilities of one of our unrestricted subsidiaries, the subsidiary or subsidiaries party to such credit facility might have to take actions that could result in the diminution or elimination of our equity interest in such subsidiary. See "Description of Other Indebtedness."

         The Notes are not secured by our assets, or the assets of the Guarantors, and the lenders under Propco Credit Agreement will be entitled to remedies available to a secured creditor, which give them priority over you to collect amounts due to them.

        As of March 31, 2012, we had $2.4 billion of debt outstanding, $12.1 million of outstanding letters of credit and $86.5 million of unused availability under the Propco Credit Agreement. The Notes and the related guarantees are not secured by any of our assets or any of the assets of the Guarantors. In contrast, our obligations under the Propco Credit Agreement are secured by substantially all of our assets and substantially all of the assets of the Guarantors.

        Because the Notes and the related guarantees are unsecured obligations, your right of repayment may be compromised if any of the following situations occur:

  •
  we enter into a bankruptcy, liquidation, reorganization or any other winding-up proceeding;

  •
  there is a default in payment under the Propco Credit Agreement or our other secured indebtedness; or

  •
  there is an acceleration of any indebtedness under the Propco Credit Agreement or our other secured indebtedness.

        If any of these events occurs, the secured lenders could sell those of our and our Guarantors' assets in which they have been granted a security interest, to your exclusion, even if an event of default exists under the indenture governing the Notes at such time. Only when our obligations under the Propco Credit Agreement are satisfied in full will the proceeds of the collateral securing the Propco Credit Agreement be available, subject to other permitted liens, to satisfy obligations under the Notes and guarantees. As a result, upon the occurrence of any of these events, there may not be sufficient funds to pay amounts due on the Notes and the guarantees.

         Our indebtedness imposes restrictive financial and operating covenants that will limit our flexibility in operating our business and may adversely affect our ability to compete or engage in favorable business or financing activities.

        The Credit Agreements and the indenture governing the Notes contain a number of covenants that impose significant operating and financial restrictions on us, including restrictions on our and our subsidiaries' ability to, among other things:

  •
  incur additional debt or issue certain preferred units;

  •
  pay dividends on or make certain redemptions, repurchases or distributions in respect of our Units or make other restricted payments;

  •
  make certain investments;

  •
  sell certain assets;

  •
  create liens on certain assets;

  •
  consolidate, merge, sell or otherwise dispose of all or substantially all of our assets; and

  •
  enter into certain transactions with our affiliates.

In addition, the Credit Agreements contain certain financial covenants, including minimum interest coverage ratio covenants, total leverage ratio covenants and maximum capital expenditures covenants.

        As a result of these covenants and restrictions, we are limited in how we conduct our business and we may be unable to raise additional debt or equity financing to compete effectively or to take advantage of new business opportunities. The restrictions caused by such covenants could also place us at a competitive disadvantage to less leveraged competitors.

        A failure to comply with the covenants contained in the Credit Agreements, indenture governing the Notes or other indebtedness that we may incur in the future could result in an event of default, which, if not cured or waived, could result in the acceleration of the indebtedness and have a material adverse affect on our business, financial condition and results of operations. In the event of any default under any of the Credit Agreements, the lenders thereunder:

  •
  will not be required to lend any additional amount to us;

  •
  could elect to declare all borrowings outstanding, together with accrued and unpaid interest and fees, to be due and payable and terminate all commitments to extend future credit; or

  •
  could require us to apply all of our available cash to repay these borrowings.

        If we are unable to comply with the covenants in the agreements governing our indebtedness or to pay our debts, the lenders under the Credit Agreements could proceed against the collateral granted to them to secure that indebtedness, which includes substantially all of our assets, and the holders of the Notes would be entitled to exercise remedies under our indenture. If our indebtedness were to be accelerated, there can be no assurance that our assets would be sufficient to repay such indebtedness in full. Moreover, in the event that such indebtedness is accelerated, there can be no assurance that we will be able to refinance it on acceptable terms, or at all. You should read the discussions under the headings "Description of Other Indebtedness" and "Description of the Exchange Notes—Certain Covenants" for further information about these covenants.

         Because each Guarantor's liability under its guarantees may be reduced to zero, voided or released under certain circumstances, you may not receive any payments from some or all of the Guarantors.

        You have the benefit of the guarantees of the subsidiary Guarantors. However, the guarantees by the subsidiary Guarantors are limited to the maximum amount that the subsidiary Guarantors are permitted to guarantee under applicable law. As a result, a subsidiary Guarantor's liability under its guarantee could be reduced to zero, depending upon the amount of other obligations of such subsidiary Guarantor. Further, under the circumstances discussed more fully below, a court under federal and state fraudulent conveyance and transfer statutes could void the obligations under a guarantee or further subordinate it to all other obligations of the Guarantor. See "Risk Factors—Risks Related to the Notes and our Substantial Indebtedness—U.S. federal and state statutes allow courts, under specific circumstances, to avoid the guarantees, subordinate claims in respect of the guarantees and require note holders to return payments received from the Guarantors." In addition, you will lose the benefit of a particular guarantee if it is released under certain circumstances described under "Description of the Exchange Notes—Brief Description of the Notes and the Guarantees—The Guarantees."

         U.S. federal and state statutes allow courts, under specific circumstances, to avoid the guarantees, subordinate claims in respect of the guarantees and require note holders to return payments received from the Guarantors.

        Certain of our subsidiaries guarantee the obligations under the Notes. The guarantees by the subsidiary Guarantors may be subject to review under federal and state laws if a bankruptcy, liquidation or reorganization case or a lawsuit, including in circumstances in which bankruptcy is not involved, were commenced at some future date by, or on behalf of, the unpaid creditors of a Guarantor. Under the federal bankruptcy laws and comparable provisions of state fraudulent transfer laws, a court may avoid or otherwise decline to enforce a subsidiary Guarantor's guarantee, or may subordinate the Notes or such guarantee to the applicable subsidiary Guarantor's existing and future indebtedness. While the relevant laws may vary from state to state, a court might do so if it found that when the applicable subsidiary Guarantor entered into its guarantee, or, in some states, when payments became due under such guarantee, the applicable subsidiary Guarantor received less than reasonably equivalent value or fair consideration and:

  •
  was insolvent or rendered insolvent by reason of such incurrence;

  •
  was engaged in a business or transaction for which its remaining assets constituted unreasonably small capital; or

  •
  intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

        A court would likely find that a subsidiary Guarantor did not receive reasonably equivalent value or fair consideration for such guarantee if such subsidiary Guarantor did not substantially benefit directly or indirectly from the issuance of such guarantee. The measures of insolvency for purposes of these fraudulent transfer laws vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a subsidiary Guarantor, as applicable, would be considered insolvent if:

  •
  the sum of its debts, including contingent liabilities, was greater than the fair saleable value of its assets;

  •
  the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

  •
  it could not pay its debts as they become due.

        A court might also avoid a guarantee, without regard to the above factors, if the court found that the applicable subsidiary Guarantor entered into its guarantee with actual intent to hinder, delay or defraud its creditors. In addition, any payment by a subsidiary Guarantor pursuant to its guarantee could be avoided and required to be returned to such subsidiary Guarantor or to a fund for the benefit of such Guarantor's creditors, and accordingly the court might direct you to repay any amounts that you had already received from such subsidiary Guarantor.

        To the extent a court avoids any of the guarantees as fraudulent transfers or holds any of the guarantees unenforceable for any other reason, holders of Notes would cease to have any direct claim against the applicable subsidiary Guarantor. If a court were to take this action, the applicable Guarantor's assets would be applied first to satisfy the applicable Guarantor's other liabilities, if any, and might not be applied to the payment of the guarantee. Sufficient funds to repay the Notes may not be available from other sources, including the remaining Guarantors, if any. Each subsidiary guarantee will contain a provision intended to limit the Guarantor's liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent transfer. This provision may not be effective to protect the guarantees from being avoided under applicable fraudulent transfer laws or may reduce the Guarantor's obligation to an amount that effectively makes the guarantee worthless. Although overturned on other grounds, in a recent Florida bankruptcy case, this kind of provision was found ineffective to protect guarantees.

         The claim of a holder of Notes in bankruptcy may be less than the face amount of the Notes.

        In the event of a bankruptcy proceeding involving us, your claim as a creditor of the Company may not equal the face amount of the Notes you hold. The difference between the purchase price of the Notes and the face amount of those Notes may be considered to be "unmatured interest" for purposes of the United States Bankruptcy Code, which would not be an allowable claim in a bankruptcy proceeding involving us.

         You may be required to sell your Notes if any gaming authority finds you unsuitable to hold them.

        Gaming authorities have the authority generally to require that any beneficial owner of our securities, including the Notes, file an application and be investigated for a finding of suitability. If a record or beneficial owner of an Note is required by any gaming authority to be found suitable, such owner will be required to apply for a finding of suitability within 30 days after request of such gaming authority or within such other time prescribed by such gaming authority. The applicant for a finding of suitability must pay all costs of the investigation for such finding of suitability. If a record or beneficial owner is required to be found suitable and is not found suitable, such record or beneficial owner may be required pursuant to the terms of the Notes or law to dispose of the Notes. See "Description of the Exchange Notes—Mandatory Disposition Pursuant to Gaming Laws."

         We are a holding company with no independent operations or assets. Repayment of our indebtedness, including the Notes, is dependent on cash flow generated by our subsidiaries.

        We are a holding company and repayment of the Notes will be dependent upon cash flow generated by our subsidiaries and their ability to make such cash available to us, by dividend, debt repayment or otherwise. A significant portion of our assets and operations are owned by subsidiaries that will not guarantee the Notes. Unless they are Guarantors of the Notes, our subsidiaries do not have any obligation to pay amounts due on the Notes or to make funds available for that purpose. Our subsidiaries may not be able to, or be permitted to, make distributions to enable us to make payments in respect of our indebtedness, including the Notes. Each of our subsidiaries is a distinct legal entity and, under certain circumstances, legal and contractual restrictions may limit our ability to obtain cash from our subsidiaries. In addition, while the indenture governing the Notes limits the ability of our restricted subsidiaries to restrict the payment of dividends or make other intercompany payments to us, these limitations are subject to certain qualifications and exceptions. In the event that we do not receive distributions from our subsidiaries, we may be unable to make required principal and interest payments on our indebtedness, including the Notes.

         Conditions in the financial system and the capital and credit markets may negatively affect our ability to raise capital to fund capital expenditures, pursue proposed development, expansion or acquisition opportunities or refinance our significant indebtedness.

        Our business is capital intensive. For our casino properties to remain attractive and competitive we must periodically invest significant capital to keep the properties well-maintained, modernized and refurbished. Similarly, future construction and development projects, including but not limited to proposed gaming facilities for the Native American Tribes, and acquisitions of other gaming operations could require significant additional capital. We rely on earnings and cash flow from operations to finance our business, capital expenditures, development, expansion and acquisitions and, to the extent that we cannot fund such expenditures from cash generated by operations, funds must be borrowed or otherwise obtained. We will also be required in the future to refinance our outstanding debt. Our ability to effectively operate and grow our business may be constrained if we are unable to borrow additional capital or refinance existing borrowings on reasonable terms.

        The credit, financial and equity markets have experienced disruption that has had a dramatic impact on the availability and cost of capital and credit. While the United States and other governments have enacted legislation and taken other actions to help alleviate these conditions, there is no assurance that such steps will have the effect of easing the conditions in credit and capital markets. We are unable to predict the likely duration or severity of the current disruption in the capital and credit markets and we have no assurance that we will have further access to credit or capital markets at desirable times or at rates that we would consider acceptable, and the lack of such funding could have a material adverse effect on our business, results of operations and financial condition and our ability to service our indebtedness.

         Our ability to service all of our indebtedness depends on our ability to generate cash flow, which is subject to factors that are beyond our control.

        Our ability to make scheduled payments on or to refinance our debt obligations depends on our financial condition and operating performance, which is subject to general economic, financial, competitive and other factors that are beyond our control. In addition, a further deterioration in the economic performance of our casino properties may cause us to reduce or delay investments and capital expenditures, or to sell assets. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations.

Certain Risks Related to the Exchange Offer

         If you do not properly tender your Existing Notes, you will continue to hold unregistered Existing Notes and your ability to transfer Existing Notes will be adversely affected.

        We will only issue Exchange Notes in exchange for Existing Notes that are timely received by the exchange agent together with all required documents, including a properly completed and signed letter of transmittal. Therefore, you should allow sufficient time to ensure timely delivery of the Existing Notes and you should carefully follow the instructions on how to tender your Existing Notes. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your tender of the Existing Notes. If you do not tender your Existing Notes or if we do not accept your Existing Notes because you did not tender your Existing Notes properly, then, after we consummate the exchange offer, you may continue to hold Existing Notes that are subject to the existing transfer restrictions. In addition, if you tender your Existing Notes for the purpose of participating in a distribution of the Exchange Notes, you will be required to comply with the registration and Prospectus delivery requirements of the Securities Act in connection with any resale of the Exchange Notes. If you are a broker-dealer that receives Exchange Notes for your own account in exchange for Existing Notes that you acquired as a result of market-making activities or any other trading activities, you will be required to acknowledge that you will deliver a Prospectus in connection with any resale of such Exchange Notes. After the exchange offer is consummated, if you continue to hold any Existing Notes, you may have difficulty selling them because there will be less Existing Notes outstanding. In addition, if a large amount of Existing Notes are not tendered or are tendered improperly, the limited amount of Exchange Notes that would be issued and outstanding after we consummate the exchange offer could lower the market price of such Exchange Notes.

         Your ability to transfer the Exchange Notes may be limited by the absence of an active trading market.

        The Exchange Notes are new securities for which there currently is no market. Although the initial purchasers in the private placement of the Existing Notes have informed us that they intend to make a market in the Exchange Notes, they are not obligated to do so and any such market making may be discontinued at any time without notice. In addition, the market making activity may be limited during the pendency of the exchange offer.

        Accordingly, there can be no assurance as to the development or liquidity of any market for the Exchange Notes. We do not intend to apply for listing of the Exchange Notes on any securities exchange or for quotation through the Nasdaq National Market.

        Markets for non-investment grade debt, such as the Notes, have historically been subject to disruptions that have caused substantial volatility in the prices of securities similar to the Notes. We cannot assure you that the market, if any, for the Notes will be free from similar disruptions, and any such disruptions may adversely affect the prices at which you may sell your Notes.

        In addition, affiliates of one of the initial purchasers in the private placement of the Existing Notes, Deutsche Bank Securities, Inc. currently hold an indirect non-voting interest in approximately 25% of our total equity in the aggregate. As a result, Deutsche Bank Securities, Inc. may be an affiliate of the Company and may be required to deliver a prospectus when effecting offers and sales of the Notes. For as long as a prospectus is so required to be delivered, the ability of Deutsche Bank Securities, Inc. to make a market in the Notes may, in part, be dependent on our ability to maintain a current prospectus for such use. If we are unable to maintain such a current prospectus, Deutsche Bank Securities, Inc. may be required to discontinue market making activities without notice.

 USE OF PROCEEDS

        We will not receive any proceeds from the issuance of Exchange Notes in the exchange offer.

CAPITALIZATION

        The following table sets forth our cash and cash equivalents and consolidated capitalization as of March 31, 2012. This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" as well as our financial statements included elsewhere or incorporated by reference in this prospectus.

As of March 31, 2012
Actual
(amounts in thousands, unaudited)
Cash and cash equivalents including restricted cash(1)	$102,214

Current portion of long-term debt	$16,393

Long-term debt(2):
Propco Credit Agreement(3)	$976,254
Opco Credit Agreement(3)	384,069
Restructured Land Loan(4)	107,167
GVR Credit Agreements(3)	292,438
Existing Notes	625,000
Other long-term debt	43,701

Total long-term debt	2,428,629
Total members' capital	846,460

Total capitalization	$3,275,089

(1)
Includes $100.2 million of cash and cash equivalents and $2.0 million of restricted cash.

(2)
Long-term debt amounts reflect the principal amount of indebtedness and do not include unamortized debt discounts recorded in accordance with GAAP and accordingly, do not agree to the amounts reported on our condensed consolidated balance sheet.

(3)
As of March 31, 2012, approximately $57.2 million, $21.5 million and $7.8 million were available under the revolving credit facilities of the Propco Credit Agreement, Opco Credit Agreement and GVR Credit Agreements, respectively.

(4)
A total of $3.2 million of accrued interest has been added to the principal amount of the debt through March 31, 2012 in accordance with the terms of the debt.

 THE EXCHANGE OFFER

Purpose of the Exchange Offer

        The Existing Notes were sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to non-U.S. persons outside the United States in reliance on Regulation S under the Securities Act. In connection with the sale of the Existing Notes, we entered into the Registration Rights Agreement with Deutsche Bank Securities Inc. and J.P. Morgan Securities LLC, as initial purchasers of the Existing Notes.

        Among other things, the Registration Rights Agreement requires us to register the Exchange Notes under the federal securities laws and offer to exchange the Exchange Notes for the Existing Notes. The Exchange Notes will be issued without a restrictive legend and generally may be resold without registration under the federal securities laws. We are extending the exchange offer to each registered holder of outstanding Existing Notes or persons who hold Existing Notes through The Depository Trust Company ("DTC") ("DTC Participants" and, together with such registered holders, the "Holders") in order to comply with the Registration Rights Agreement. Under some circumstances set forth in the Registration Rights Agreement, holders of Existing Notes, including holders who are not permitted to participate in the exchange offer or who may not freely sell Exchange Notes received in the exchange offer, may require us to file and cause to become effective, a shelf registration statement covering resales of the Existing Notes by these holders.

        Each broker-dealer that receives Exchange Notes for its own account in exchange for Existing Notes, where such Existing Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See "Plan of Distribution."

Terms of the Exchange Offer; Period for Tendering Existing Notes

        Subject to terms and conditions detailed in this prospectus, we will accept for exchange Existing Notes that are properly tendered on or prior to the Expiration Date and not withdrawn as permitted below. The term "Expiration Date" means 5:00 p.m., New York City time, [                        ], 2012, the twentieth day following the date of this prospectus. We may, however, in our sole discretion, extend the period of time that the exchange offer is open, in which case the term "Expiration Date" will mean the latest time and date to which the exchange offer is extended.

        As of the date of this prospectus, $625.0 million aggregate principal amount of Existing Notes are outstanding. We are sending this prospectus, together with the letter of transmittal, to all registered holders of Existing Notes that we are aware of on the date hereof.

        We expressly reserve the right, at any time, to extend the period of time that the exchange offer is open, and delay acceptance for exchange of any Existing Notes, by giving oral (if oral, to be promptly confirmed in writing) or written notice of an extension to the holders of the Existing Notes and the Exchange Agent as described below. During any extension, all Existing Notes previously tendered will remain subject to the exchange offer and may be accepted for exchange by us. Any Existing Notes not accepted for exchange for any reason will be returned without expense to the tendering holder as promptly as practicable after the expiration or termination of the exchange offer.

        Existing Notes tendered in the exchange offer must be in denominations of principal amount of $1,000 and any greater integral multiple thereof.

        We expressly reserve the right to amend or terminate the exchange offer, and not to exchange any Existing Notes, upon the occurrence of any of the conditions to the exchange offer specified under "—Conditions to the Exchange Offer." We will give oral (if oral, to be promptly confirmed in writing) or written notice of any extension, amendment, non-acceptance or termination to the holders of the

Existing Notes and the Exchange Agent as promptly as practicable. In the case of any extension, we will issue a notice by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

Shelf Registration Statement

        If (i) because of any change in law or in currently prevailing interpretations of the staff of the SEC, we are not permitted to effect the exchange offer, (ii) the exchange offer has not been consummated by December 18, 2012, (iii) because of any changes in law or in currently prevailing interpretations of the staff of the SEC, a Holder notifies the Company prior to the twentieth business day after the consummation of the exchange offer that it is not permitted to participate in the exchange offer because of law or prevailing interpretations of the staff of the SEC applicable at that time, or (v) in the case of any holder that participates in the exchange offer, such holder does not receive Exchange Notes on the date of the exchange that my be sold without restriction under state and federal securities laws (other than due solely to the status of such holder as an affiliate of the Company or any of the Guarantors within the meaning of the Securities Act), then the company shall file a "shelf" registration statement providing for the registration of, and the sale on a continuous or delayed basis by the holders of, all of the Registrable Securities (the "Shelf Registration Statement"). "Registrable Securities" mean the Notes (together with the Guarantees) that may not be sold without restriction under federal or state securities law.

        The Registration Rights Agreement provides that we:

          (a)   will use our commercially reasonable best efforts to cause to be filed the Shelf Registration Statement with the Commission as soon as practicable after the time such obligation to file arises;

          (b)   will use our commercially reasonable best efforts to cause the Shelf Registration Statement to become or be declared effective under the Securities Act; and

          (c)   will use our reasonable best efforts to keep such Shelf Registration Statement continuously effective until the earlier of (i) February 22, 2014 or (ii) the date upon which all Registrable Securities covered by the Shelf Registration Statement have been sold in the manner set froth and as contemplated in the Shelf Registration Statement or cease to be outstanding (the "Effectiveness Period").

        A Holder that sells notes pursuant to the Shelf Registration Statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement which are applicable to such a holder (including certain indemnification obligations). We will provide a copy of the Registration Rights Agreement to prospective investors upon request.

        If (i) neither the exchange offer registration statement nor the Shelf Registration Statement has been declared effective on or prior to the dates specified for such effectiveness in the Registration Rights Agreement or (ii) in the event we are required to file a Shelf Registration Statement and such Shelf Registration Statement is not declared effective on or prior to the 120th day following the date such Shelf Registration Statement was filed, then, in each case, commencing on the day thereafter, additional interest shall accrue on the Notes over and above the stated interest at a rate of 0.25% per annum for the first 180 days immediately following such date, such additional interest rate increasing by an additional 0.25% per annum at the beginning of each subsequent 90-day period.

        If either (i) we have not exchanged Exchange Notes for all Existing Notes validly tendered and not withdrawn in accordance with the terms of the exchange offer on or prior to the thirtieth day after the effectiveness of the exchange offer registration statement (but in no event later than December 18,

2012) or (ii) if applicable, a Shelf Registration Statement has been declared effective and such Shelf Registration Statement ceases to be effective at any time prior to February 22, 2014 (other than after such time as all Existing Notes have been disposed of thereunder), then additional interest shall accrue on the principal amount of the Existing Notes at a rate of 0.25% per annum for the first 180 days commencing on (a) the 31st day after such effectiveness of the exchange offer registration statement or December 19, 2012, in the case of (i) above, or (b) the day such Shelf Registration Statement ceases to be effective, in the case of (ii) above, such additional interest rate increasing by an additional 0.25% per annum at the beginning of each such subsequent 90-day period.

 PROCEDURES FOR TENDERING EXISTING NOTES

        All of the Existing Notes are held in book-entry form through the facilities of DTC. Holders who own Existing Notes and wish to exchange them in the Exchange Offer should follow the instructions below.

        Beneficial owners who hold Existing Notes in a brokerage or custodian account through a custodian or nominee, including a broker, dealer, bank or trust company, will need to timely instruct their custodian or nominee to exchange their Existing Notes on or prior to the Expiration Time, in the manner described below (or as otherwise instructed by such custodian or nominee) and upon the terms and conditions set forth in this prospectus and the letter of transmittal. Beneficial owners should refer to any materials forwarded by the custodian or nominee to determine how they can timely instruct their custodian or nominee to take these actions.

        In order to participate in the Exchange Offer, beneficial owners must instruct their nominee or custodian to participate on their behalf. Each beneficial owners' nominee or custodian should arrange for the DTC Participant holding the Existing Notes through its DTC account to submit those Existing Notes for exchange in the Exchange Offer to the Exchange Agent prior to the Expiration Time.

        Beneficial owners who hold their Existing Notes through a broker or bank should ask their broker or bank if they will be charged a fee to exchange their Existing Notes through the broker or bank.

        The Exchange Offer is being conducted using DTC's ATOP procedures. Accordingly, DTC Participants must submit their Existing Notes for exchange in the Exchange Offer in accordance with DTC's ATOP procedures. Since all Existing Notes must be exchanged by book-entry transfer to the applicable DTC account of the Exchange Agent, the beneficial owner's bank, broker, dealer, trust company, or other nominee must execute exchange through ATOP. Financial institutions that are DTC Participants must execute exchanges through ATOP by transmitting acceptance of the Exchange Offer to DTC on or prior to the Expiration Time.

        DTC will verify acceptance of the Exchange Offer, execute a book-entry transfer of the exchanged Existing Notes into the applicable DTC account of the Exchange Agent, and send to the Exchange Agent a "book-entry confirmation," which shall include an Agent's Message transmitted by DTC to and received by the Exchange Agent and forming part of a book-entry confirmation, which states that DTC has received an express acknowledgment from a DTC Participant exchanging Existing Notes that the DTC Participant has received and agrees to be bound by the terms of the letter of transmittal as though a signatory thereof and that the Company may enforce such agreement against the DTC Participant.

 ACCEPTANCE OF EXISTING NOTES FOR EXCHANGE; DELIVERY OF EXCHANGE NOTES

        Upon the terms and subject to the conditions of the exchange offer, the acceptance for exchange of Existing Notes validly tendered and not withdrawn and the issuance of the Exchange Notes will be made promptly following the expiration date. For the purposes of the exchange offer, we shall be deemed to have accepted for exchange validly tendered Existing Notes when, as and if we had given notice of acceptance to the Exchange Agent.

        The Exchange Agent will act as agent for the tendering holders of Existing Notes for the purposes of receiving Exchange Notes from us and causing the Existing Notes to be assigned, transferred and exchanged. Upon the terms and subject to the conditions of the exchange offer, delivery of Exchange Notes to be issued in exchange for accepted Existing Notes will be made by the Exchange Agent promptly after acceptance of the tendered Existing Notes. Existing Notes not accepted for exchange by us will be returned without expense to the tendering holders or in the case of Existing Notes tendered by book-entry transfer into the Exchange Agent's account at DTC promptly following the expiration date or, if we terminate the exchange offer prior to the expiration date, promptly after the exchange offer is terminated.

Book-Entry Transfer

        The Existing Notes were issued as global securities in fully registered form without interest coupons. Beneficial interests in the global securities, held by direct or indirect participants in DTC, are shown on, and transfers of these interests are effected only through, records maintained in book-entry form by DTC with respect to its participants.

        The Exchange Agent will establish an account with respect to the book-entry interests at DTC for purposes of the exchange offer promptly after the date of this Prospectus. You must deliver your book-entry interest by book-entry transfer to the account maintained by the Exchange Agent at DTC. Any financial institution that is a participant in DTC's systems may make book-entry delivery of book-entry interests by causing DTC to transfer the book-entry interests into the Exchange Agent's account at DTC in accordance with DTC's procedures for transfer.

        To validly participate in the Exchange Offer, DTC Participants must (i) deliver Existing Notes by means of book-entry transfer into the applicable DTC account of the Exchange Agent, (ii) transmit electronic confirmation through ATOP, whereby an Agent's Message will be sent to the Exchange Agent, and (iii) deliver any other required documentation to the Exchange Agent.

        By taking these actions with respect to the Exchange Offer, the Holder and his or her custodian or nominee will be deemed to have agreed (i) to the terms and conditions of the Exchange Offer as set forth in the prospectus and the letter of transmittal and (ii) that the Company and the Exchange Agent may enforce the terms and conditions against such Holder and such Holder's custodian or nominee.

        The Exchange Agent will not accept any exchange materials other than the DTC Participant's Agent's Message.

General Provisions

        The method of delivery of Existing Notes and all other documents or instructions including, without limitation, the Agent's Message and the letter of transmittal, is at the beneficial owner's risk. An exchange will be deemed to have been received only when the DTC Participant (i) delivers Existing Notes by means of book-entry transfer into the applicable DTC account of the Exchange Agent, (ii) transmits electronic confirmation through ATOP, whereby an Agent's Message will be sent to the Exchange Agent, and (iii) delivers any other required documentation to the Exchange Agent.

        All questions concerning the validity, form, exchanges (including time of receipt), and acceptance of exchanged Existing Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all exchanges of Existing Notes not in proper form or any Existing Notes the acceptance for exchange of which may, in the opinion of its counsel, be unlawful. The Company also reserves the absolute right to waive any defect or irregularity in exchanges of Existing Notes, whether or not similar defects or irregularities are waived in the case of other tendered securities. The interpretation of the terms and conditions by the Company shall be final and binding on all parties. Unless waived, any defects or irregularities in connection with exchanges of Existing Notes in the Exchange Offer must be cured within such time as the Company shall determine. None of the Company, the Exchange Agent or any other person will be under any duty to give notification of defects or irregularities with respect to exchanges of Existing Notes in the Exchange Offer, nor shall any of them incur any liability for failure to give such notification.

        Exchanges of Existing Notes in the Exchange Offer will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Existing Notes received by the Exchange Agent that are not validly exchanged and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the DTC Participant, unless otherwise provided in the letter of transmittal, as soon as practicable following the Expiration Time or the withdrawal or termination of the Exchange Offer.

        Exchanges of Existing Notes in the Exchange Offer pursuant to any of the procedures described in this Offering Statement and in the instructions in the letter of transmittal and acceptance of such Existing Notes by the Company will constitute a binding agreement between the Holder and the Company upon the terms and conditions of the Exchange Offer. Any submitted Existing Notes that are not accepted in the Exchange Offer for any reason will be returned by crediting the account maintained at DTC from which such Existing Notes were submitted.

        We have not provided guaranteed delivery provisions in connection with the Exchange Offer. Existing Notes being exchanged must be delivered to the Exchange Agent in accordance with the procedures described in this Offering Statement, on or prior to the Expiration Time.

Terms and Conditions of the Letter of Transmittal

        The letter of transmittal contains, among other things, the following terms and conditions, which are part of the exchange offer.

        The party tendering Existing Notes for Exchange Notes, transfers and exchanges the Existing Notes to us and irrevocably constitutes and appoints the Exchange Agent as the transferor's agent and attorney-in-fact to cause the Existing Notes to be assigned, transferred and exchanged.

        The transferor represents and warrants that it has full power and authority to tender, exchange, sell, assign and transfer the Existing Notes, and that, when the same are accepted for exchange, we will acquire good, marketable and unencumbered title to the tendered Existing Notes, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims. The transferor also warrants that it will, upon request, execute and deliver any additional documents deemed by us or the Exchange Agent to be necessary or desirable to complete the exchange, assignment and transfer of tendered Existing Notes. All authority conferred by the transferor will survive the death or incapacity of the transferor and every obligation of the transferor shall be binding upon the heirs, legal representatives, successors, assigns, executors and administrators of such transferor.

        If the transferor is not a broker-dealer, it represents that it is not engaged in, and does not intend to engage in, a distribution of Exchange Notes. If the transferor is a broker-dealer that will receive Exchange Notes for its own account in exchange for Existing Notes, it represents that the Existing Notes to be exchanged for Exchange Notes were acquired by it as a result of market-making activities or other trading activities, and acknowledges that it will deliver a Prospectus meeting the requirements of the Securities Act in connection with any resale of Exchange Notes acquired in the exchange offer; however, by so acknowledging and by delivering a Prospectus, the transferor will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

 WITHDRAWAL RIGHTS

        Existing Notes tendered in the exchange offer may be withdrawn at any time prior to the expiration date.

        For a withdrawal to be effective, a written or facsimile transmission of notice of withdrawal must be timely received by the Exchange Agent at its address set forth below under "Exchange Agent" on or prior to the expiration date. Any notice of withdrawal must specify the person named in the letter of transmittal as having tendered Existing Notes to be withdrawn, the certificate numbers of Existing Notes to be withdrawn, the aggregate principal amount of Existing Notes to be withdrawn (which must be an authorized denomination), that the holder is withdrawing his election to have the Existing Notes exchanged, and the name of the registered holder of such Existing Notes, if different from that of the person who tendered the Existing Notes. Additionally, the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of Existing Notes tendered for the account of an Eligible Institution). The Exchange Agent will return the properly withdrawn Existing Notes promptly following receipt of notice of withdrawal. All questions as to the validity of notices of withdrawals, including time of receipt, will be final and binding on all parties.

        If Existing Notes have been tendered pursuant to the procedures for book entry transfer, the notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawal of Existing Notes, in which case a notice of withdrawal will be effective if delivered to the Exchange Agent by written or facsimile transmission. Withdrawals of tenders of Existing Notes may not be rescinded. Existing Notes properly withdrawn will not be deemed validly tendered for purposes of the exchange offer, but may be retendered at any subsequent time on or prior to the expiration date by following any of the procedures described herein.

CONDITIONS TO THE EXCHANGE OFFER

        Notwithstanding any other provision of the exchange offer, or any extension of an exchange offer, we will not be required to issue Exchange Notes with respect to any properly tendered Existing Notes not previously accepted and may terminate the exchange offer (by oral (if oral, to be promptly confirmed in writing) or written notice to the Exchange Agent and by timely public announcement communicated, unless otherwise required by applicable law or regulation, by making a press release) or, at our option, modifying or otherwise amending the exchange offer, if the exchange offer, or the making of any exchange by a note holder, would violate (i) applicable law or (ii) any applicable SEC policy or interpretation of the staff of the SEC.

        The foregoing conditions are for our sole benefit and may be asserted by us with respect to all or any portion of the exchange offer regardless of the circumstances (including any action or inaction by us) giving rise to such condition or may be waived by us in whole or in part at any time or from time to time in our sole discretion. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each right will be deemed an ongoing right which may be asserted at any time or from time to time.

        In addition, we will not accept for exchange any Existing Notes tendered, and no Exchange Notes will be issued in exchange for any Existing Notes, if at such time any stop order shall be threatened or in effect with respect to the registration statement of which this Prospectus constitutes a part or qualification under the Trust Indenture Act of 1939, as amended (the "TIA") of the indenture governing the Notes.

EXCHANGE AGENT

        Wells Fargo Bank, National Association has been appointed as the Exchange Agent for the exchange offer. All executed letters of transmittal should be directed to the Exchange Agent at the address set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the Exchange Agent addressed as follows:

By Registered or Certified Mail:	By Overnight Courier or Regular Mail:	By Hand Delivery:
Wells Fargo Bank, National Association Corporate Trust Operations MAC N9303-121 PO Box 1517 Minneapolis, MN 55480	Wells Fargo Bank, National Association Corporate Trust Operations MAC N9303-121 Sixth & Marquette Avenue Minneapolis, MN 55479	Wells Fargo Bank, National Association 12th Floor-Northstar East Building Corporate Trust Operations 608 Second Avenue South Minneapolis, MN 55479
By Facsimile: For Eligible Institutions only (612) 667-6282
For Information or Confirmation by Telephone: (800) 344-5128

        Delivery of the letter of transmittal to an address other than as set forth above or transmission of such letter of transmittal via facsimile other than as set forth above does not constitute a valid delivery.

Solicitations of Tenders; Expenses

        We have not retained any dealer-manager or similar agent in connection with the exchange offer and will not make any payments to brokers, dealers or others for soliciting acceptances of the exchange offer. We will, however, pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for reasonable out-of-pocket expenses. We will also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of- pocket expenses incurred by them in forwarding tenders for their customers. We will pay for the expenses incurred in connection with the exchange offer, including the fees and expenses of the Exchange Agent and printing, accounting and legal fees.

        No person has been authorized to give any information or to make any representations in connection with the exchange offer other than those contained in this prospectus. If given or made, information or representations should not be relied upon as having been authorized by us. Neither the delivery of this prospectus nor any exchange made based upon this prospectus shall, under any circumstance, create any implication that there has been no change in our affairs since the respective dates as of which information is given. The exchange offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Existing Notes in any jurisdiction in which the making of the exchange offer or the acceptance of the exchange offer would not be in compliance with the laws of such jurisdiction. However, we may, at our discretion, take such action as we deem necessary to make the exchange offer in any such jurisdiction and extend the exchange offer to holders of Existing Notes in such jurisdiction. In any jurisdiction of which the securities laws or blue sky laws require the exchange offer to be made by a licensed broker or dealer, the exchange offer is being made on our behalf by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

Appraisal Rights

        Holders of Existing Notes will not have dissenters' rights or appraisal rights in connection with the exchange offer.

Other

        Participation in the exchange offer is voluntary and holders should carefully consider whether to accept. Holders of the Existing Notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

        As a result of the making of, and upon acceptance for exchange of all validly tendered Existing Notes pursuant to the terms of this exchange offer, we will have fulfilled a covenant contained in the Registration Rights Agreement. Holders of the Existing Notes who do not tender their certificates in the exchange offer will continue to hold such certificates and will be entitled to all the rights and limitations under the Indenture pursuant to which the Existing Notes were issued, except for any such rights under the Registration Rights Agreement which by their terms terminate or cease to have further effect as a result of the making of this exchange offer. All untendered Existing Notes will continue to be subject to the restrictions on transfer set forth in the Existing Notes and the Indenture. To the extent that Existing Notes are tendered and accepted in the exchange offer, the trading market, if any, for any Existing Notes that remain outstanding could be adversely affected.

        We may in the future seek to acquire untendered Existing Notes in open market or privately negotiated transactions, through a subsequent exchange offer or otherwise. We have no present plan to acquire any Existing Notes which are not tendered in the exchange offer.

 CONSEQUENCES OF EXCHANGING OR FAILING TO EXCHANGE OUTSTANDING NOTES

        If you do not exchange your Existing Notes for Exchange Notes in the exchange offer, your Existing Notes will continue to be subject to the provisions of the Indenture regarding transfer and exchange of the Existing Notes and the restrictions on transfer of the Existing Notes described in the legend on your certificates. These transfer restrictions are required because the Existing Notes were issued under an exemption from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Existing Notes may not be offered or sold unless registered under the Securities Act, except under an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not plan to register the Existing Notes under the Securities Act.

        Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties, we believe that the Exchange Notes you receive in the exchange offer may be offered for resale, resold or otherwise transferred without compliance with the registration and prospectus delivery provisions of the Securities Act. However, you will not be able to freely transfer the Exchange Notes if:

  •
  you are our "affiliate," as defined in Rule 405 under the Securities Act,

  •
  you are not acquiring the Exchange Notes in the exchange offer in the ordinary course of your business,

  •
  you have an arrangement or understanding with any person to participate in the distribution, as defined in the Securities Act, of the Exchange Notes you will receive in the exchange offer,

  •
  you are holding Existing Notes that have, or are reasonably likely to have, the status of an unsold allotment in the initial offering, or

  •
  you are a broker-dealer that received Exchange Notes for its own account in the exchange offer in exchange for Existing Notes that were acquired as a result of market-making or other trading activities.

        We do not intend to request the SEC to consider, and the SEC has not considered, the exchange offer in the context of a similar no-action letter. As a result, we cannot guarantee that the staff of the SEC would make a similar determination with respect to the exchange offer as in the circumstances described in the no-action letters discussed above. Each holder, other than a broker-dealer, must acknowledge that it is not engaged in, and does not intend to engage in, a distribution of the Exchange Notes and has no arrangement or understanding to participate in a distribution of the Exchange Notes. If you are our affiliate, are engaged in or intend to engage in a distribution of the Exchange Notes or have any arrangement or understanding with respect to the distribution of the Exchange Notes you will receive in the exchange offer, you may not rely on the applicable interpretations of the staff of the SEC and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction involving the Exchange Notes. If you are a participating broker-dealer, you must acknowledge that you will deliver a prospectus in connection with any resale of the Exchange Notes. In addition, to comply with state securities laws, you may not offer or sell the Exchange Notes in any state unless they have been registered or qualified for sale in that state or an exemption from registration or qualification is available and is complied with. The offer and sale of the Exchange Notes to "qualified institutional buyers" (as defined in Rule 144A of the Securities Act) is generally exempt from registration or qualification under state securities laws. We do not plan to register or qualify the sale of the Exchange Notes in any state where an exemption from registration or qualification is required and not available.

 UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

        The following unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2011 and the accompanying notes thereto have been prepared to illustrate the effects of certain adjustments related to the consummation of the Plan and the implementation of the Restructuring Transactions and fresh-start reporting as if such events and the Effective Date in each case had occurred on January 1, 2011. The pro forma adjustments and certain assumptions underlying these adjustments are described in the accompanying notes, which should be read in conjunction with the unaudited pro forma condensed consolidated financial statements.

        The terms "Company," "we," "us," "our," or "Successor" refer to Station Casinos LLC and its consolidated subsidiaries for periods following the Effective Date. The term "Predecessor" refers to Station Casinos, Inc. and its consolidated subsidiaries ("STN") for periods prior to the Effective Date and the term "GVR Predecessor" refers to Green Valley Ranch Gaming, LLC for periods prior to the Effective Date. References to "Predecessors" refer to STN and GVR Predecessor prior to the Effective Date.

        The unaudited pro forma condensed consolidated statement of operations for the year ended December 2011 have been derived from our audited consolidated financial statements for the year ended December 31, 2011 incorporated by reference into this prospectus.

        The unaudited pro forma condensed consolidated statements of operations do not purport to project our future operating results as of any future date or for any future period. The unaudited pro forma condensed consolidated statements of operations are also not necessarily indicative of what our results of operations would have been if the effectiveness of the Plan and the implementation of the Restructuring Transactions had actually occurred as of the dates indicated. All costs and expenses not directly affected by the Restructuring Transactions, have not been removed in the pro forma adjustments. The unaudited pro forma condensed consolidated statements of operations and the notes thereto should be read in conjunction with our historical financial statements, the related notes thereto, and included elsewhere or the information set forth in "Management's Discussion and Analysis of Financial Conditions and Results of Operations," "Use of Proceeds," "Capitalization," and "Selected Financial Information" incorporated by reference in this prospectus.

Station Casinos LLC

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Year Ended December 31, 2011

(in thousands)

	Historical					Pro Forma
	Successor	Predecessors
	Period From June 17, 2011 Through December 31, 2011	Period from January 1, 2011 Through June 16, 2011				Year Ended December 31, 2011
	Station Casinos LLC	Station Casinos, Inc.	Green Valley Ranch Gaming, LLC	Pro Forma Adjustments		Station Casinos LLC
Operating revenues:
Casino	$452,951	$339,703	$59,100	$—		$851,754
Food and beverage	119,735	85,436	19,484	—		224,655
Room	54,924	36,326	9,753	—		101,003
Other	39,658	28,072	4,205	—		71,935
Management fees	13,482	10,765	—	—		24,247

Gross revenues	680,750	500,302	92,542	—		1,273,594
Promotional allowances	(51,351)	(35,605)	(8,490)	—		(95,446)

Net revenues	629,399	464,697	84,052	—		1,178,148

Operating costs and expenses:
Casino	178,266	136,037	23,574	(3)	(a)	337,874
Food and beverage	88,979	60,717	12,407	—		162,103
Room	22,403	15,537	3,064	—		41,004
Other	16,896	10,822	2,125	—		29,843
Selling, general and administrative	154,643	110,300	18,207	(302)	(a)	282,848
Corporate	—	15,818	—	(14,011)	(b)	1,807
Development and preopening	718	1,752	—	(540)	(c)	1,930
Depreciation and amortization	67,023	61,162	9,512	(18,710)	(d)	118,987
Management fees	21,819	—	3,112	16,438	(e)	41,369
Impairment of other assets	2,100	—	—	—		2,100
Write downs and other charges, net	4,041	3,953	104	—		8,098

	556,888	416,098	72,105	(17,128)		1,027,963

Operating income	72,511	48,599	11,947	17,128		150,185
(Losses) earnings from joint ventures	(1,533)	(945)	—	1,840	(g)	(638)
Gain on dissolution of joint ventures	—	250	—	—		250

Operating income and (losses) earnings and gains from joint ventures	70,978	47,904	11,947	18,968		149,797

Other (expense) income:
Interest expense, net	(92,299)	(43,294)	(20,582)	(26,998)	(g)	(183,173)
Interest and other expense from joint ventures	—	(15,452)	—	15,452	(f)	—
Change in fair value of derivative instruments	—	397	—	(397)	(h)	—
Gain on early retirement of debt	1,183	—	—	—		1,183

	(91,116)	(58,349)	(20,582)	(11,943)		(181,990)

(Loss) income before income taxes and reorganization items	(20,138)	(10,445)	(8,635)	7,025		(32,193)
Reorganization items	—	3,259,995	634,999	(3,894,994)	(i)	—

(Loss) income before income taxes	(20,138)	3,249,550	626,364	(3,887,969)		(32,193)
Income tax benefit	—	107,924	—	(107,924)	(j)	—

Net (loss) income, including noncontrolling interest	(20,138)	3,357,474	626,364	(3,995,893)		(32,193)
Less: net income applicable to noncontrolling interest	4,955	24,321	—	(20,653)		8,623

Net (loss) income	$(25,093)	$3,333,153	$626,364	$(3,975,240)		$(40,816)

Station Casinos LLC

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Year Ended December 31, 2010

(in thousands)

	Historical				Pro Forma
	Predecessors
	Station Casinos, Inc.	Green Valley Ranch Gaming, LLC	Pro Forma Adjustments		Station Casinos LLC
Operating revenues:
Casino	$699,401	$120,580	$—		$819,981
Food and beverage	163,215	39,517	—		202,732
Room	73,454	19,492	—		92,946
Other	59,086	8,006	—		67,092
Management fees	22,394	—	—		22,394

Gross revenues	1,017,550	187,595	—		1,205,145
Promotional allowances	(72,595)	(17,823)	—		(90,418)

Net revenues	944,955	169,772	—		1,114,727

Operating costs and expenses:
Casino	289,168	52,410	(138)	(a)	341,440
Food and beverage	107,311	23,903	—		131,214
Room	32,321	6,686	—		39,007
Other	19,979	3,649	—		23,628
Selling, general and administrative	219,479	38,734	(1,938)	(a)	256,275
Corporate	34,899	—	(30,986)	(k)	3,913
Development and preopening	16,272	—	(5,462)	(l)	10,810
Depreciation and amortization	153,316	21,613	(62,288)	(d)	112,641
Impairment of goodwill	60,386	—	—		60,386
Impairment of other intangible assets	4,704	—	—		4,704
Impairment of other assets	196,930	—	—		196,930
Management fees	—	6,014	34,503	(e)	40,517
Write downs and other charges, net	19,245	9,209	(9,089)	(i)	19,365

	1,154,010	162,218	(75,398)		1,240,830

Operating (loss) income	(209,055)	7,554	75,398		(126,103)
(Losses) earnings from joint ventures	(248,495)	—	249,014	(f)	519
Gain on dissolution of joint ventures	124,193	—	—		124,193

Operating (loss) income and (losses) earnings from joint ventures	(333,357)	7,554	324,412		(1,391)

Other (expense) income:
Interest expense, net	(104,582)	(48,644)	(40,737)	(g)	(193,963)
Interest and other expense from joint ventures	(66,709)	—	64,763	(f)	(1,946)
Change in fair value of derivative instruments	(42)	(50,550)	50,592	(h)	—

	(171,333)	(99,194)	74,618		(195,909)

Loss before income taxes and reorganization items	(504,690)	(91,640)	399,030		(197,300)
Reorganization items	(82,748)	—	82,748	(i)	—

Loss before income taxes	(587,438)	(91,640)	481,778		(197,300)
Income tax benefit	21,996	—	(21,996)	(j)	—

Net loss, including noncontrolling interest	(565,442)	(91,640)	459,782		(197,300)
Less: net loss applicable to noncontrolling interest	(1,673)	—	—		(1,673)

Net loss	$(563,769)	$(91,640)	$459,782		$(195,627)

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

        The unaudited pro forma condensed consolidated statements of operations for the years ended December 31, 2011 and 2010 have been prepared to illustrate the effects of certain adjustments related to the consummation of the Plan and the implementation of the Restructuring Transactions and fresh-start reporting as if such events and the Effective Date in each case had occurred on January 1, 2011 and 2010, respectively. The pro forma adjustments and certain assumptions underlying these adjustments are further described below.

        (a)—Reflects the elimination of historical share-based compensation expense of STN.

        (b)—Reflects the elimination of approximately $5.9 million in historical share-based compensation expense of STN and approximately $8.1 million in costs eliminated as a result of the restructuring.

        (c)—Reflects the elimination of approximately $0.1 million in historical share-based compensation expense of STN and approximately $0.4 million in costs eliminated as a result of the restructuring.

        (d)—Reflects the pro forma adjustment to depreciation and amortization expense as a result of the fair values for property and equipment and intangible assets in connection with fresh-start reporting and the elimination of historical depreciation and amortization expense.

        (e)—Reflects the pro forma adjustment to management fees as a result of the Company and certain of its subsidiaries entering into Management Agreements with subsidiaries of Fertitta Entertainment relating to the management of the Propco Properties, Opco Assets and Green Valley Ranch and the elimination of the prior management agreement for Green Valley Ranch. Pursuant to the terms of the Management Agreements, the Company will pay subsidiaries of Fertitta Entertainment a base management fee equal to two percent of the gross revenues attributable to the properties and an incentive management fee equal to five percent of earnings before interest, taxes, depreciation and amortization ("EBITDA"), as defined in the Management Agreements, with respect to each fiscal year, to the extent such EBITDA is positive.

        (f)—Reflects the elimination of STN's earnings and interest and other expense from its joint ventures related to Green Valley Ranch and Aliante Gaming, LLC.

        (g)—Reflects pro forma adjustments to interest expense as a result of the Company and its subsidiaries entering into the Credit Agreements in connection with the Restructuring Transactions as well as the elimination of historical interest expense related to debt eliminated with the Restructuring Transactions, calculated as follows (in thousands):

	Year Ended December 31,
	2011	2010
Propco Term Loan interest expense adjustment	$(56,173)	$(121,759)
Propco Revolver interest expense adjustment	(2,347)	(4,761)
Opco Term Loan interest expense adjustment	(12,295)	(26,652)
Opco Revolver interest expense adjustment	(142)	(306)
GVR Term Loan interest expense adjustment	(10,917)	(23,660)
GVR Revolver interest expense adjustment	(162)	(350)
Restructured Land Loan interest expense adjustment	(3,569)	(7,733)
Amortization of deferred financing costs	(1,909)	(4,138)
Less historical interest expense related to debt eliminated with the Restructuring Transactions	60,516	148,622

Pro forma adjustment to interest expense	$(26,998)	$(40,737)

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements (Continued)

        (h)—Reflects the elimination of the change in fair value of derivative instruments.

        (i)—Reflects the elimination of reorganization items.

        (j)—Reflects the elimination of STN's income tax benefit as the Company is a pass-through entity for federal and state income tax purposes. As a pass-through entity, the tax attributes of the Company pass through to its members, who owe any related income taxes. As a result, no provision for income taxes has been recorded.

DESCRIPTION OF THE EXCHANGE NOTES

        You can find the definitions of certain terms used in this description under the subheading "—Certain Definitions." In this description, the word "Company" refers only to Station Casinos LLC and not to any of its subsidiaries or affiliates.

        The Company issued the Existing Notes (as defined herein) as a single class of securities under an Indenture, dated as of January 3, 2012, as supplemented by the First Supplemental Indenture, dated as of February 16, 2012 (the "Indenture"), among itself, the initial Guarantors and Wells Fargo Bank, National Association, as trustee (the "Trustee"). We will issue the Exchange Notes under the Indenture. The terms of the Exchange Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "TIA"). The terms of the Exchange Notes are identical in all material respects to the Existing Notes except that, upon completion of the exchange offer, the Exchange Notes will be:

  •
  registered under the Securities Act;

  •
  generally free of any covenants regarding exchange registration rights.

        The following description is a summary of the material provisions of the Indenture. It does not restate such agreement in its entirety. We urge you to read the Indenture because it, and not this description, defines your rights as holders of the Exchange Notes. Certain defined terms used in this description but not defined below under "—Certain Definitions" have the meanings assigned to them in the Indenture.

        The registered holder of a Note will be treated as the owner of it for all purposes. Only registered holders will have rights under the Indenture.

Brief Description of the Exchange Notes and the Guarantees

The Exchange Notes

        The Exchange Notes:

  •
  are general senior unsecured obligations of the Company;

  •
  are pari passu in right of payment with all of our existing and future senior Indebtedness;

  •
  are effectively subordinated in right of payment to all of our existing and future secured Indebtedness, including the Bank Credit Agreement, to the extent of the value of the assets securing such Indebtedness;

  •
  are senior in right of payment to any future senior subordinated or subordinated Indebtedness of the Company; and

  •
  are unconditionally guaranteed by the Guarantors on a senior unsecured basis.

The Guarantees

        The Existing Notes are guaranteed, and the Exchange Notes will be guaranteed, by each of the Guarantors, and, subject to compliance with applicable gaming laws, any future Subsidiary of the Company that is a guarantor under the Bank Credit Agreement. The Guarantors currently consist of each of the entities that is a guarantor under the Bank Credit Agreement.

        The Guarantees of the Exchange Notes:

  •
  are general senior unsecured obligations of each Guarantor;

  •
  are pari passu in right of payment to all of the applicable Guarantor's existing and future senior Indebtedness;

  •
  are effectively subordinated to all secured Indebtedness of each Guarantor, including guarantees of the Bank Credit Agreement, to the extent of the value of the assets securing such Indebtedness; and

  •
  are structurally subordinated to all liabilities of any Subsidiary of a Guarantor that is not a Guarantor.

        The Exchange Notes will not be guaranteed by any existing Unrestricted Subsidiary of the Company or any Subsidiary of the Company that is designated by the Company in accordance with the Indenture to be an Unrestricted Subsidiary. Accordingly, the Exchange Notes are not initially guaranteed by any of LandCo Holdings, OpCo Holdings, GVR Holdco 3 and IP Holdco nor any of their respective Subsidiaries, all of which are Unrestricted Subsidiaries of the Company. Unrestricted Subsidiaries will not be subject to the restrictive covenants in the Indenture.

        As of March 31, 2012, we had $2.4 billion of debt (excluding $12.1 million of outstanding letters of credit and $86.5 million of available undrawn revolving credit commitments). Our Unrestricted Subsidiaries held approximately 45.7% of our assets at March 31, 2012 and generated net revenues and operating income of $146.7 million and $25.8 million, respectively, for the three months ended March 31, 2012.

        The obligations of each Guarantor under its Guarantee will include contribution provisions designed to mitigate against the risk that the Guarantee could be found to constitute a fraudulent conveyance or fraudulent transfer under applicable law. See "Risk Factors—Risks Related to the Notes and our Substantial Indebtedness—Federal and state statutes allow courts, under specific circumstances, to void the guarantees and require shareholders to return payments received from us or the guarantors."

        Each Guarantor may consolidate with or merge into or sell its assets to the Company or another Guarantor without limitation, or with other Persons upon the terms and conditions set forth in the Indenture. See "Certain Covenants—Merger, Consolidation or Sale of Assets." In the event of a sale or other disposition of all or substantially all of the properties and assets of any Guarantor, by way of merger, consolidation or otherwise, or the sale of all of the Capital Stock of a Guarantor, whether by way of merger, consolidation or otherwise, in either case provided that such sale or other disposition complies with the provisions set forth in "Repurchase at the Option of Holders—Asset Sales" (other than provisions for future application of the Net Cash Proceeds), or in the event of the designation of any Guarantor as an Unrestricted Subsidiary in accordance with the applicable provisions of the Indenture, or upon a discharge of the Indenture in accordance with "—Satisfaction and Discharge" or upon any Legal Defeasance or Covenant Defeasance of the Indenture, the Guarantor's Guarantee will be released. Each of the Guarantors is a Restricted Subsidiary of the Company.

Holding Company Structure

        The Company is a holding company for its Subsidiaries, with no material operations of its own and only limited assets. Accordingly, the Company is dependent upon the distribution of the earnings of its Subsidiaries, whether in the form of dividends, distributions, advances or payments on account of intercompany obligations, to service its debt obligations. Subsidiaries that we have designated as Unrestricted Subsidiaries held approximately 45.7% of our assets at March 31, 2012 and generated net revenues and operating income of $146.7 million and $25.8 million, respectively, for the three months ended March 31, 2012. Our Unrestricted Subsidiaries are not subject to the restrictive covenants of the Indenture, including the covenant that limits the ability of Restricted Subsidiaries to impose limitations on the ability of such entities to, among other things, make dividends or distributions to the Company. In addition, the claims of the Holders are subject to the prior payment of all liabilities (whether or not for borrowed money) and to any preferred stock interest of such Unrestricted Subsidiaries. The Restricted Subsidiaries of the Company consist of entities that comprised approximately 52.3% of our assets at March 31, 2012 and generated approximately 54% and 57% of our net revenues and operating income, respectively for the three months ended March 31, 2012. There can be no assurance that, after providing for all prior claims, there would be sufficient assets available from the Company and its Subsidiaries to satisfy the claims of the Holders of Notes. See "Risk Factors—Holding Company Structure."

Principal, Maturity and Interest

        The Company issued the Existing Notes in the aggregate principal amount of $625.0 million on January 3, 2012 and will issue up to an aggregate principal amount of $625.0 million of the Exchange Notes in the exchange offer. The Company may issue additional notes from time to time after this exchange offer. Any issuance of additional notes will be subject to all of the covenants in the Indenture, including the covenant described below under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock." The Exchange Notes offered hereby and any additional notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase, provided that if any additional notes are not fungible for United States federal income tax purposes with any of the Notes previously issued, such additional notes will have a separate CUSIP number. Notes are issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Notes will mature on June 18, 2018.

        Cash interest on the Notes will initially accrue at the rate of 3.65% per annum and will be payable semi-annually in cash in arrears on each June 15 and December 15, commencing June 15, 2012. The interest rate will increase to 3.66% on June 16, 2012, to 3.67% on June 16, 2013, to 4.87% on June 16, 2014, to 7.22% on June 16, 2016 and to 9.54% on June 16, 2017. The Company will make each interest payment to the holders of record of the Notes on the immediately preceding June 1 and December 1. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. In addition, the Company shall pay a duration fee equal to 1.00% of the then aggregate outstanding amount (if any) of the Notes on June 17, 2016 and June 19, 2017.

Methods of Receiving Payments on the Notes

        If a holder has given wire transfer instructions to the Company, the Company will make all principal, premium and interest payments on Notes held by such holder in accordance with those instructions. All other payments on the Notes will be made at the office or agency of the Company maintained for such purpose unless the Company elects to make interest payments by check mailed to the holders at the addresses set forth in the register of holders; provided that all payments with respect to Global Notes, and any definitive Notes the holder of which has given wire transfer instructions to the Company, will be made by wire transfer. Until otherwise designated by the Company, the Company's office or agency will be the office of the Trustee maintained for such purpose.

Optional Redemption

        Except as set forth under "Mandatory Redemption," the Company does not have the option to redeem the Notes prior to December 31, 2012. Thereafter, the Company has the option to redeem the Notes, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption price of par plus accrued and unpaid interest, if any, on the Notes redeemed, to the applicable redemption date.

Selection and Notice

        If less than all of the Notes are to be redeemed at any time, the Trustee will select the Notes to be redeemed among the holders of Notes as follows:

          (1)   if the Notes are listed, in compliance with the requirements of the principal national securities exchange on which the Notes are listed, or

          (2)   if the Notes are not so listed, on a pro rata basis, by lot (in the case of a partial redemption) or in accordance with the procedures of DTC.

        No Note of a principal amount of $2,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address. Notices of redemption may be conditional in that the Company may, notwithstanding the giving of the notice of redemption, condition the redemption of the Notes specified in the notice of redemption upon the completion of other transactions, such as refinancings or acquisitions (whether of the Company or by the Company).

        If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption, subject to the satisfaction of any conditions to such redemption. On and after the redemption date, subject to the satisfaction of any conditions to such redemption, interest ceases to accrue on Notes or portions of them called for redemption so long as the Company has deposited with the Paying Agent funds sufficient to pay the principal of, plus accrued and unpaid interest and Additional Interest, if any, on the Notes to be redeemed.

Mandatory Redemption

        Except as described below, the Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

Repurchase at the Option of Holders

Change of Control.

        Upon the occurrence of a Change of Control, each holder of Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof; provided that no Note of a principal amount of $2,000 or less shall be repurchased in part) of such holder's Notes pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash (the "Change of Control Payment") equal to 100% of the aggregate principal amount of Notes plus accrued and unpaid interest thereon, and duration fees and Additional Interest, if any, to the date of repurchase. Within 30 days following any Change of Control, the Company will mail a notice to the Trustee and each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the date specified in such notice, which date shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed (the "Change of Control Payment Date"), pursuant to the procedures required by the Indenture and described in such notice. The Change of Control Offer may be made up to 60 days prior to the occurrence of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer. The Company will comply with all applicable laws, including, without limitation, Section 14(e) of the Exchange Act and the rules thereunder and all applicable federal and state securities laws, and will include all instructions and materials necessary to enable holders to tender their Notes. To the extent that the provisions of any such laws or rules conflict with the provisions of this covenant, the Company's compliance with such laws and rules shall not in and of itself cause a breach of the Company's obligations under this covenant.

        On the Change of Control Payment Date, the Company will, to the extent lawful:

          (1)   accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer,

          (2)   deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered, and

          (3)   deliver or cause to be delivered to the Trustee the Notes so accepted, together with an officers' certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company.

        The Paying Agent will promptly mail to each holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new Note equal in principal amount to the unpurchased portion of the Notes surrendered by such holder, if any; provided that each such new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date

        The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

        The Bank Credit Agreement contains, and any future Credit Facilities or other agreements relating to Indebtedness to which the Company becomes a party may contain, restrictions on the ability of the Company to purchase any Notes, and also may provide that certain change of control events with respect to the Company would constitute a default thereunder. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing Notes, the Company could seek the consents of its lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain all such requisite consents or repay such borrowings, the Company will remain prohibited from purchasing Notes. In such case, the Company's failure to purchase tendered Notes would constitute an Event of Default under the Indenture. There can be no assurance that in the event of a Change of Control the Company will have sufficient funds, or that it will be permitted under the terms of the Bank Credit Agreement, to satisfy its obligations with respect to any or all of the tendered Notes.

        The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

        The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of the Company and its Restricted Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require the Company to repurchase such Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Restricted Subsidiaries, taken as a whole, to another Person or group may be uncertain.

        The presence of the Company's Note repurchase obligation in the event of a Change of Control may deter potential bidders from attempting to acquire the Company, whether by merger, tender offer or otherwise. Such deterrence may have an adverse effect on the market price for the Company's securities, particularly its common stock.

Asset Sales.

        Neither the Company nor any Restricted Subsidiary will, directly or indirectly:

          (1)   consummate an Asset Sale unless such entity receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or of which other disposition is made (as determined in good faith by the Board of such entity), and

          (2)   consummate or enter into a binding obligation to consummate an Asset Sale unless at least 75% of the consideration received by such entity from such Asset Sale will be cash or Cash Equivalents. For purposes of this provision, each of the following shall be deemed to be cash:

            (a)   any liabilities as shown on such entity's most recent balance sheet (or in the notes thereto) (other than (i) Indebtedness subordinate in right of payment to the Notes, (ii) contingent liabilities and (iii) liabilities or Indebtedness to Affiliates of the Company) that are assumed by the transferee of any such assets, and

            (b)   to the extent of the cash received, any notes or other obligations or securities received by such Obligor from such transferee that are converted by such entity into cash within 180 days of receipt.

        Notwithstanding the foregoing, the Company or a Restricted Subsidiary will be permitted to consummate an Asset Sale without complying with the foregoing provisions if:

          (1)   such entity receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or other property sold, issued or otherwise disposed of (as evidenced by a resolution of the Board of such entity), and

          (2)   the consideration for such Asset Sale constitutes Productive Assets; provided that any non-cash consideration not constituting Productive Assets received by such entity in connection with such Asset Sale that is converted into or sold or otherwise disposed of for cash or Cash Equivalents at any time within 360 days after such Asset Sale shall constitute Net Cash Proceeds subject to the provisions set forth above.

        Upon the consummation of an Asset Sale, the Company or the affected Restricted Subsidiary will be required to apply an amount equal to all Net Cash Proceeds (excluding amounts received and considered as "cash" pursuant to clause (2)(a) of the first paragraph of this covenant) that are received from such Asset Sale within 360 days of the receipt thereof either:

          (1)   to reinvest (or enter into a binding commitment to invest, if such investment is effected within 360 days after the date of such commitment) in Productive Assets or in Asset Acquisitions not otherwise prohibited by the Indenture,

          (2)   to repay Indebtedness under the Bank Credit Agreement (or other Indebtedness of the Company or such Restricted Subsidiary, as applicable, secured by a Lien), and, in the case of any such repayment under any revolving credit or other facility that permits future borrowings, effect a permanent reduction in the availability or commitment under such facility, and/or

          (3)   a combination of prepayment and reinvestment as permitted by the foregoing clauses (1) and (2).

provided, however, that if the Company or any Restricted Subsidiary contractually commits within such 360-day period to apply such Net Cash Proceeds within 180 days following such contractual commitment in accordance with the foregoing clauses (1), (2) or (3), and such Net Cash Proceeds are subsequently applied as contemplated in such contractual commitment, then the requirement for application of Net Cash Proceeds as set forth in this paragraph shall be considered satisfied.

        Pending the final application of any such Net Cash Proceeds, the Company or such Restricted Subsidiary may temporarily reduce revolving Indebtedness or otherwise invest such Net Cash Proceeds in any manner not prohibited by the Indenture.

        Any Net Cash Proceeds from an Asset Sale that are not applied pursuant to the preceding paragraph shall constitute "Excess Net Proceeds." No later than 20 business days following the date on which the aggregate amount of Excess Net Proceeds exceeds $50 million (the "Net Proceeds Trigger Date"), the Company shall make an offer to purchase (the "Net Proceeds Offer"), on a date (the "Net Proceeds Offer Payment Date") not less than 30 nor more than 60 days following the applicable Net Proceeds Offer Trigger Date, on a pro rata basis, an aggregate principal amount equal to the Excess Net Proceeds of (a) Notes, at a purchase price in cash equal to 100% of the aggregate principal amount of Notes, in each case, plus accrued and unpaid interest thereon and Additional Interest, if any, on the Net Proceeds Offer Payment Date, and (b) other Indebtedness Incurred by the Company which is pari passu with the Notes, in each case to the extent required by the terms thereof. If at any time within 360 days after an Asset Sale any non-cash consideration received by the Company or the affected Restricted Subsidiary in connection with such Asset Sale (other than non-cash consideration deemed to be cash as provided in clause (2)(b) above) is converted into or sold or otherwise disposed of for cash, then such conversion or disposition will be deemed to constitute an Asset Sale hereunder and the Net Cash Proceeds thereof will be applied in accordance with this covenant. To the extent that the aggregate principal amount of Notes or other pari passu Indebtedness tendered pursuant to the Net Proceeds Offer is less than the Excess Net Proceeds, the Company or such Restricted Subsidiary may use any remaining proceeds of such Asset Sales for general corporate purposes (but subject to the other terms of the Indenture). Upon completion of a Net Proceeds Offer, the Excess Net Proceeds relating to such Net Proceeds Offer will be deemed to be zero for purposes of any subsequent Asset Sale. In the event that a Restricted Subsidiary consummates an Asset Sale, only that portion of the Net Cash Proceeds therefrom (including any Net Cash Proceeds received upon the sale or other disposition of any non-cash proceeds received in connection with an Asset Sale) that are distributed to or received by the Company or a Restricted Subsidiary will be required to be applied by the Company or the Restricted Subsidiary in accordance with the provisions of this covenant.

        Notwithstanding the foregoing, (x) the sale of Equity Interests or all or substantially all of the assets of any entity designated as an Unrestricted Subsidiary on the Issue Date shall constitute an Asset Sale by the Company, whose Net Cash Proceeds shall be distributed to the Company and applied as set forth in this covenant and (y) 75% of the aggregate amount of distributions received by the Company and its Restricted Subsidiaries from joint ventures and Unrestricted Subsidiaries (other than Subsidiary Tax Sharing Payment and payments and payments pursuant to the OpCo Cost Allocation Agreement, the GVR Cost Allocation Agreement and the LandCo Cost Allocation Agreement) shall be deemed an Asset Sale by the Company and applied as set forth in this covenant. For the avoidance of doubt, the application of clause (x) or clause (y) in the immediately preceding sentence shall not apply to the extent such distributions have been used to mandatorily repay loans under the Bank Credit Agreement in accordance with the terms thereto.

        The Company will comply with all applicable laws, including, without limitation, Section 14(e) of the Exchange Act and the rules thereunder and all applicable federal and state securities laws, and will include all instructions and materials necessary to enable holders to tender their Notes and, to the extent that the provisions of any such laws or rules conflict with the provisions of this covenant, the

Company's compliance with such laws and rules shall not in and of itself cause a breach of the Company's obligations under this covenant.

Mandatory Disposition Pursuant to Gaming Laws

        If a record or a beneficial owner of a Note is required by any Gaming Authority to be found suitable, the owner shall apply for a finding of suitability within 30 days after the request of such Gaming Authority or within such other time prescribed by such Gaming Authority. The applicant for a finding of suitability must pay all costs of the investigation for such finding of suitability. If a holder or beneficial owner is required to be found suitable and is not found suitable by such Gaming Authority, (i) such owner shall, upon request of the Company, dispose of such owner's Notes within 30 days or within that time prescribed by such Gaming Authority, whichever is earlier, or (ii) the Company may, at its option, redeem such owner's Notes at the lesser of (x) the principal amount thereof or (y) the price at which the Notes were acquired by such owner, together with, in either case, accrued interest to the date of the finding of unsuitability by such Gaming Authority, or (z) such other amount required by such Gaming Authority.

        By accepting a Note, each holder or beneficial owner of a Note will be agreeing to comply with all requirements of the Gaming Laws and Gaming Authorities in each jurisdiction where the Company and its Affiliates are licensed or registered under applicable Gaming Laws or conduct gaming activities.

Certain Covenants

Restricted Payments.

        Neither the Company nor any Restricted Subsidiary will, directly or indirectly:

          (1)   declare or pay any dividend or make any other payment or distribution (other than dividends or distributions payable solely in Qualified Capital Stock of the Company or dividends or distributions payable to the Company or a Restricted Subsidiary) in respect of the Company's or any Restricted Subsidiary's Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or such Restricted Subsidiary, as applicable) or to the direct or indirect holders of the Company's or such Restricted Subsidiary's Equity Interests in their capacity as such,

          (2)   purchase, redeem or otherwise acquire or retire for value (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any Restricted Subsidiary) Equity Interests of the Company or any Restricted Subsidiary or of any direct or indirect parent of the Company (other than any such Equity Interests owned by the Company or any Restricted Subsidiary),

          (3)   make any payment on or with respect to, or purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value any Indebtedness that is subordinate in right of payment to the Notes, except (i) a payment of principal, interest or other amounts required to be paid at Stated Maturity or (ii) a payment made to the Company or any Restricted Subsidiary, or

          (4)   make any Investment (other than Permitted Investments)

(each of the foregoing prohibited actions set forth in clauses (1), (2), (3) and (4) being referred to as a "Restricted Payment").

        Notwithstanding the foregoing, the Company or any Restricted Subsidiary may make any Restricted Investment so long as, at the time of such proposed Restricted Investment or immediately after giving effect thereto,

          (1)   no Default or an Event of Default has occurred, and is continuing or would result therefrom,

          (2)   the Company's Consolidated Leverage Ratio would be less than 5.5 to 1.0; and

          (3)   the aggregate amount of Restricted Investments (the amount expended for such purposes, if other than in cash, being the fair market value of such property as determined in the good faith reasonable judgment of the Company) do not exceed or would not exceed the sum, without duplication, of:

            (a)   50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of the Company and the Restricted Subsidiaries during the period (treating such period as a single accounting period) beginning with the fiscal quarter in which the Issue Date occurs and ending on the last day of the most recent fiscal quarter of the Company ending immediately prior to the date of the making of such Restricted Investment for which internal financial statements are available ending not more than 135 days prior to the Determination Date, plus

            (b)   100% of the fair market value of the aggregate net proceeds received by the Company from any Person (other than from a Subsidiary of the Company), from the issuance and sale of Qualified Capital Stock of the Company or the amount by which Indebtedness of the Company or any Restricted Subsidiary is reduced by the conversion or exchange of debt securities or Disqualified Capital Stock into or for Qualified Capital Stock (to the extent that proceeds of the issuance of such Qualified Capital Stock would have been includable in this clause if such Qualified Capital Stock had been initially issued for cash) subsequent to the Issue Date and on or prior to the date of the making of such Restricted Investment (excluding any Qualified Capital Stock of the Company the purchase price of which has been financed directly or indirectly using funds (i) borrowed from the Company or any Restricted Subsidiary, unless and until and to the extent such borrowing is repaid, or (ii) contributed, extended, guaranteed or advanced by the Company or any Restricted Subsidiary (including, without limitation, in respect of any employee stock ownership or benefit plan)); provided that such aggregate net proceeds are limited to cash, Cash Equivalents and other assets used or useful in a Related Business or the Capital Stock of a Person engaged in a Related Business, plus

            (c)   100% of the aggregate cash received by the Company subsequent to the Issue Date and on or prior to the date of the making of such Restricted Investment upon the exercise of options or warrants to purchase Qualified Capital Stock of the Company, plus

            (d)   to the extent that any Restricted Investment that was made after the Issue Date is sold for cash or Cash Equivalents or otherwise liquidated or repaid for value, or any dividends, distributions, interest payments, principal repayments or returns of capital are received by the Company or any Restricted Subsidiary in respect of any Restricted Investment, the fair market value (as determined in good faith by the Board) of proceeds of such sale, liquidation, repayment, dividend, distribution, principal repayment or return of capital, in each such case valued at the cash or marked-to-market value of Cash Equivalents received with respect to such Restricted Investment (less the cost of disposition, if any), and to the extent that any Restricted Investment consisting of a guarantee or other contingent obligation that was made after the Issue Date is terminated or cancelled, the excess, if any, of (x) the amount by which such Restricted Investment reduced the sum otherwise available for making Restricted Investments under this second paragraph of the Restricted Payment covenant, over (y) the aggregate amount of payments made (including costs incurred) in respect of such guarantee or other contingent obligation; provided that such proceeds are limited to cash, Cash Equivalents and other assets used or useful in a Related Business of the Capital Stock of a Person engaged in a Related Business, plus

            (e)   to the extent that any Person becomes a Restricted Subsidiary or an Unrestricted Subsidiary is redesignated as a Restricted Subsidiary after the date the Issue Date, the lesser of (i) the fair market value of the Restricted Investment of the Company and its Restricted Subsidiaries in such Person as of the date it becomes a Restricted Subsidiary or in such Unrestricted Subsidiary on the date of redesignation as a Restricted Subsidiary or (ii) the fair market value of such Restricted Investment as of the date such Restricted Investment was originally made in such Person or, in the case of the redesignation of an Unrestricted Subsidiary into a Restricted Subsidiary which Subsidiary was designated as an Unrestricted Subsidiary after the Issue Date, the amount of the Company and its Restricted Subsidiaries' Restricted Investment therein as determined under the last paragraph of this covenant, plus the aggregate fair market value of any additional Restricted Investments (each valued as of the date made) by the Company and its Restricted Subsidiaries in such Unrestricted Subsidiary after the Issue Date.

        Notwithstanding the foregoing, the provisions set forth in the preceding paragraphs will not prohibit the following Restricted Payments:

          (1)   the payment of any dividend or the making of any distribution within 60 days after the date of declaration of such dividend or distribution if the making thereof would have been permitted on the date of declaration; provided such dividend will be deemed to have been made as of its date of declaration for purposes of this clause (1);

          (2)   the redemption, repurchase, retirement or other acquisition of Capital Stock of the Company or warrants, rights or options to acquire Capital Stock of the Company either (a) solely in exchange for shares of Qualified Capital Stock of the Company or warrants, rights or options to acquire Qualified Capital Stock of the Company, or (b) through the application of net proceeds of a substantially concurrent sale (other than to a Subsidiary of the Company) of shares of Qualified Capital Stock of the Company or warrants, rights or options to acquire Qualified Capital Stock of the Company; provided that such aggregate net proceeds are limited to cash, Cash Equivalents and other assets used or useful in a Related Business or the Capital Stock of a Person engaged in a Related Business;

          (3)   the payment, redemption, repurchase, retirement, defeasance or other acquisition of Indebtedness of any Obligor that is subordinate in right of payment to the Notes or the Guarantees (a) solely in exchange for (i) shares of Qualified Capital Stock of the Company or (ii) Permitted Refinancing Indebtedness, or (b) through the application of the net proceeds of a sale (other than to an Obligor) within 45 days of such sale of (i) shares of Qualified Capital Stock of the Company or warrants, rights or options to acquire Qualified Capital Stock of the Company or (ii) Permitted Refinancing Indebtedness or (c) within one year of the scheduled final maturity thereof; provided that such aggregate net proceeds are limited to cash, Cash Equivalents and other assets used or useful in a Related Business or the Capital Stock of a Person engaged in a Related Business;

          (4)   payments pursuant to the Management Agreements;

          (5)   other Restricted Payments not to exceed $10 million in the aggregate made on or after the Issue Date; provided no Default or Event of Default then exists or would result therefrom;

          (6)   repurchases not to exceed $1 million in the aggregate made on or after the Issue Date by the Company of its common stock, options, warrants or other securities exercisable or convertible into such common stock from employees, officers, consultants or directors of the Company or any of its respective Subsidiaries upon death, disability or termination of employment, relationship or directorship of such employees, officers, consultants or directors;

          (7)   loans or advances to employees made in the ordinary course of business of the Company or any Restricted Subsidiary in an amount not to exceed $1 million in the aggregate outstanding at any one time;

          (8)   the payment or distribution of any amounts in respect of Equity Interests by any Restricted Subsidiary organized as a partnership or a limited liability company or other pass-through entity:

            (a)   to the extent of capital contributions made to such Restricted Subsidiary (other than capital contributions made to such Restricted Subsidiary by the Company or any Restricted Subsidiary) or

            (b)   to the extent required by applicable law,

  provided that, except in the case of clause (b), no Default or Event of Default has occurred and is continuing at the time of such Restricted Payment or would result therefrom, and provided further that, except in the case of clause (b), such distributions are made pro rata in accordance with the respective Equity Interests contemporaneously with the distributions paid to the Company or a Restricted Subsidiary or their Affiliates holding an interest in such Equity Interests;

          (9)   the payment of any dividend or distributions by a Restricted Subsidiary of the Company to the holders of its Equity Interests on a pro rata basis;

          (10) the repurchase of Equity Interests deemed to occur upon the exercise of stock options to the extent such Equity Interests represent a portion of the exercise price of those stock options, or upon the vesting of restricted stock, restricted stock units or performance share units to the extent necessary to satisfy tax withholding obligations attributable to such vesting;

          (11) the declaration and payment of regularly scheduled or accrued dividends or distributions to holders of any class or series of Disqualified Capital Stock of the Company or any Restricted Subsidiary of the Company issued on or after the Issue Date in accordance with the Consolidated Leverage Ratio test described below under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock";

          (12) that portion of Restricted Investments the payment for which consists exclusively of the Company's Qualified Capital Stock or proceeds from the substantially concurrent sale of the Company's Qualified Capital Stock; provided that the amount of any such payment shall be excluded from clause (3) of the preceding paragraph

          (13) the declaration and payment of dividends by the Company to, or the making of loans to, its direct Holding Companies in amounts not to exceed $2.5 million during any fiscal year required for the Company's direct or indirect Holding Companies to pay (the "Corporate Expense Payments"):

            (A)  franchise taxes and other fees, taxes and expenses required to maintain their corporate existence;

            (B)  customary salary, bonus and other benefits payable to officers and employees of any direct or indirect parent company of the Company to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Company and the Restricted Subsidiaries (and, to the extent of the amount actually received from its Unrestricted Subsidiaries, in amounts required to pay such expenses to the extent attributable to the ownership or operation of such Unrestricted Subsidiaries);

            (C)  general corporate overhead expenses of any direct or indirect parent company of the Company to the extent such expenses are attributable to the ownership or operation of the Company and the Restricted Subsidiaries, plus any amount of indemnification claims made by any director or officer of any direct or indirect parent company of the Company; and

            (D)  reasonable fees and expenses incurred in connection with any unsuccessful debt or equity offering by such direct or indirect parent company of the Company;

          (14) so long as the Company or any Restricted Subsidiary is taxed as a partnership or disregarded entity for U.S. federal, state and local tax purposes, payments pursuant to the Holding Company Tax Distribution Agreement (the "Company Tax Payments"); and

          (15) so long as no Default or Event of Default has occurred and is continuing, the repurchase of Indebtedness subordinated in right of payment to the Notes or any Guarantee with any Excess Net Proceeds as provided in the covenant described under the caption "Repurchase at the Option of Holders Asset Sales" pursuant to provisions requiring such repurchase similar to those described in the covenant under the caption "Repurchase at the Option of Holders Change of Control"; provided that all Notes tendered by holders thereof in connection with a Change of Control Offer or Net Proceeds Offer have been repurchased , redeemed or acquired for value.

        In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date, Restricted Payments made pursuant to clause (3)(a)(ii), (3)(b)(ii), (4), (6), (7), (8), (9), (10), (11), (12), (13), (14) or (15) of the immediately preceding paragraph shall, in each case, be excluded from such calculation; provided, that any amounts expended or liabilities incurred in respect of fees, premiums or similar payments in connection therewith shall be included in such calculation.

        For purposes of this covenant, it is understood that the Company may rely on internal or publicly reported financial statements even though there may be subsequent adjustments (including review and audit adjustments) to such financial statements. For avoidance of doubt, any Restricted Payment that complied with the conditions of this covenant, made in reliance on such calculation by the Company based on such internal or publicly reported financial statements, shall be deemed to continue to comply with the conditions of this covenant, notwithstanding any subsequent adjustments that may result in changes to such internal financial or publicly reported statements.

        The Board of the Company may designate any of its Restricted Subsidiaries to be Unrestricted Subsidiaries if such designation would not cause a Default. For purposes of making such determination, all outstanding Investments by the Obligors (except to the extent repaid in cash or in kind) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant to the extent that such deemed Restricted Payments would not be excluded from such calculation under the second paragraph of this covenant. All such outstanding Investments will be deemed to constitute Investments in an amount equal to the fair market value of such Investments at the time of such designation (as determined in the good faith reasonable judgment of the Company).

        Such designation will only be permitted if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

Incurrence of Indebtedness and Issuance of Preferred Stock.

        The Company will not, directly or indirectly: (1) Incur any Indebtedness or issue any Disqualified Capital Stock or (2) cause or permit any of its Restricted Subsidiaries to Incur any Indebtedness or issue any Disqualified Capital Stock or preferred stock, in each case, other than Permitted Indebtedness; provided, however, that the Company may issue Disqualified Capital Stock and may Incur Indebtedness (including, without limitation, Acquired Debt), and any Guarantor may issue preferred stock or Incur Indebtedness (including, without limitation, Acquired Debt), if immediately after giving pro forma effect to such proposed Incurrence or issuance and the receipt and application of the net proceeds therefrom, the Company's Consolidated Leverage Ratio would be less than 5.5 to 1.0.

        The first paragraph of this covenant will not prohibit the incurrence of any of the following (collectively, "Permitted Indebtedness"):

          (1)   Indebtedness of the Company or any Restricted Subsidiary outstanding on the Issue Date (other than Indebtedness under the Bank Credit Agreement) as reduced by the amount of any scheduled amortization payments or mandatory prepayments when actually paid or permanent reductions thereof;

          (2)   Indebtedness Incurred by the Company under the $625,000,000 aggregate principal amount of Notes to be issued on the Issue Date and by the Guarantors under the Guarantees and the Notes and related Guarantees;

          (3)   Indebtedness Incurred by the Company or any Restricted Subsidiary pursuant to the Bank Credit Agreement or other Credit Facilities; provided that the aggregate principal amount of all such Indebtedness outstanding under this clause (3) as of any date of Incurrence (after giving pro forma effect to the application of the proceeds of such Incurrence), including all Permitted Refinancing Indebtedness Incurred to repay, redeem, extend, refinance, renew, replace, defease or refund any Indebtedness Incurred pursuant to this clause (3), shall not exceed $1,075 million, to be reduced dollar-for-dollar by the aggregate amount of all Net Cash Proceeds of Asset Sales applied by the Company or a Restricted Subsidiary to repay Indebtedness under the Credit Facilities pursuant to the covenant described above under the caption "—Repurchase at the Option of Holders—Asset Sales";

          (4)   Indebtedness of a Restricted Subsidiary to the Company or any Guarantor, or of the Company to any Guarantor, for so long as such Indebtedness is held by an Obligor; provided that if as of any date any Person other than an Obligor acquires any such Indebtedness or holds a Lien in respect of such Indebtedness (other than a Permitted Lien), such acquisition or holding shall be deemed to be an Incurrence of Indebtedness not constituting Permitted Indebtedness under this clause (4) by the issuer of such Indebtedness;

          (5)   Permitted Refinancing Indebtedness;

          (6)   FF&E Financing and other Indebtedness Incurred by the Company or any Restricted Subsidiary solely to finance the construction or acquisition or improvement of, or consisting of Capitalized Leased Obligations Incurred to acquire rights of use in, capital assets useful in the Company's or such Subsidiary's business, as applicable, and, in any such case, Incurred prior to or within 270 days after the construction, acquisition, improvement or leasing of the subject assets, not to exceed $25 million in aggregate principal amount outstanding at any time (including all Permitted Refinancing Indebtedness Incurred to repay, redeem, extend, refinance, renew, replace, defease or refund any Indebtedness Incurred pursuant to this clause (6)) for all of the Company and its Restricted Subsidiaries;

          (7)   Hedging Obligations and Interest Swap Obligations entered into not as speculative Investments but as hedging transactions designed to protect the Company and its Restricted Subsidiaries against fluctuations in interest rates in connection with Indebtedness otherwise permitted hereunder or against exchange rate risk or commodity pricing risk;

          (8)   Indebtedness of the Company or any Restricted Subsidiary arising in respect of performance bonds, completion guarantees and similar arrangements (to the extent that the Incurrence thereof does not result in the Incurrence of any obligation for the payment of borrowed money of others), in the ordinary course of business; provided, that such Indebtedness shall be Incurred solely in connection with the development, construction, improvement or enhancement of assets useful in the business of the Company and its Restricted Subsidiaries or the development, improvement or enhancement of the operations of the Company and its Restricted Subsidiaries;

          (9)   Indebtedness of the Company or any Restricted Subsidiary arising in respect of letters of credit, bankers' acceptances, worker's compensation claims, payment obligations in connection with self-insurance or similar obligations, surety bonds and appeal bonds (to the extent that the Incurrence thereof does not result in the Incurrence of any obligation for the payment of borrowed money of others), in the ordinary course of business, in amounts and for the purposes customary in such Person's industry;

          (10) the guarantee by a Guarantor of Indebtedness of the Company or of any other Guarantor, or the guarantee by a Restricted Subsidiary of Indebtedness of the Company or another Restricted Subsidiary, provided such Indebtedness was outstanding on the Issue Date or was, at the time it was incurred, permitted to be incurred by the Company or such Guarantor or Restricted Subsidiary under the Indenture; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the Notes, then the guarantee may only be incurred by a Guarantor and shall be subordinated to, or pari passu with, as applicable, the Notes to the same extent as the Indebtedness guaranteed;

          (11) the issuance by any of the Company's Restricted Subsidiaries to the Company or to any of its Restricted Subsidiaries of shares of preferred stock; provided, however, that:

            (a)   any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than the Company or a Restricted Subsidiary and

            (b)   any sale or other transfer of any such preferred stock to a Person that is not either the Company or a Restricted Subsidiary of the Company will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (11);

          (12) Indebtedness arising from agreements of the Company or any Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or Subsidiary otherwise permitted by the Indenture;

          (13) the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Capital Stock in the form of additional shares of the same class of Disqualified Capital Stock;

          (14) Indebtedness of the Company under the Landco Support Agreement, as in effect on the date hereof, or any guarantee of any refinancing of the Indebtedness subject to such support obligations;

          (15) guarantees incurred in the ordinary course of business supporting obligations of suppliers, lessees and vendors;

          (16) Indebtedness in an aggregate principal amount outstanding under this clause (16) as of any date of Incurrence, including all Permitted Refinancing Indebtedness Incurred to repay, redeem, extend, refinance, renew, replace, defease or refund any Indebtedness Incurred pursuant to this clause (16), not to exceed $50 million; and

          (17) Indebtedness representing deferred compensation to employees of the Company and the Restricted Subsidiaries incurred in the ordinary course of business;

          (18) Indebtedness consisting of promissory notes issued by the Company to current or former officers, directors, managers and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of Holdco or the Company permitted by clause (6) of paragraph three under "Certain Covenants—Restricted Payments"; provided that

  (i) such Indebtedness shall be subordinated in right of payment to the Notes on terms (it being understood that, subject to the dollar limitation described below, such subordination provisions shall permit the payment of interest and principal in cash if no Event of Default has occurred) and (ii) the aggregate amount of all cash payments (whether principal or interest) made by the Company in respect of such notes since the Effective Date, when combined with the aggregate amount of Restricted Payments made pursuant to clause (6) of paragraph three under "Certain Covenants—Restricted Payments" since the Effective Date, shall not exceed $1,000,000;

          (19) Indebtedness consisting of obligations of the Company or the Restricted Subsidiaries under deferred compensation or other similar arrangements incurred by such Person in connection with any Investment expressly permitted under "Certain Covenants—Restricted Payments"; and

          (20) Indebtedness consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business.

        For purposes of this definition, it is understood that the Company may rely on internal or publicly reported financial reports even though there may be subsequent adjustments (including review and audit adjustments) to such financial statements. For avoidance of doubt, any incurrence of Permitted Indebtedness which is based upon or made in reliance on a computation based on such internal or publicly reported financial statements shall be deemed to continue to comply with the applicable covenant, notwithstanding any subsequent adjustments that may result in changes to such internal or publicly reported financial statements.

        Any Indebtedness of any Person existing at the time it becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition of capital stock or otherwise) shall be deemed to be Incurred as of the date such Person becomes a Restricted Subsidiary.

        Notwithstanding any other provision of this covenant, a guarantee of Indebtedness of the Company or of Indebtedness of a Restricted Subsidiary will not constitute a separate incurrence, or amount outstanding, of Indebtedness so long as the Indebtedness so guaranteed was incurred in accordance with the terms of the Indenture.

        For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (20) of such definition or is entitled to be Incurred pursuant to the second paragraph of this covenant, the Company will, in its sole discretion, classify such item of Indebtedness in any manner that complies with this covenant and such item of Indebtedness will be treated as having been Incurred pursuant to only one of such clauses or pursuant to the second paragraph hereof. The Company may reclassify such Indebtedness from time to time in its sole discretion and may classify any item of Indebtedness in part under one or more of the categories of Permitted Indebtedness and/or in part as Indebtedness entitled to be Incurred pursuant to the second paragraph of this covenant.

        Accrual of interest or dividends, the accretion of principal amount or dividends, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms or the payment of dividends on any Disqualified Capital Stock in the form of additional Disqualified Capital Stock with the same terms will not be deemed to be an Incurrence of Indebtedness or an issuance of Disqualified Capital Stock or preferred stock for purposes of this covenant. Any increase in the amount of Indebtedness solely by reason of currency fluctuations will not be deemed to be an incurrence of Indebtedness for purposes of determining compliance with this covenant. A change in GAAP that results in an obligation existing at the time of such change, not previously classified as Indebtedness, becoming Indebtedness will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.

Liens.

        No Obligor will, directly or indirectly, create, Incur or assume any Lien, except a Permitted Lien, on or with respect to any of its property or assets including any shares of stock or Indebtedness of any Restricted Subsidiary, whether owned on the Issue Date or thereafter acquired, or any income, profits or proceeds therefrom, unless:

          (1)   in the case of any Lien securing Indebtedness that is subordinate in right of payment to the Notes or the Guarantees, the Notes or the Guarantees are secured by a Lien on such property, assets or proceeds that is senior in priority to such Lien as long as such Indebtedness is secured by such Lien; and

          (2)   in all other cases, the Notes or the Guarantees, as the case may be, are secured on an equal and ratable basis with the obligations secured by such Lien for so long as such obligations are secured by such Lien.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

        The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or permit or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

          (1)   pay dividends or make any other distributions on its Capital Stock,

          (2)   make loans or advances to or pay any Indebtedness or other obligations owed to the Company or to any other Restricted Subsidiary, or

          (3)   transfer any of its property or assets to the Company or to any Restricted Subsidiary

(each such encumbrance or restriction in clause (1), (2) or (3), a "Payment Restriction").

        However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

          (a)   applicable law or required by any Gaming Authority;

          (b)   the Indenture, the Notes and the Guarantees and other Indebtedness of the Company or any Restricted Subsidiary ranking pari passu with the Notes; provided that such restrictions are no more restrictive taken as a whole than those imposed by the Indenture;

          (c)   customary non-assignment provisions of any contract, license or lease of any Restricted Subsidiary entered into in the ordinary course of business of such Restricted Subsidiary;

          (d)   any instrument governing Acquired Debt Incurred in connection with an acquisition by the Company or any Restricted Subsidiary in accordance with the Indenture as the same was in effect on the date of such Incurrence; provided that such encumbrance or restriction is not, and will not be, applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries or the property or assets, including directly related assets, such as accessions and proceeds so acquired or leased;

          (e)   any restriction or encumbrance contained in contracts for the sale of Equity Interests of any Subsidiary or assets of the Company or any Restricted Subsidiary to be consummated in accordance with the Indenture solely in respect of Equity Interests (or assets of such Restricted Subsidiary) or assets to be sold pursuant to such contract;

          (f)    any restrictions of the nature described in clause (3) above with respect to the transfer of assets secured by a Lien that is permitted by the Indenture to be Incurred;

          (g)   any encumbrance or restriction contained in Permitted Refinancing Indebtedness; provided that the provisions relating to such encumbrance or restriction contained in any such Permitted Refinancing Indebtedness are no less favorable to the holders of the Notes in any material respect in the good faith judgment of the Company than the provisions relating to such encumbrance or restriction contained in the Indebtedness being refinanced;

          (h)   agreements governing Indebtedness of the Company or its Restricted Subsidiaries existing on the Issue Date, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of the Indenture, taken as a whole;

          (i)    any restriction imposed by Indebtedness incurred under the Credit Facilities; provided that such restriction or requirement is no more restrictive taken as a whole than that imposed by the Bank Credit Agreement as of the Issue Date;

          (j)    provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, stock sale agreements, sale-leaseback agreements and other similar agreements not prohibited by the Indenture;

          (k)   any restriction on cash or other deposits or net worth imposed by customers or lessors or required by insurance, surety or bonding companies, in each case under contracts entered into in the ordinary course of business;

          (l)    any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending the sale or other disposition; or

          (m)  agreements in existence with respect to a Restricted Subsidiary at the time it is so designated, so long as such agreements are not entered into in anticipation or contemplation of such designation.

Merger, Consolidation, or Sale of Assets.

        The Company may not, in a single transaction or a series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries, taken as a whole, to any Person unless:

          (1)   either

            (a)   in the case of a consolidation or merger, the Company, or any successor thereto, is the surviving or continuing corporation, or

            (b)   the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition of the properties and assets of the Company and its Subsidiaries, taken as a whole (the "Successor"), (i) shall be a corporation or limited liability company organized and validly existing under the laws of the United States or any State thereof or the District of Columbia and (ii) shall expressly assume, by supplemental indenture (in form and substance reasonably satisfactory to the Trustee), executed and delivered to the Trustee, the due and punctual payment of the principal of, and premium, if any, and interest and duration fees on all of the Notes and the performance of every covenant of the Notes and the Indenture on the part of the Company to be performed or observed;

          (2)   the Company's or the Successor's, if any, on the date of such transaction after giving pro forma effect thereto and any related transactions as if the same had occurred at the beginning of the applicable four-quarter period, Consolidated Coverage Ratio would not be less than 2.00:1.00; and

          (3)   immediately before and immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(ii) above (including, without limitation, giving effect to any Indebtedness and Acquired Debt Incurred or anticipated to be Incurred and any Lien granted in connection with or in respect of the transaction) no Default and no Event of Default shall have occurred or be continuing; and

        Notwithstanding clause (2) or (3) above:

          (a)   any Guarantor may consolidate with, or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets to the Company or to another Guarantor; and

          (b)   the Company or any Subsidiary may consolidate with or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets to any Person that has conducted no business and Incurred no Indebtedness or other liabilities if such transaction is solely for the purpose of effecting a change in the state of incorporation or form of organization of the Company or such Subsidiary.

        For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

        Upon any consolidation or merger or any transfer of all or substantially all the assets of the Company and its Subsidiaries in accordance with the foregoing, the successor corporation formed by such consolidation or into which the Company is merged or to which such transfer is made shall succeed to and (except in the case of a lease) be substituted for, and may exercise every right and power of, the Company under the Indenture with the same effect as if such successor corporation had been named therein as the Company and (except in the case of a lease) the Company shall be released from the obligations under the Notes and the Indenture.

        No Guarantor may, in a single transaction or a series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the properties or assets of the Guarantor and its Subsidiaries, taken as a whole, to any Person (other than the Company or another Guarantor) unless:

          (1)   either

            (a)   in the case of a consolidation or merger, the Guarantor, or any successor thereto, is the surviving or continuing corporation, or

            (b)   the Person (if other than the Guarantor) formed by such consolidation or into which the Guarantor is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition of the properties and assets of the Guarantor and its Subsidiaries, taken as a whole, (i) shall be a corporation organized and validly existing under the laws of the United States or any State thereof or the District of Columbia and (ii) shall expressly assume, by supplemental indenture (in form and substance reasonably satisfactory to the Trustee), executed and delivered to the Trustee, all the obligations of such Guarantor under its Guarantee, on a senior unsecured basis, on the terms set forth in the Indenture; and

          (2)   immediately before and immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(ii) above (including, without limitation, giving effect to any Indebtedness and Acquired Debt Incurred or anticipated to be Incurred and any Lien granted in connection with or in respect of the transaction) no Default and no Event of Default shall have occurred or be continuing.

        This section includes a phrase relating to the sale, assignment, transfer, lease, conveyance or other disposition of "all or substantially all" of the assets of the Company and its Subsidiaries (or a Guarantor and its Subsidiaries) taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, if the Company or its Subsidiaries (or a Guarantor and its Subsidiaries) dispose of less than all their assets by any means described above, the application of the covenant described in this section may be uncertain.

Transactions with Affiliates.

        The Company will not, and will not permit any Restricted Subsidiary to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless:

          (1)   with respect to any Affiliate Transaction involving aggregate consideration in excess of $2 million, such Affiliate Transaction is, considered in light of any series of related transactions of which it comprises a part, on terms no less favorable to the Company or such Restricted Subsidiary than those that might reasonably have been obtained at such time in a comparable transaction or series of related transactions on an arm's-length basis from a Person that is not such an Affiliate;

          (2)   with respect to any Affiliate Transaction involving aggregate consideration of $20 million or more to the Company or such Restricted Subsidiary, a majority of the disinterested members of the Board of the Company (and of any other affected Restricted Subsidiary, where applicable) shall, prior to the consummation of any portion of such Affiliate Transaction, have approved such Affiliate Transaction, as evidenced by a resolution of its Board; and

          (3)   with respect to any Affiliate Transaction involving value of $50 million or more to the Company or such Restricted Subsidiary, the Board of the Company or such Restricted Subsidiary shall have received prior to the consummation of any portion of such Affiliate Transaction, a written opinion from an independent investment banking, valuation, accounting or appraisal firm of recognized national standing that such Affiliate Transaction is on terms that are fair to the Company or such Restricted Subsidiary from a financial point of view.

        The foregoing restrictions will not apply to:

          (1)   reasonable fees, compensation and benefit arrangements (including any such compensation in the form of Equity Interests not derived from Disqualified Capital Stock, together with loans and advances, the proceeds of which are used to acquire such Equity Interests) paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of the Company or its Subsidiaries as determined in good faith by the Board or senior management;

          (2)   any transaction solely between or among the Company and any of its Restricted Subsidiaries or between two or more Restricted Subsidiaries to the extent any such transaction is otherwise in compliance with, or not prohibited by, the Indenture;

          (3)   any Restricted Payment permitted by the terms of the covenant described above under the heading "—Certain Covenants—Restricted Payments" or any Permitted Investment;

          (4)   sales of Equity Interests of the Company (other than Disqualified Capital Stock) to any of the Company's Affiliates;

          (5)   the pledge of the Equity Interests of Unrestricted Subsidiaries or joint ventures to support the Indebtedness thereof;

          (6)   any transactions between the Company or any of its Restricted Subsidiaries and any Affiliate of the Company the Equity Interests of which Affiliate are owned solely by the Company or one or more of its Restricted Subsidiaries, on the one hand, and by persons who are not Affiliates of the Company or its Restricted Subsidiaries, on the other hand;

          (7)   payments of fees and expenses related to the Restructuring Transactions;

          (8)   payments and transactions contemplated by the Management Agreements, intellectual property licenses executed in connection therewith and payment of fees and expenses owing thereunder;

          (9)   payments and transactions contemplated by the Related Party Agreements; and

          (10) transactions pursuant to agreements existing on the Issue Date and any modification thereto or any transaction contemplated thereby in any replacement agreement therefor so long as such modification or replacement is not more disadvantageous to the Company or any of our Restricted Subsidiaries in any material respect than the respective agreement existing on the Issue Date.

Additional Subsidiary Guarantees.

        The Company shall cause (i) any Material Restricted Subsidiary that is not a Guarantor and (ii) any Subsidiary that is not a Guarantor that becomes a guarantor under the Bank Credit Agreement after the Issue Date, to:

          (1)   execute and deliver to the Trustee a supplemental indenture in form reasonably satisfactory to the Trustee pursuant to which such Restricted Subsidiary shall unconditionally guarantee all of the Company's obligations under the Notes and the Indenture on the terms set forth in the Indenture; and

          (2)   deliver to the Trustee an opinion of counsel that such supplemental indenture has been duly authorized, executed and delivered by such Restricted Subsidiary and constitutes a legal, valid, binding and enforceable obligation of such Restricted Subsidiary.

Thereafter, such Restricted Subsidiary shall be a Guarantor for all purposes of the Indenture.

No Layering.

        The Company will not, and will not permit any Guarantor to, incur or suffer to exist Indebtedness that is contractually subordinated in right of payment to any other Indebtedness of the Company or such Guarantor, as the case may be, unless such Indebtedness is also contractually subordinated in right of payment to the Notes or such Guarantor's Guarantee, as the case may be.

Lines of Business.

        The Obligors will not engage in any lines of business other than the Core Businesses and any Related Business.

Reports.

        Whether or not required by the rules and regulations of the SEC, so long as any Notes are outstanding, the Company will furnish to the holders of Notes, with a copy to the Trustee:

          (1)   all quarterly and annual financial information that would be required to be contained in a filing or filings by the Company with the SEC on Forms 10-Q and 10-K if the Company were required to file such forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by the Company's independent registered public accounting firm, and

          (2)   all current reports that would be required to be filed by the Company with the SEC on Form 8-K if the Company were required to file such reports,

in each case within 30 days of the time periods such filings would be due as specified in the SEC's rules and regulations; provided that such delivery requirement shall be deemed to have been satisfied if the Company files such information with the SEC via EDGAR or any successor thereto.

        In addition, the Company will file such information with the SEC to the extent the SEC is accepting such filings. The Company has agreed that, for so long as any Notes remain outstanding during any period when it is not subject to Section 13 or 15(d) of the Exchange Act, or otherwise permitted to furnish the SEC with certain information pursuant to Rule 12g3-2(b) of the Exchange Act, it will furnish to the holders of the Notes and to the prospective investors, upon their reasonable request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act. The Indenture permits the Company to deliver the consolidated reports or financial information of the Company to comply with the foregoing requirements.

        If any Subsidiary of the Company is an Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraphs will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

Events of Default and Remedies

        Each of the following constitutes an Event of Default:

          (1)   default for 30 days in the payment when due of interest on the Notes or the Guarantees;

          (2)   default in payment of the principal of or premium, if any, on the Notes or the Guarantees when due and payable, at maturity, upon acceleration, redemption or otherwise;

          (3)   failure by any Obligor to comply with any of its other agreements in the Indenture, the Notes or the Guarantees for 60 days after written notice to the Company by the Trustee or by holders of not less than 25% in aggregate principal amount of the Notes then outstanding voting as a single class;

          (4)   default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any Restricted Subsidiary of the Company (or the payment of which is guaranteed by the Company or any Restricted Subsidiary of the Company) whether such Indebtedness or guarantee now exists, or is created after the Issue Date, which default:

            (a)   is caused by a failure to pay principal of such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default"), or

            (b)   results in the acceleration of such Indebtedness prior to its express maturity (which acceleration has not been rescinded, annulled or cured within 20 business days of receipt by the Company or any Restricted Subsidiary of the Company of such notice)

  and, in each case, the due and payable principal amount of any such Indebtedness, together with the due and payable principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $50 million or more;

          (5)   failure by the Company or any Restricted Subsidiary of the Company to pay final judgments aggregating in excess of $50 million, net of any applicable insurance, the carrier or underwriter with respect to which has acknowledged liability in writing, which judgments are not paid, discharged or stayed for a period of 60 days after such judgment or judgments become final and non-appealable; and

          (6)   certain events of bankruptcy or insolvency with respect to the Company or any of its Significant Subsidiaries.

        If an Event of Default (other than an Event of Default with respect to certain events of bankruptcy or insolvency with respect to the Company or any of its Significant Subsidiaries) occurs and is continuing, then and in every such case, the Trustee or the holders of not less than 25% in aggregate principal amount of the then outstanding Notes may declare the principal amount, together with any accrued and unpaid interest and premium, if any, on all the Notes and Guarantees then outstanding to be due and payable, by a notice in writing to the Company (and to the Trustee, if given by holders) specifying the Event of Default and that it is a "notice of acceleration" and, upon delivery of such notice, the principal amount, together with any accrued and unpaid interest and premium, if any, on all Notes and Guarantees then outstanding will become immediately due and payable. Upon the occurrence of specified Events of Default relating to bankruptcy, insolvency or reorganization with respect to the Company or any of its Significant Subsidiaries, the principal amount, together with any accrued and unpaid interest and premium and Additional Interest, if any, will immediately and automatically become due and payable, without the necessity of notice or any other action by any Person. Holders of the Notes may not enforce the Indenture, the Notes or the Guarantees except as provided in the Indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee shall be under no obligation to exercise any of the rights or powers at the request or direction of any of the holders unless such holders shall have offered to the Trustee security or indemnity satisfactory to the Trustee against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction. The Trustee may withhold from holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

        The holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the holders of all of the Notes rescind an acceleration or waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of principal of, premium, if any, or interest on the Notes or the Guarantees.

        The Company will be required to deliver to the Trustee annually statements regarding compliance with the Indenture.

No Personal Liability of Managers, Directors, Officers, Employees or Stockholders

        No past, present or future director, officer, employee, agent, manager, partner, member, incorporator or stockholder of the Company or any Guarantor (or of any stockholder of the Company), in such capacity, will have any liability for any obligations of any Obligor under the Notes, the Indenture or the Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes and the Guarantees. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

        The Company may, at its option and at any time after December 30, 2012, elect to have all of its obligations discharged with respect to the outstanding Notes and all obligations of the Guarantors discharged with respect to their Guarantees ("Legal Defeasance") except for:

          (1)   the rights of holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due from the trust referred to below;

          (2)   the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

          (3)   the rights, powers, trusts, duties and immunities of the Trustee, and the Company's obligations in connection therewith; and

          (4)   the Legal Defeasance provisions of the Indenture.

        In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and the Guarantors released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with those covenants shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "—Events of Default and Remedies" will no longer constitute an Event of Default with respect to the Notes.

        In order to exercise either Legal Defeasance or Covenant Defeasance:

          (1)   the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest and duration fees on the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date;

          (2)   in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that:

            (a)   the Company has received from, or there has been published by, the Internal Revenue Service a ruling, or

            (b)   since the Issue Date, there has been a change in the applicable federal income tax law,

  in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

          (3)   in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel reasonably acceptable to the Trustee confirming that the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

          (4)   no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from transactions occurring contemporaneously with the borrowing of funds, or the borrowing of funds, to be applied to such deposit);

          (5)   such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Company or any of its Restricted Subsidiaries is a party or by which the Company or any of its Restricted Subsidiaries is bound;

          (6)   the Company must deliver to the Trustee an officers' certificate stating that the deposit was not made by the Company with the intent of preferring the holders of Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and

          (7)   the Company must deliver to the Trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Transfer and Exchange

        A holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed. The registered holder of a Note will be treated as the owner of it for all purposes.

Amendment, Supplement and Waiver

        Except as provided in the next three succeeding paragraphs, the Indenture or the Notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the holders of a majority in principal amount of the then outstanding Notes (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes).

        Without the consent of each holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting holder):

          (1)   reduce the principal amount of Notes whose holders must consent to an amendment, supplement or waiver,

          (2)   reduce the principal of or change the fixed maturity of any Note or change the optional redemption dates or optional redemption price of the Notes from those stated under "Optional Redemption",

          (3)   reduce the rate of or change the time for payment of interest on any Note,

          (4)   waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration),

          (5)   make any Note payable in money other than that stated in the Notes,

          (6)   make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of Notes to receive payments of principal of or premium, if any, or interest on the Notes,

          (7)   waive a redemption payment with respect to any Note (other than a payment required by one of the conditions described above under the captions "—Repurchase at the Option of Holders—Change of Control" and "—Asset Sales"),

          (8)   contractually subordinate the Notes or the Guarantees to any other Indebtedness or

          (9)   make any change in the foregoing amendment and waiver provisions.

        Notwithstanding the foregoing, without notice to or the consent of any holder of Notes, the Obligors and the Trustee may amend or supplement the Indenture or the Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes or Guarantees in addition to or in place of certificated Notes or Guarantees, to provide for the assumption of the Obligors' obligations to holders of Notes in the case of a merger, consolidation or disposition of all or substantially all assets, to make any change that would provide any additional rights or benefits to the holders of Notes or that does not adversely affect the legal rights under the Indenture of any such holder, to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the TIA, to comply with requirements of applicable Gaming Laws or to provide for requirements imposed by applicable Gaming Authorities, to allow any Guarantor to execute a Guarantee with respect to the Notes, to evidence and provide for the acceptance of an appointment of a successor trustee, to provide for the issuance of additional Notes in accordance with the provisions set forth in the Indenture or to conform the Indenture or the Notes to this "Description of the Exchange Notes." The consent of the Noteholders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

Governing Law

        The Indenture will provide that it, the Notes and the Guarantees will be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

Satisfaction and Discharge

        The Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all Notes issued thereunder, when:

          (1)   either:

            (a)   all Notes that have been authenticated (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust), have been delivered to the Trustee for cancellation; or

            (b)   all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption (and all conditions to such redemption having been satisfied or waived) or otherwise or will become due and payable within one year and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium and accrued interest to the date of maturity or redemption;

          (2)   the Company or any Guarantor has paid or caused to be paid all sums payable by it under the Indenture; and

          (3)   the Company has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the Notes at maturity or on the redemption date, as the case may be.

        In addition, the Company must deliver an officers' certificate and an opinion of counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

        Upon compliance with the foregoing, the Trustee shall execute proper instrument(s) acknowledging the satisfaction and discharge of all of the Company's obligations under the Notes and the Indenture.

Concerning the Trustee

        The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue in certain circumstances or resign. The holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. In case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. However, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of Notes, unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Certain Definitions

        Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

        "Acquired Debt" means, with respect to any specified Person, Indebtedness of another Person and any of such other Person's Subsidiaries existing at the time such other Person becomes a Subsidiary of such Person or at the time it merges or consolidates with such Person or any of such Person's Subsidiaries or is assumed by such Person or any Subsidiary of such Person in connection with the acquisition of assets from such other Person and in each case not Incurred by such Person or any Subsidiary of such Person or such other Person in connection with, or in anticipation or contemplation of, such other Person becoming a Subsidiary of such Person or such acquisition, merger or consolidation.

        "Acquisition" means the acquisition of assets and the assumption of certain liabilities, in each case pursuant to, and in accordance with the terms of, the Acquisition Agreement.

        "Acquisition Agreement" means that certain Asset Purchase Agreement, dated as of June 7, 2010, among Old OpCo, certain subsidiaries party thereto and FG Opco Acquisitions LLC.

        "Affiliate" means, when used with reference to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, the referent Person. For the purposes of this definition, the term "control" when used with respect to any specified Person means the power to direct or cause the direction of management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "affiliated," "controlling" and "controlled" have meanings correlative of the foregoing. None of the sellers of the Notes in this offering nor any of their respective Affiliates (other than the Company and its Subsidiaries) shall be deemed to be an Affiliate of any Obligor or of any of their respective Affiliates.

        "Aliante Management Agreement" means that certain Management Agreement, dated as of November 1, 2011, between the Company and Aliante Gaming, LLC.

        "Aliante Letter Agreement" means that certain letter agreement, dated as of June 16, 2011, between the Company and FE Propco Management LLC.

        "Aliante Transition Services Agreement" means that certain Transition Services Agreement, dated as of June 16, 2011, between the Company and Aliante Gaming, LLC.

        "Asset Acquisition" means:

          (1)   an Investment by any Obligor in any other Person pursuant to which such Person shall become an Obligor or a Restricted Subsidiary of an Obligor or shall be merged into or with any Obligor or Restricted Subsidiary of an Obligor, or

          (2)   the acquisition by any Obligor of assets of any Person comprising a division or line of business of such Person or all or substantially all of the assets of such Person.

        "Asset Sale" means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other disposition (for purposes of this definition, each a "disposition") by any Obligor (including, without limitation, pursuant to any sale and leaseback transaction or any merger or consolidation of any Restricted Subsidiary of the Company with or into another Person (other than another Obligor) whereby such Restricted Subsidiary shall cease to be a Restricted Subsidiary of the Company) to any Person of:

          (1)   any property or assets of any Obligor (including Capital Stock of any Unrestricted Subsidiary) to the extent that any such disposition is not in the ordinary course of business of such Obligor, or

          (2)   any Capital Stock of any Restricted Subsidiary (other than directors' qualifying shares or shares required by law to be held by a Person other than the Company or a Restricted Subsidiary), other than, in both cases:

            (a)   any disposition to the Company,

            (b)   any disposition to any Obligor or Restricted Subsidiary,

            (c)   any disposition that constitutes a Restricted Payment or a Permitted Investment that is made in accordance with the covenant described above under the caption "—Certain Covenants—Restricted Payments,"

            (d)   any transaction or series of related transactions resulting in Net Cash Proceeds to such Obligor of less than $15 million,

            (e)   any transaction that is consummated in accordance with the covenant described above under the caption "—Certain Covenants—Merger, Consolidation or Sale of Assets,"

            (f)    the sale or discount, in each case without recourse (direct or indirect), of accounts receivable arising in the ordinary course of business of the Company or such Restricted Subsidiary, as the case may be, but only in connection with the compromise or collection thereof,

            (g)   any Permitted Lien or any other pledge, assignment by way of collateral security, grant of security interest, hypothecation or mortgage, permitted by the Indenture or any foreclosure, judicial or other sale, public or private, by the pledgee, assignee, mortgagee or other secured party of the subject assets,

            (h)   a disposition of assets constituting a Permitted Investment or a Restricted Payment that is permitted by the covenant described above under the caption "Certain Covenants—Restricted Payments,"

            (i)    transfers of damaged, worn-out or obsolete equipment or assets that, in the Company's reasonable judgment, are no longer used or useful in the business of the Company or its Restricted Subsidiaries (including the abandonment or other disposition of intellectual property that is, in the reasonable judgment of the Board, no longer economically practicable to maintain or useful in the conduct of the business of the Company and its Restricted Subsidiaries),

            (j)    sales or grants of licenses or sublicenses to use the patents, trade secrets, know-how and other intellectual property, and licenses, leases or subleases of other assets of the Company or any Restricted Subsidiary to the extent not materially interfering with the business of the Company and the Restricted Subsidiaries,

            (k)   any exchange of like property pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended, for use in a Related Business,

            (m)  sale or other disposition of cash or Cash Equivalents, or

            (n)   any surrender or waiver of contractual rights or the settlement, release, recovery on or surrender of contract, tort or other claims of any kind that occur in the ordinary course of the Company's or any Restricted Subsidiary's business.

        "Bank Credit Agreement" means the credit facility provided to the Company pursuant to the Credit Agreement, dated as of June 16, 2011, by and among the Company, the financial institutions from time to time named therein, and Deutsche Bank AG Cayman Islands Branch, as Administrative Agent, and Deutsche Bank Securities Inc. and J.P.Morgan Securities LLC, as Joint Lead Arrangers and Joint Bookrunners, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, in each case as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise), refinanced (including by means of sales of debt securities to institutional investors or other purchasers), modified, substituted or otherwise restructured (including, but not limited to, the inclusion of additional borrowers thereunder), in whole or in part from time to time whether or not with the same agent, trustee, representative lenders or holders and irrespective of any changes in the terms and conditions thereof. Without limiting the generality of the foregoing, the term "Bank Credit Agreement" shall include agreements in respect of Interest Swap Obligations and other Hedging Obligations with lenders party to the Bank Credit Agreement or their Affiliates.

        "Bankruptcy Law" means the United States Bankruptcy Code and any other bankruptcy, insolvency, receivership, reorganization, moratorium or similar law providing relief to debtors, in each case, as from time to time amended and applicable to the relevant case.

        "Board" means (1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board; (2) with respect to a partnership, the board of directors (or any committee thereof duly authorized to act on behalf of such board) or other similar governing body of the controlling general partner of the partnership; (3) with respect to a limited liability company, the Person or Persons who are the managing member, members or managers or any controlling committee or managing member, members or managers thereof; and (4) with respect to any other Person, the board or committee or other body of such Person serving a similar function.

        "Capital Stock" means:

          (1)   with respect to any Person that is a corporation, any and all shares, rights, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of common stock and preferred stock of such Person, and

          (2)   with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person.

        "Capitalized Lease Obligation" means, as to any Person, the discounted rental stream payable by such Person that is required to be classified and accounted for as a capital lease obligation under GAAP and, for purposes of this definition, the amount of such obligation at any date shall be the capitalized amount of such obligation at such date, determined in accordance with GAAP. The final maturity of any such obligation shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without penalty.

        "Cash Equivalents" means:

          (1)   Government Securities;

          (2)   marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within 12 months from the date of acquisition thereof by the Company or any Restricted Subsidiary and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody's;

          (3)   time deposits with, or insured certificates of deposit or bankers' acceptances of, any commercial bank that (i) is organized under the Laws of the United States, any state thereof or the District of Columbia or is the principal banking Subsidiary of a bank holding company organized under the Laws of the United States, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, and (ii) has combined capital and surplus of at least $500,000,000, in each case with average maturities of not more than 12 months from the date of acquisition thereof;

          (4)   investments in commercial paper maturing within 12 months from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody's;

          (5)   fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (2) and (3) above and entered into with a commercial bank described in clause (3) above; and

          (6)   Investments in money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P or Aaa by Moody's and (iii) have portfolio assets of at least $5,000,000,000.

        "Casino" means any gaming establishment and other property or assets directly ancillary thereto or used in connection therewith, including any building, restaurant, hotel, theater, parking facilities, retail shops, land, golf courses and other recreation and entertainment facilities, marina, vessel, barge, ship and equipment.

        "Change of Control" means the occurrence of any of the following:

          (1)   the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one transaction or a series of related transactions, of all or substantially all of the assets of the Company, or the Company and its Restricted Subsidiaries taken as a whole, to any "person" (as such term is used in Section 13(d)(3) of the Exchange Act) other than to a Permitted Holder;

          (2)   the adoption, or, if applicable, the approval of any requisite percentage of the Company's stockholders of a plan relating to the liquidation or dissolution of the Company; or

          (3)   the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above) other than a Permitted Holder becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition), directly or indirectly, of more than 50% of the Voting Stock of the Company (measured by voting power rather than number of shares), other than in connection with any transaction or transactions in which the Company shall become the wholly owned Subsidiary of a parent company and, thereafter, the foregoing shall instead apply to such parent company.

        "Consolidated Coverage Ratio" means, with respect to any Person on any Determination Date, the ratio of:

          (1)   Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended prior to such date for which internal financial reports are available, ended not more than 135 days prior to such date, to

          (2)   Consolidated Interest Expense during such period (other than non-cash Consolidated Interest Expense attributable to the Notes and loans under the Bank Credit Agreement);

provided that the Consolidated Coverage Ratio shall be calculated giving pro forma effect, as of the beginning of the applicable period, to any Asset Acquisition, Incurrence, repayment or redemption of Indebtedness (including the Notes), issuance or redemption of Disqualified Capital Stock, Asset Sale, designation of an Unrestricted Subsidiary as a Restricted Subsidiary or designation of a Restricted Subsidiary as an Unrestricted Subsidiary, at any time during or subsequent to such period, but on or prior to the applicable Determination Date.

        In making such computation, Consolidated Interest Expense:

          (1)   attributable to any Indebtedness bearing a floating interest rate shall be computed on a pro forma basis as if the rate in effect on the date of computation had been the applicable rate for the entire period (except that such interest on Indebtedness, to the extent covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements); or

          (2)   attributable to interest on any Indebtedness under a revolving Credit Facility shall be computed on a pro forma basis based upon the average daily balance of such Indebtedness outstanding during the applicable period.

        It is understood that the Company may rely on internal or publicly reported financial reports even though there may be subsequent adjustments (including review and audit adjustments) to such financial statements. For avoidance of doubt, any action taken or not taken in compliance with a covenant in the Indenture which is based upon or made in reliance on a computation of the Consolidated Coverage Ratio by the Company based on such internal or publicly reported financial statements shall be deemed to continue to comply with the applicable covenant, notwithstanding any subsequent adjustments that may result in changes to such internal or publicly reported financial statements.

        For purposes of calculating Consolidated EBITDA and Consolidated Interest Expense of the Company for the most recently completed period of four full fiscal quarters ending on the last day of the last quarter for which internal financial statements are available (such period of four fiscal quarters, the "Measurement Period"), not more than 135 days prior to the transaction or event giving rise to the need to calculate the Consolidated EBITDA and Consolidated Interest Expense,

          (1)   any Person that is a Restricted Subsidiary on such Determination Date (or would become a Restricted Subsidiary on such Determination Date in connection with the transaction that requires the determination of the Consolidated Coverage Ratio) shall be deemed to have been a Restricted Subsidiary at all times during such Measurement Period,

          (2)   any Person that is not a Restricted Subsidiary on such Determination Date (or would cease to be a Restricted Subsidiary on such Determination Date in connection with the transaction that requires the determination of the Consolidated Coverage Ratio) will be deemed not to have been a Restricted Subsidiary at any time during such Measurement Period,

          (3)   if the Company or any Restricted Subsidiary shall have in any manner

            (a)   acquired (including through an Asset Acquisition or the commencement of activities constituting such operating business) any operating business or commenced operation of any Project during such Measurement Period or after the end of such Measurement Period and on or prior to the Determination Date, or

            (b)   disposed of (including by way of an Asset Sale or the termination or discontinuance of activities constituting such operating business) any operating business during such Measurement Period or after the end of such Measurement Period and on or prior to the

    Determination Date, such calculation shall be made on a pro forma basis in accordance with GAAP as if, in the case of an Asset Acquisition or the commencement of activities constituting such operating business or operation of such Project, all such transactions had been consummated or effected on the first day of such Measurement Period and, in the case of an Asset Sale or termination or discontinuance of activities constituting such operating business, all such transactions had been consummated prior to the first day of such Measurement Period; provided, however, that (i) such pro forma adjustment shall not give effect to the Consolidated EBITDA of any acquired Person to the extent that such Person's net income would be excluded pursuant to clause (6) of the definition of Consolidated Net Income and (ii) such pro forma adjustment shall give effect to any pro forma expense and cost reductions that have occurred or are reasonably expected to occur within the 12-month period following the consummation of the transaction, in the reasonable judgment of the chief financial officer or chief accounting officer of the Company (to the extent such expense or cost savings could then be reflected in pro forma financial statements in accordance with Regulation S-X promulgated under the Securities Act or any other regulation or policy of the SEC related thereto), provided that such adjustments are set forth in an officer's certificate signed by the chief financial officer or chief accounting officer of the Company which states (A) the amount of such adjustment or adjustments, (B) that such adjustment or adjustments are based on the reasonable good faith belief of the Company at the time of such execution and (C) that any related incurrence of Indebtedness is permitted pursuant to the Indenture; and

          (4)   any Indebtedness Incurred and proceeds thereof received and applied as a result of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio will be deemed to have been so Incurred, received and applied on the first day of such Measurement Period.

        Notwithstanding anything to the contrary contained herein, for purposes of determining the Consolidated Coverage Ratio for any period ending prior to the quarterly period ending June 30, 2012, the Consolidated Coverage Ratio shall be calculated based on an annualized amount of Consolidated EBITDA determined (a) if based on the financial quarter ended September 30, 2011, by multiplying Consolidated EBITDA for such period by 4; (b) if based on the two financial quarters ended December 30, 2011, by multiplying Consolidated EBITDA for such period by 2; and (c) if based on the three financial quarters ended March 30, 2012, by multiplying Consolidated EBITDA for such period by 1 1/3.

        "Consolidated EBITDA" means, with respect to any Person for any period, the sum (without duplication) of:

          (1)   the Consolidated Net Income of such Person for such period, plus

          (2)   to the extent that any of the following shall have been taken into account in determining such Consolidated Net Income, and without duplication:

            (a)   all income taxes of such Person and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary or nonrecurring gains or losses or taxes attributable to sales or dispositions of assets outside the ordinary course of business),

            (b)   the Consolidated Interest Expense of such Person for such period,

            (c)   depreciation and amortization expense (including the amortization of deferred financing charges) and any amortization or write-off of goodwill or other intangible assets and depreciation expense for such Person and its Restricted Subsidiaries for such period,

            (d)   all other non-cash items (other than non-cash interest) of such Person or any of its Restricted Subsidiaries reducing such Consolidated Net Income for such period, other than any non-cash item for such period that requires the accrual of or a reserve for cash charges for any future period,

            (e)   any net after-tax losses from all sales or dispositions of assets outside of the ordinary course of business,

            (f)    any net after-tax extraordinary or non-recurring losses and losses on early extinguishment of debt,

            (g)   any losses attributable to Interest Swap Obligations and Hedging Obligations permitted to be Incurred by clause (7) of Permitted Indebtedness,

            (h)   payments made in cash to the Company or any Restricted Subsidiary by any Unrestricted Subsidiary to reimburse expenses pursuant to the Management Agreements or the Cost Allocation Agreements,

            (i)    non-cash charges relating to compensation expense in connection with benefits provided under employee stock option plans, restricted stock plans and other equity compensation arrangements,

            (j)    Transaction Costs for such period,

            (k)   all non-cash losses from investments recorded using the equity method, less

          (3)   (a) all non-cash items of such Person or any of its Restricted Subsidiaries increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business, (b) all cash payments during such period relating to non-cash items that were added back in determining Consolidated EBITDA in any prior period and (c) distributions made by the Company to the Holding Companies during such period pursuant to clause (13) under "Certain Covenants—Restricted Payments," plus

          (4)   pre-opening expenses,

          (5)   the New Property EBITDA for such period of any New Property, to the extent not subsequently sold, transferred or otherwise disposed of by the Company or the Restricted Subsidiary that owns such New Property, plus

          (6)   cash restructuring charges or reserves (including restructuring costs related to acquisitions and to closure/consolidation of facilities) incurred after the Effective Date and unusual or non-recurring charges (other than pre-opening expenses), including severance, relocation and costs and curtailments or modifications to pension and post-retirement employee benefit plans; provided that the aggregate amount added-back pursuant to this clause (6) with respect to any period shall not exceed 2.5% of Consolidated EBITDA for such period, plus

          (7)   Company Tax Payments paid or accrued for such period.

        "Consolidated Interest Expense" means, with respect to any Person for any period, the sum of:

          (1)   the consolidated interest expense of such Person and its Restricted Subsidiaries paid or accrued during such period (including the interest component of any deferred payment obligations, the interest component of all payments associated with Capitalized Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations or Interest Swap Obligations); provided, however, that Consolidated Interest Expense shall not include either (x) amortization or write-offs of deferred financing costs related to the original issuance of the Notes or any financing consummated prior thereto or (y) write-offs relating to termination of interest rate swap arrangements related to the original issuance of the Notes, and

          (2)   the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period, and

          (3)   any interest accruing on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries, and

          (4)   the product of:

            (a)   all dividend payments on any series of preferred stock of such Person or any of its Restricted Subsidiaries (other than dividends paid in Qualified Capital Stock); provided that with respect to any series of preferred stock that did not pay cash dividends during such period but that is required to pay cash dividends during any period prior to the maturity date of the Notes, cash dividends shall be deemed to have been paid with respect to such series of preferred stock during the period of accrual for purposes of this clause (4); times

            (b)   a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory income tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

        "Consolidated Leverage Ratio" means, with respect to any Person on any Determination Date, the ratio of (a) the aggregate amount of consolidated Indebtedness (or, in the case of Indebtedness issued at less than its principal amount at maturity, the accreted value thereof) of such Person and its Restricted Subsidiaries as of such Determination Date to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended prior to such date for which internal financial reports are available, ended not more than 135 days prior to such date (the "Reference Period"), provided that:

          (1)   if the transaction giving rise to the need to calculate the Consolidated Leverage Ratio is an Incurrence of Indebtedness, the amount of such Indebtedness shall be calculated after giving effect on a pro forma basis to such Indebtedness;

          (2)   if the Company or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness that was outstanding as of the end of the Reference Period, or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged on the date of the transaction giving rise to the need to calculate the Consolidated Leverage Ratio (other than, in each case, Indebtedness Incurred under any revolving credit agreement), the aggregate amount of Indebtedness shall be calculated on a pro forma basis, after giving effect to such repayment, repurchase, defeasement or discharge;

          (3)   if since the beginning of the Reference Period the Company or any Restricted Subsidiary shall have made any Asset Sale, the Consolidated EBITDA for the Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) directly attributable to the assets that are the subject of such Asset Sale for the Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) directly attributable thereto for the Reference Period;

          (4)   if since the beginning of the Reference Period the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person that becomes a Restricted Subsidiary) or other acquisition of assets which constitutes all or substantially all of an operating unit of a business, Consolidated EBITDA for the Reference Period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of the Reference Period; and

          (5)   if since the beginning of the Reference Period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such Reference Period) shall have made any Asset Sale, any Investment or acquisition of assets that would have required an adjustment pursuant to clause (3) or (4) above if made by the Company or a Restricted Subsidiary during the Reference Period, Consolidated EBITDA for the Reference Period shall be calculated after giving pro forma effect thereto as if such Asset Sale, Investment or acquisition had occurred on the first day of the Reference Period.

        For purposes of this definition, whenever pro forma effect is to be given to an acquisition or disposition of assets, such pro forma calculation shall be made in good faith by a responsible financial or accounting officer of the Company. Any such pro forma calculation may include adjustments appropriate, in the reasonable determination of the Company, as set forth in an Officer's Certificate, to reflect operating expense reductions and other operating improvements or synergies reasonably expected to result from any acquisition or disposition or operational change to the extent such adjustments, without duplication, continue to be applicable to the relevant four-quarter period; provided that (x) such operating expense reductions and other operating improvements or synergies are reasonably identifiable and factually supportable and (y) such actions are reasonably expected to be taken no later than 12 months after the relevant transaction.

        For purposes of this definition, in calculating Consolidated EBITDA and the aggregate amount of Indebtedness of the Company and its Restricted Subsidiaries, Consolidated EBITDA and Indebtedness attributable to discontinued operations will be excluded.

        If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Determination Date had been the applicable rate for the entire period (taking into account any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement with respect to exposure to interest rates applicable to such Indebtedness if such interest rate agreement has a remaining term in excess of twelve months).

        If any Indebtedness is Incurred under a revolving credit facility and is being given pro forma effect, the interest on such Indebtedness shall be calculated based on the average daily balance of such Indebtedness for the four quarters subject to the pro forma calculation to the extent such Indebtedness was Incurred for working capital purposes.

        Notwithstanding anything to the contrary contained herein, for purposes of determining the Consolidated Leverage Ratio for any period ending prior to the quarterly period ending June 30, 2012, the Consolidated Leverage Ratio shall be calculated based on an annualized amount of Consolidated EBITDA determined (a) if based on the financial quarter ended September 30, 2011, by multiplying Consolidated EBITDA for such period by 4; (b) if based on the two financial quarters ended December 30, 2011, by multiplying Consolidated EBITDA for such period by 2; and (c) if based on the three financial quarters ended March 30, 2012, by multiplying Consolidated EBITDA for such period by 1 1/3.

        "Consolidated Net Income" means, with respect to any Person for any period, the aggregate net income (or loss) of such Person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided, however, that there shall be excluded therefrom:

          (1)   net after-tax gains and losses from all sales or dispositions of assets outside of the ordinary course of business,

          (2)   net after-tax extraordinary or non-recurring gains or losses and losses on early extinguishment of debt,

          (3)   the effect of marking to market Interest Swap Obligations and Hedging Obligations permitted to be Incurred by clause (7) of Permitted Indebtedness,

          (4)   the cumulative effect of a change in accounting principles,

          (5)   any net income of any other Person if such other Person is not a Subsidiary and is accounted for by the equity method of accounting, except that such Person's equity in the net income of any such other Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash and the fair market value of property actually distributed by such other Person during such period to such Person or a Restricted Subsidiary as a dividend or other distribution (subject, in case of a dividend or other distribution to a Restricted Subsidiary, to the limitation that such amount so paid to a Restricted Subsidiary shall be excluded to the extent that such amount could not at that time be paid to the Company due to the restrictions set forth in clause (6) below),

          (6)   any net income of any Restricted Subsidiary that is not a Guarantor if such Restricted Subsidiary is subject to restrictions, directly or indirectly, by contract, operation of law, pursuant to its charter or otherwise on the payment of dividends or the making of distributions by such Restricted Subsidiary to such Person except that:

            (a)   such Person's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash that could have been paid or distributed during such period to such Person as a dividend or other distribution (provided that such ability is not due to a waiver of such restriction), and

            (b)   such Person's equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income regardless of any such restriction,

          (7)   any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following the Issue Date,

          (8)   income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued),

          (9)   in the case of a successor to such Person by consolidation or merger or as a transferee of such Person's assets, any net income or loss of the successor corporation prior to such consolidation, merger or transfer of assets,

          (10) non-cash charges relating to compensation expense in connection with benefits provided under employee stock option plans, restricted stock plans and other equity compensation arrangements,

          (11) the net income (but not loss) of any Unrestricted Subsidiary, except that the Company's or any Restricted Subsidiary's equity in the net income of any Unrestricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Unrestricted Subsidiary during such period to the Company or a Restricted Subsidiary as a dividend or other distribution,

          (12) payments made in cash to the Company or any Restricted Subsidiary by any Unrestricted Subsidiary pursuant to the Management Agreements or the Cost Allocation Agreements, and

          (13) payments made by the Company or Restricted Subsidiary to an Unrestricted Subsidiary pursuant to the Subsidiary Tax Sharing Agreement;

provided further that Consolidated Net Income shall be reduced by all Corporate Expense Payments and Company Tax Payments paid or accrued for such period.

        "Consolidated Net Tangible Assets" means, as of any Determination Date, the total amount of assets that would appear on the consolidated balance sheet of the Company and its Restricted Subsidiaries as at the end of the most recently completed fiscal quarter for which financial statements are available, less the sum of (i) the goodwill, net, and other intangible assets and (ii) all current liabilities (other than any current portion of long-term Indebtedness), in each case as they would appear on the consolidated balance sheet of the Company and its Restricted Subsidiaries as at the end of the most recently completed fiscal quarter for which financial statements are available, determined on a consolidated basis in accordance with GAAP.

        "Core Businesses" means (a) the gaming, card club, racing, sports, entertainment, amusement, lodging, restaurant, retail operations, service station operations, riverboat operations, real estate development and all other businesses and activities necessary for or reasonably related or incident thereto, including, without limitation, related acquisition, construction, development or operation of related truck stop, transportation, retail and other facilities designed to enhance any of the foregoing and (b) any of the types of pre-existing businesses being operated on land acquired (whether by purchase, lease or otherwise) by an Obligor, or similar types of businesses conducted by such Obligor after such acquisition of land, and all other businesses and activities necessary for or reasonably related or incident thereto, provided that such land was acquired by such Obligor for the purpose, determined in good faith by the Company, of ultimately conducting a business or activity described in clause (a) above at some time in the future.

        "Cost Allocation Agreements" means the Opco Cost Allocation Agreement, the Landco Cost Allocation Agreement and the GVR Cost Allocation Agreement.

        "Credit Facilities" means, with respect to any Obligor, one or more debt facilities (including, without limitation, the Bank Credit Agreement), indentures or commercial paper facilities with any combination of banks, other institutional lenders or other institutional lenders or accredited or institutional investors, providing for revolving credit loans, term loans, terms debt, debt securities, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise), refinanced (including by means of sales of debt securities to institutional investors), modified, substituted or otherwise restructured (including, but not limited to, the inclusion of additional borrowers thereunder), in whole or in part from time to time by the same or different institutional investors or other purchasers. Without limiting the generality of the foregoing, the term "Credit Facilities" shall include agreements in respect of Interest Swap Obligations and other Hedging Obligations with lenders party to the Credit Facilities or their affiliates.

        "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

        "Determination Date" means, with respect to any calculation, the date on or as of which such calculation is made in accordance with the terms hereof.

        "Disclosure Statement" means that certain "Disclosure Statement" in respect of Old OpCo and certain of its affiliates and the Plan of Reorganization described therein in the form approved by the Bankruptcy Court on July 29, 2010 (including all exhibits attached thereto).

        "Disqualified Capital Stock" means any Capital Stock which by its terms (or by the terms of any security into which it is, by its terms, convertible or for which it is, by its terms, exchangeable at the option of the holder thereof), or upon the happening of any specified event (other than a Change of Control), is required to be redeemed or is redeemable (at the option of the holder thereof) at any time prior to the earlier of the repayment of all Notes or the stated maturity of the Notes or is exchangeable at the sole option of the holder (except upon a Change of Control) thereof for Indebtedness at any time prior to the earlier of the repayment of all Notes or the stated maturity of the Notes.

        "Domestic Restricted Subsidiary" means any Restricted Subsidiary that is a Person organized under the laws of the United States or any state thereof or the District of Columbia.

        "Effective Date" means the Effective Date of the Plan of Reorganization.

        "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

        "Equity Offering" means any public or private sale of Qualified Capital Stock.

        "Event of Default" means the occurrence of any of the events described under the caption "—Events of Default and Remedies," after giving effect to any applicable grace periods or notice requirements.

        "Fertitta Entertainment" means Fertitta Entertainment LLC, a Delaware limited liability company, and its successors.

        "Fertitta Family Entity" means any trust or entity one hundred percent (100%) owned and controlled by or established for the sole benefit of, or the estate of, any of Frank J. Fertitta III or Lorenzo J. Fertitta or their spouses or lineal descendants (including, without limitation, adopted children and their lineal descendants).

        "Fertitta Holder" means (a) Frank J. Fertitta III or Lorenzo J. Fertitta or any of their spouses or lineal descendants (including, without limitation, adopted children and their lineal descendants) or (b) a Fertitta Family Entity.

        "FF&E Financing" means Indebtedness, the proceeds of which will be used to finance the acquisition or lease by the Company or its Restricted Subsidiaries of furniture, fixtures or equipment ("FF&E") used in the operation of their respective businesses.

        "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, as in effect from time to time; provided that, except as otherwise specifically provided, all calculations made for purposes of determining compliance with the terms of the Indenture shall utilize GAAP as in effect as of the Issue Date.

        "Gaming Approval" means any governmental approval, license, permit, registration, qualification or finding of suitability relating to any gaming business, operation or enterprise.

        "Gaming Authority" means any applicable governmental, regulatory or administrative state or local agency, authority, board, bureau, commission, department or instrumentality of any nature whatsoever involved in the supervision or regulation of casinos, gaming and gaming activities, including, without limitation, in the State of Nevada, the Nevada Gaming Commission, the Nevada State Gaming Control Board, and any of their respective successors or replacements.

        "Gaming Law" means all Laws pursuant to which a Gaming Authority possesses licensing, permit or regulatory authority over casinos, gaming and gaming activities conducted within its jurisdiction, or the ownership of an entity engaged therein.

        "Global Note" means a permanent global note in registered form deposited with the Trustee, as a custodian for The Depository Trust Company or any other designated depository.

        "Government Securities" means marketable direct obligations issued by, or unconditionally guaranteed by, the United States government or issued by any agency or instrumentality thereof and backed by the full faith and credit of the United States, in each case maturing within 12 months from the date of acquisition thereof by any Obligor or any Restricted Subsidiary.

        "Governmental Authority" means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including, without limitation, all Gaming Authorities.

        "Guarantee" means a guarantee by a Guarantor of the Obligations of the Company arising under or in connection with the Notes.

        "Guarantor" means each Material Restricted Subsidiary of the Company in existence on the Issue Date, any future Material Restricted Subsidiary of the Company and any future Subsidiary that is a guarantor under the Bank Credit Agreement, in each case which has guaranteed the obligations of the Company arising under or in connection with the Notes as required by the Indenture; provided that any Person constituting a Guarantor as described above shall cease to constitute a Guarantor when its respective Guarantee is released in accordance with the terms of the Indenture.

        "GVR" means Station GVR Acquisition, LLC, a Nevada limited liability company.

        "GVR Cost Allocation Agreement" means that certain Cost Allocation Agreement, dated June 17, 2011, among the Company, GVR Holdco 1 LLC, and the Subsidiaries of GVR Holdco 1 LLC party thereto from time to time.

        "GVR Management Agreement" means that certain Management Agreement, dated as of June 16, 2011, as amended by the First Amendment to Management Agreement, dated as of November 8, 201, between the Station GVR Acquisition, LLC and FE GVR Management LLC.

        "GVR Option" means the option of the Greenspun Entities (as defined in the Settlement Agreement referred to below) to purchase direct or indirect Equity Interests in Station GVR Acquisition, LLC, as set forth in the Settlement Agreement dated as of May 25, 2010, among Fertitta Gaming LLC, and G.C. Gaming, LLC, GCR Gaming, LLC and G.C. Aliante, LLC.

        "GVR Tax Sharing Agreement" means that certain Tax Sharing Agreement, dated as of June 16, 2011, between the Company and GVR Holdco 2 LLC.

        "GVR Transition Services Agreement" means that certain Transition Services Agreement, dated as of June 16, 2011 among the Company, GVR and FE GVR Entertainment LLC.

        "Hedging Obligations" means all obligations of the Obligors or any Domestic Restricted Subsidiary that is not an Obligor arising under or in connection with any rate or basis swap, forward contract, commodity swap or option, equity or equity index swap or option, bond, note or bill option, interest rate option, foreign currency exchange transaction, cross currency rate swap, currency option, cap, collar or floor transaction, swap option, synthetic trust product, synthetic lease or any similar transaction or agreement.

        "Holdco" means Station Holdco LLC, a Delaware limited liability company.

        "Holding Company" means each of Holdco, Voteco, and each other Person that owns a direct or indirect interest in any such Holding Company.

        "Holding Company Tax Distribution Agreement" means that certain Tax Sharing Agreement, dated as of June 16, 2011, between the Company and Holdco.

        "Incur" means, with respect to any Indebtedness of any Person or any Lien, to create, issue, incur (by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of such Indebtedness or Lien or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness on the balance sheet of such Person (and "Incurrence," "Incurred," "Incurrable" and "Incurring" shall have meanings correlative to the foregoing).

        "Indebtedness" means with respect to any Person, without duplication, whether contingent or otherwise,

          (1)   any obligations for money borrowed,

          (2)   any obligation evidenced by bonds, debentures, notes or other similar instruments,

          (3)   Letter of Credit Obligations and obligations in respect of other similar instruments,

          (4)   any obligations to pay the deferred purchase price of property or services, including Capitalized Lease Obligations,

          (5)   the maximum fixed redemption or repurchase price of Disqualified Capital Stock,

          (6)   Indebtedness of other Persons of the types described in clauses (1) through (5) above, secured by a Lien on the assets of such Person or its Restricted Subsidiaries, valued, in such cases where the recourse thereof is limited to such assets, at the lesser of the principal amount of such Indebtedness or the fair market value of the subject assets,

          (7)   Indebtedness of other Persons of the types described in clauses (1) through (5) above, guaranteed by such Person or any of its Restricted Subsidiaries, and

          (8)   the net obligations of such Person under Hedging Obligations and Interest Swap Obligations,

provided that the amount of any Indebtedness at any date shall be calculated as the outstanding balance of all unconditional obligations and the maximum liability supported by any contingent obligations at such date.

        Notwithstanding the foregoing, "Indebtedness" shall not be construed to include trade payables, deferred payments in respect of services by employees, credit on open account, accrued liabilities, provisional credit, daylight overdrafts or similar items. For purposes of this definition, the "maximum fixed redemption or repurchase price" of any Disqualified Capital Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were repurchased on the date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined in good faith by the Board of the issuing Person. Unless otherwise specified in the Indenture, the amount outstanding at any time of any Indebtedness issued with original issue discount is the full amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP.

        "Interest Swap Obligations" means the net obligations of any Person under any interest rate protection agreement, interest rate future, interest rate option, interest rate swap, interest rate cap, collar or floor transaction or other interest rate Hedging Obligation.

        "Investment" by any Person means, without duplication, any direct or indirect:

          (1)   loan, advance or other extension of credit or capital contribution (valued at the fair market value thereof as of the date of contribution or transfer) (by means of transfers of cash or other property or services for the account or use of other Persons, or otherwise, other than a Permitted Lien under clause (15) of the definition of Permitted Liens);

          (2)   purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by any other Person (whether by merger, consolidation, amalgamation or otherwise and whether or not purchased directly from the issuer of such securities or evidences of Indebtedness); and

          (3)   guarantee or assumption of any Indebtedness or any other obligation of any other Person (except for any assumption of Indebtedness for which the assuming Person receives consideration at the time of such assumption in the form of property or assets with a fair market value at least equal to the principal amount of the Indebtedness assumed); and

          (4)   all other items that would be classified as investments on a balance sheet of such Person prepared in accordance with GAAP.

        Notwithstanding the foregoing, the purchase or acquisition of any securities, Indebtedness or Productive Assets of any other Person solely with Qualified Capital Stock shall not be deemed to be an Investment. The term "Investments" shall also exclude extensions of trade credit and advances to customers and suppliers to the extent made in the ordinary course of business on ordinary business terms. The amount of any non-cash Investment shall be the fair market value of such Investment, as determined in good faith by management of the Company or the affected Restricted Subsidiary, as applicable, unless the fair market value of such Investment exceeds $20 million, in which case the fair market value shall be determined in good faith by the Board of such Person, as of the time such Investment is made or such other time as specified in the Indenture. Unless otherwise required by the Indenture, the amount of any Investment shall not be adjusted for increases or decreases in value, or write-ups, writedowns or write-offs subsequent to the date such Investment is made with respect to such Investment.

        "IP Holdco" means NP IP Holdings LLC, a Nevada limited liability company.

        "IP Holdco to Propco License Agreement" means that certain IP Holdco to Propco License Agreement, dated as of June 16, 2011, among the Company and IP Holdco.

        "IP Holdco Transition Date" means the date on which IP Holdco shall become a wholly owned Subsidiary of the Company pursuant to, and in accordance with the terms of, the Amended and Restated Operating Agreement of IP Holdco.

        "Issue Date" means January 3, 2012.

        "LandCo" means CV PropCo, LLC, a Nevada limited liability company.

        "LandCo Cost Allocation Agreement" means that certain Cost Allocation Agreement, dated as of June 16, 2011, among the Company, Landco Holdings and the Subsidiaries of Landco Holdings party thereto from time to time.

        "LandCo Holdings" means NP Landco Holdco, LLC, a Nevada limited liability company.

        "LandCo Management Agreement" means that certain Management Agreement, dated as of June 16, 2011, between the Company and FE Landco Management LLC.

        "LandCo Support Agreement" means that certain Limited Support Agreement and Recourse Guaranty, dated as of June 16, 2011, executed by the Company.

        "LandCo Tax Sharing Agreement" means that certain Tax Sharing Agreement, dated as of June 16, 2011, among the Company, Landco Holdings, Landco and NP Tropicana LLC.

        "Laws" means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law (including, without limitation, any Gaming Law).

        "Letter of Credit Obligations" means Obligations of an Obligor arising under or in connection with letters of credit.

        "Lien" means, with respect to any assets, any mortgage, lien, pledge, charge, security interest or other similar encumbrance (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof).

        "Management Agreements" means the Propco Management Agreement, the OpCo Management Agreement, the LandCo Management Agreement, the GVR Management Agreement and the Aliante Management Agreement and the Manager Allocation Agreement , each as the same may be amended, modified or replaced from time so long as such amendment, modification or replacement is not more disadvantageous to the Company or any of its Restricted Subsidiaries in any material respect than the agreement in place at the time of such amendment, modification or replacement.

        "Manager Allocation Agreement" means that certain Manager Allocation Agreement, dated as of June 16, 2011, among the Company, Fertitta Entertainment LLC and the Subsidiaries of Fertitta Entertainment LLC party thereto.

        "Material Restricted Subsidiary" means any Subsidiary which is both a Material Subsidiary and a Restricted Subsidiary.

        "Material Subsidiary" means any Subsidiary of the Company organized under the laws of the United States or any state thereof or the District of Columbia, other than a Non-Material Subsidiary.

        "Moody's" means Moody's Investors Services, Inc., and any successor to its rating agency business.

        "Native American Subsidiary" means each Subsidiary of the Company which is hereafter designated as such from time to time by written notice to the Trustee; provided that no such Subsidiary shall be so designated (a) unless at all times such Subsidiary is engaging exclusively in the business of managing, constructing, developing, servicing, and otherwise supporting gaming, lodging and other related businesses under the auspices of a Native American tribe, band or other forms of government and (b) unless at all times it does not own any interest in any principal property of the Company or any Equity Interests in any Person that is not itself a Native American Subsidiary.

        "Net Cash Proceeds" means with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents received by any Obligor from such Asset Sale, net of:

          (1)   reasonable out-of-pocket expenses, fees and other direct costs relating to such Asset Sale (including, without limitation, brokerage, legal, accounting and investment banking fees and sales commissions),

          (2)   taxes, or tax distributions, paid or payable after taking into account any reduction in tax liability due to available tax credits or deductions and any tax sharing arrangements,

          (3)   repayment of Indebtedness (other than any intercompany Indebtedness) that is required by the terms thereof to be repaid or pledged as cash collateral, or the holders of which otherwise have a contractual claim that is legally superior to any claim of the holders (including a restriction on transfer) to the proceeds of the subject assets, in connection with such Asset Sale, and

          (4)   appropriate amounts to be provided by any applicable Obligor, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by any applicable Obligor including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale and any reserve for adjustment to the sale price received in such Asset Sale for so long as such reserve is held.

        "New Property" means, with respect to any period, any new hotel and/or casino and related amenities (as opposed to any expansion to existing properties) opened for business to the public by the Company or its Restricted Subsidiaries during such period.

        "New Property EBITDA" means, with respect to any New Property for any period, the amount for such period of Consolidated EBITDA of such New Property (determined as if references to the Company and the Restricted Subsidiaries in the definition of "Consolidated EBITDA" (and in the component financial definitions used therein) were references to the Person that owns such New Property and its applicable Subsidiaries), all as determined on a consolidated basis for such New Property; provided that, for any period, if the New Property was not opened on the first day of such period, then the New Property EBITDA for such period shall be equal to (i) the actual Consolidated EBITDA for such New Property during such period as determined above, divided by (ii) the number of days during such period from and after the opening of such New Property, times (iii) the total number of days in such period.

        "Non-Competition Agreement" means that certain Non-Competition Agreement, dated as of June 16, 2011, among the Company, Fertitta Entertainment LLC, FI Station Investor LLC, FE Propco Management LLC, FE Opco Management LLC, FE GVR Management LLC, Frank J. Fertitta, III, Lorenzo J. Fertitta, German American Capital Corporation and JPMorgan Chase Bank, N.A.

        "Non-Material Subsidiaries" means all Restricted Subsidiaries designated by the Company to the Trustee as Non-Material Subsidiaries; provided, that (i) no such Restricted Subsidiary may have assets (attributable to the Company's and its Restricted Subsidiaries' equity interest in such entity) having a fair market value in excess of $5 million and (ii) all such Restricted Subsidiaries may not in the aggregate at any time have assets (attributable to the Company's and its Restricted Subsidiaries' equity interest in such entity) constituting more than 2.0% of the Company's Consolidated Net Tangible Assets based on the Company's most recent internal financial statements.

        "Non-Recourse Indebtedness" means Indebtedness of an Unrestricted Subsidiary

          (1)   as to which none of the Obligors:

            (a)   provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness),

            (b)   is directly or indirectly liable (as a guarantor or otherwise), or

            (c)   constitutes the lender, and

          (2)   no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness (other than the Notes) of any Obligor to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

        "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, whether absolute or contingent, payable under the documentation governing any Indebtedness.

        "Obligor" means the Company or any Guarantor, and any successor obligor upon the Notes and the Guarantees, respectively.

        "Old OpCo" means Station Casinos, Inc., a Nevada corporation.

        "OpCo" means NP Opco LLC, a Nevada limited liability company.

        "OpCo Cost Allocation Agreement" means that certain Cost Allocation Agreement, dated as of June 16, 2011, among the Company, OpCo Holdings and the Subsidiaries of OpCo Holdings party thereto from time to time.

        "OpCo Holdings" means NP Opco Holdings LLC, a Nevada limited liability company.

        "OpCo Management Agreement" means that certain Management Agreement, dated as of June 16, 2011, between the Company and FE Opco Management LLC.

        "OpCo Tax Sharing Agreement" means that certain Tax Sharing Agreement, dated as of June 16, 2011, between the Company and OpCo.

        "OpCo Transition Services Agreement" means that certain Transition Services Agreement, dated as of June 16, 2011, among the Company, OpCo, FE Opco Management LLC and Fertitta Entertainment LLC.

        "Paying Agent" means the Person so designated by the Company in accordance with the Indenture, initially the Trustee.

        "Permitted Holder" means the Fertitta Holder and any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided that, in the case of such group and without giving effect to the existence of such group or any other group, the Fertitta Holder, collectively, has beneficial ownership of at least 49.9% of the Voting Stock of the Company or any of its direct or indirect parent companies. Any Person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the Indenture will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

        "Permitted Investments" means, without duplication, each of the following:

          (1)   Investments in cash (including deposit accounts with major commercial banks) and Cash Equivalents;

          (2)   Investments by the Company or a Restricted Subsidiary in the Company or any Restricted Subsidiary or any Person that is or will immediately become upon giving effect to such Investment, or as a result of which, such Person is merged, consolidated or liquidated into, or conveys substantially of all its assets to, an Obligor or a Restricted Subsidiary;

          (3)   Investments existing on the Issue Date;

          (4)   accounts receivable created or acquired in the ordinary course of business of the Company or any Restricted Subsidiary on ordinary business terms;

          (5)   Investments arising from transactions by the Company or a Restricted Subsidiary with trade creditors, contract parties, lessees or customers in the ordinary course of business (including any such Investment received pursuant to any plan of reorganization or similar arrangement pursuant to the bankruptcy or insolvency of such trade creditors, contract parties, lessees or customers or otherwise in settlement of a claim);

          (6)   Investments made as the result of non-cash consideration received from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "—Repurchase at the Option of Holders—Assets Sales";

          (7)   Investments consisting of advances to (or guarantees of third party loans to) officers, directors and employees of the Company or a Restricted Subsidiary for travel, entertainment, relocation, purchases of Capital Stock of the Company or a Restricted Subsidiary permitted by the Indenture and analogous ordinary business purposes, not to exceed $1.5 million;

          (8)   Hedging Obligations and Interest Swap Obligations otherwise in compliance with the Indenture;

          (9)   any guarantee of Indebtedness permitted by the covenant described under "Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock";

          (10) Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons in the ordinary course of business;

          (11) Investments consisting of payments by the Company or Restricted Subsidiary to an Unrestricted Subsidiary to reimburse such Unrestricted Subsidiary for excess payments made pursuant to the Management Agreements, the Subsidiary Tax Sharing Agreement, the OpCo Cost Allocation Agreement, the GVR Cost Allocation Agreement, the LandCo Cost Allocation Agreement,

          (12) Investments the payment of which consists of Equity Interests of the Company or any direct or indirect parent of the Company (exclusive of Disqualified Capital Stock) or proceeds from the sale of such Equity Interests; provided that such Equity Interests will not increase the amount available for Investments under clause (3) of the second paragraph under the covenant described in "Certain Covenants—Limitation on Restricted Payments";

          (13) other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (13) that are at the time outstanding (after giving effect to any such Investments that are returned to the Company or any Subsidiary that made such prior Investment, without restriction, in cash on or prior to the date of any such calculation, but only up to the amount of the Investment made under this clause (13) in such Person), not to exceed $50 million; provided that, at the time of such Investment, the Company is in compliance with the Bank Credit Agreement as in effect on the Issue Date;

          (14) the purchase or buyout of the GVR Option for aggregate consideration not to exceed $5.0 million;

          (15) advances of payroll payments to employees of the Company and the Restricted Subsidiaries in the ordinary course of business;

          (16) Investments of a Restricted Subsidiary acquired after the Issue Date or of a Person merged into the Company or merged or consolidated with a Restricted Subsidiary in accordance "Certain Covenants—Merger, Consolidation or Sale of Assets" after the Issue Date to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation; and

          (17) Investments consisting of payments by the Company or Restricted Subsidiary to an Unrestricted Subsidiary pursuant to any Related Party Agreements.

        "Permitted Liens" means:

          (1)   Liens in favor of the Company or Liens on the assets of any Guarantor so long as such Liens are held by another Obligor;

          (2)   Liens on property of a Person existing at the time such Person is acquired and becomes a Restricted Subsidiary or is merged into or consolidated with the Company or a Restricted Subsidiary; provided that such Liens were not Incurred in anticipation of such acquisition, merger or consolidation and do not extend to any assets other than those of the acquired Person or the Person merged into or consolidated with the Company or such Restricted Subsidiary, as applicable;

          (3)   Liens on property existing at the time of acquisition thereof by any Obligor or Restricted Subsidiary; provided that such Liens were not Incurred in anticipation of such acquisition;

          (4)   Liens Incurred to secure Indebtedness (and customary obligations related thereto) permitted by clause (6) of the definition of Permitted Indebtedness, attaching to or encumbering only the subject assets and directly related property such as proceeds (including insurance proceeds) and products thereof and accessions, replacements and substitutions thereof;

          (5)   Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business, including Liens securing letters of credit issued in the ordinary course of business consistent with industry practice in connection therewith;

          (6)   Liens created by "notice" or "precautionary" filings in connection with operating leases or other transactions pursuant to which no Indebtedness is Incurred by the Company or any Restricted Subsidiary;

          (7)   Liens to secure Indebtedness (and customary obligations related thereto) permitted by clause (3) of the definition of Permitted Indebtedness;

          (8)   Liens existing on the Issue Date (other than Liens described in clause (7) above);

          (9)   Liens for taxes, assessments or governmental charges or claims (including, without limitation, Liens securing the performance of workers compensation, social security, or unemployment insurance obligations) that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

          (10) Liens on shares of any equity security or any warrant or option to purchase an equity security or any security which is convertible into an equity security issued by any Obligor that holds, directly or indirectly through a holding company or otherwise, a license under any applicable Gaming Laws; provided that this clause (10) shall apply only so long as such Gaming Laws provide that the creation of any restriction on the disposition of any of such securities shall not be effective and, if such Gaming Laws at any time cease to so provide, then this clause (10) shall be of no further effect;

          (11) Liens on securities constituting "margin stock" within the meaning of Regulation T, U or X promulgated by the Board of Governors of the Federal Reserve System, to the extent that (i) prohibiting such Liens would result in the classification of the obligations of the Company under the Notes as a "purpose credit" and (ii) the Investment by any Obligor in such margin stock is permitted by the Indenture;

          (12) Liens securing Permitted Refinancing Indebtedness (and customary obligations related thereto); provided that any such Lien attaches only to the assets encumbered by the predecessor Indebtedness (and customary obligations related thereto), unless the Incurrence of such Liens is otherwise permitted under the Indenture;

          (13) Liens securing stay and appeal bonds or judgment Liens in connection with any judgment not giving rise to an Event of Default under paragraph (5) of the Events of Default;

          (14) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business, in respect of obligations that are not yet delinquent, are bonded or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that adequate reserves shall have been established therefor in accordance with GAAP;

          (15) easements, rights-of-way, zoning restrictions, reservations, covenants, encroachments and other similar charges or encumbrances in respect of real property which do not, individually or in the aggregate, materially interfere with the conduct of business by any Obligor;

          (16) any interest or title of a lessor under any Capitalized Lease Obligation permitted to be incurred hereunder;

          (17) Liens upon specific items of inventory or equipment and proceeds thereof, Incurred to secure obligations in respect of bankers' acceptances issued or created for the account of any Obligor or Restricted Subsidiary in the ordinary course of business to facilitate the purchase, shipment or storage of such inventory or equipment;

          (18) Liens securing Letter of Credit Obligations permitted to be Incurred hereunder Incurred in connection with the purchase of inventory or equipment by an Obligor or Restricted Subsidiary in the ordinary course of business and secured only by such inventory or equipment, the documents issued in connection therewith and the proceeds thereof;

          (19) Liens of a collection bank under Section 4-210 of the Uniform Commercial Code on items in the course of collection and normal and customary rights of setoff upon deposits of cash in favor of banks and other depository institutions;

          (20) Liens in favor of the Trustee arising under the Indenture;

          (21) Liens securing Interest Swap Obligations or Hedging Obligations that are permitted under the Indenture;

          (22) pledges or deposits in the ordinary course of business in connection with workers' compensation, unemployment insurance and other social security legislation and (ii) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Company or any Restricted Subsidiary;

          (23) deposits to secure the performance of bids, trade contracts, governmental contracts and leases (other than Indebtedness for borrowed money and Capitalized Leases), statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations) incurred in the ordinary course of business;

          (24) leases, licenses, subleases or sublicenses granted to others in the ordinary course of business which do not (x) interfere in any material respect with the business of the Company or any Restricted Subsidiary or (y) secure any Indebtedness;

          (25) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

          (26) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business; and (iii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

          (27) Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to the covenant described under the caption "Restricted Payments" and to be applied against the purchase price for such Investment, and (ii) consisting of an agreement to sell, transfer or otherwise dispose of any property in a transaction permitted under the covenant described under the caption "Asset Sales";

          (28) any interest or title of a lessor under leases entered into by the Company or any of the Restricted Subsidiaries (in their capacities as lessee) in the ordinary course of business;

          (29) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Company or any of the Restricted Subsidiaries in the ordinary course of business permitted by this Agreement;

          (30) Liens deemed to exist in connection with Investments in repurchase agreements; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

          (31) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

          (32) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Company or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Company and the Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Company or any Restricted Subsidiary in the ordinary course of business;

          (33) Liens solely on any cash earnest money deposits made by the Company or any of the Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

          (34) Liens arising from precautionary UCC financing statement filings regarding operating leases entered into in the ordinary course of business;

          (35) Liens securing customary cash management obligations not otherwise prohibited by the Indenture; and

          (36) Liens incurred in the ordinary course of business of the Company or any Restricted Subsidiary with respect to obligations that do not exceed $10 million at any one time outstanding.

        "Permitted Refinancing Indebtedness" means any Indebtedness of the Company or any Restricted Subsidiary issued in exchange for, or the net proceeds of which are used to repay, redeem, extend, refinance, renew, replace, defease or refund other Permitted Indebtedness of such Person arising under clause (1), (2), (3), (5), (6), (13) or (16) of the definition of "Permitted Indebtedness" or Indebtedness Incurred under the Consolidated Leverage Ratio test in the covenant described above under the heading "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock" (any such Indebtedness, "Existing Indebtedness"); provided that:

          (1)   the principal amount of such Permitted Refinancing Indebtedness does not exceed the principal amount and accrued interest of such Existing Indebtedness (plus the amount of prepayment penalties, fees, premiums and expenses incurred or paid in connection with the refinancing of such Indebtedness), except to the extent that the Incurrence of such excess is otherwise permitted by the Indenture;

          (2)   such Permitted Refinancing Indebtedness has a final maturity date on or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, such Existing Indebtedness;

          (3)   if such Existing Indebtedness is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a final maturity date on or later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the holders of the Notes as those contained in the documentation governing the Indebtedness being repaid, redeemed, extended, refinanced, renewed, replaced, defeased or refunded; and

          (4)   such Permitted Refinancing Indebtedness shall be Indebtedness solely of an Obligor or a Restricted Subsidiary obligated under such Existing Indebtedness, unless otherwise permitted by the Indenture.

        "Plan of Reorganization" means the joint plan of reorganization in the form attached as Exhibit A to the Disclosure Statement.

        "Productive Assets" means assets (including assets owned directly or indirectly through Capital Stock of a Restricted Subsidiary) of a kind used or usable in the businesses of the Obligors as they are conducted on the date of the Asset Sale or on any other Determination Date and any Related Business.

        "Project" means any new facility developed or being developed by the Company or one of its Restricted Subsidiaries and any expansion, renovation or refurbishment of a facility owned by the Company or one of its Restricted Subsidiaries which expansion, renovation or refurbishment is reasonably expected to cost $40 million or more.

        "Propco Management Agreement" means that certain Management Agreement, dated as of June 16, 2011, among the Company and FE Propco Management LLC.

        "Qualified Capital Stock" means any Capital Stock that is not Disqualified Capital Stock.

        "Registrar" means the Person so designated by the Company in accordance with the Indenture, initially the Trustee.

        "Related Business" means the gaming (including pari-mutuel betting) business and/or any and all businesses that in the good faith judgment of the Company are reasonably related to, necessary for, in support or anticipation of, ancillary or complementary to or in preparation for (or required by a Gaming Authority to be developed, constructed, improved or acquired in connection with the licensing approval of such Casino or Casinos) the gaming business including, without limitation, the development, expansion or operation of any Casino (including any land-based, dockside, riverboat or other type of Casino), owned, or to be owned, by the Company or one of its Subsidiaries.

        "Related Party Agreements" means the Non-Competition Agreement, the Holding Company Tax Distribution Agreement, the OpCo Tax Sharing Agreement, the Landco Tax Sharing Agreement, the GVR Tax Sharing Agreement, the OpCo Cost Allocation Agreement, the LandCo Cost Allocation Agreement, the GVR Cost Allocation Agreement, the OpCo Transition Services Agreement, the GVR Transition Services Agreement, the Aliante Transition Services Agreement, the LandCo Support Agreement, the Aliante Letter Agreement and the IP Holdco to Propco License Agreement, each as the same may be amended, modified or replaced from time so long as such amendment, modification or replacement is not more disadvantageous to the Company or any of its Restricted Subsidiaries in any material respect than the agreement in place at the time of such amendment, modification or replacement.

        "Restricted Investment" means an Investment other than a Permitted Investment.

        "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary. If no referent Person is specified, "Restricted Subsidiary" means a Restricted Subsidiary of the Company.

        "Restructuring Transactions" means each of the transactions specified in Article V.B of the Plan of Reorganization.

        "S&P" means Standard & Poor's Rating Group, a division of The McGraw-Hill Industries, Inc., and its successors.

        "Significant Subsidiary" means any Obligor, other than the Company, that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation S-X is in effect on the date of the Indenture.

        "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

        "Subsidiary," with respect to any Person, means:

          (1)   any corporation or comparably organized entity, a majority of whose voting stock (defined as any class of capital stock having voting power under ordinary circumstances to elect a majority of the Board of such Person) is owned, directly or indirectly, by any one or more of the Obligors, and

          (2)   any other Person (other than a corporation) in which any one or more of the Obligors, directly or indirectly, has at least a majority ownership interest entitled to vote in the election of directors, managers or trustees thereof or of which such Obligor is the managing general partner.

        If no referent Person is specified, "Subsidiary" means a Subsidiary of the Company.

        "Subsidiary Tax Sharing Agreement" means each of (i) the OpCo Tax Sharing Agreement, (ii) the LandCo Tax Sharing Agreement, (iii) the GVR Tax Sharing Agreement and (iv) each other tax sharing agreement between the Company and an Unrestricted Subsidiary entered into after the Closing Date in substantially the same form as the foregoing agreements.

        "Support Agreement" means (a) the guaranty by the Company or a Restricted Subsidiary of the completion of the development, construction and opening of a new gaming facility by any Affiliate or Subsidiary of the Company (including a Native American Subsidiary) or of any gaming facility owned by others which is to be managed exclusively by any such Affiliate or Subsidiary and/or (b) the agreement by the Company or a Restricted Subsidiary to advance funds, property or services to or on behalf of an Affiliate or Subsidiary (including a Native American Subsidiary) in order to maintain the financial condition or level of any balance sheet item of such Subsidiary or Affiliate (including "keep well" or "make well" agreements) in connection with the development, construction and operations of a new gaming facility by such Subsidiary or Affiliate (or of any gaming facility owned by others which is to be managed exclusively by such Subsidiary or Affiliate); provided that such guaranty or agreement is entered into in connection with obtaining financing for such gaming facility or is required by a Governmental Authority.

        "Transaction Costs" means all legal fees and expenses, advisory fees, accounting fees and out of pocket expenses incurred by the Company, Station Casinos, Inc. or their Subsidiaries in connection with the Plan of Reorganization and the Restructuring Transactions, in an aggregate amount not to exceed $5 million.

        "Unrestricted Subsidiary" of any Person means, with respect to the Company, (i) LandCo Holdings and each Subsidiary thereof, (ii) OpCo Holdings and each Subsidiary thereof, (iii) GVR Holdco 1 and each Subsidiary thereof, (iv) prior to the IP Holdco Transition Date, IP Holdco and (v) any Subsidiary listed on Schedule 1.01C to the Bank Credit Agreement, and, with respect to any Person:

          (1)   any Subsidiary of such Person that at the time of determination shall be or continue to be designated an Unrestricted Subsidiary by the Board of such Person in the manner provided below; and

          (2)   any Subsidiary of an Unrestricted Subsidiary.

        The Board may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided that:

          (1)   the Company certifies to the Trustee that such designation complies with the "Limitation on Restricted Payments" covenant; and

          (2)   each Subsidiary to be so designated and each of its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any of its Restricted Subsidiaries.

        For purposes of making the determination of whether any such designation of a Subsidiary as an Unrestricted Subsidiary complies with the "Limitation on Restricted Payments" covenant, the portion of the fair market value of the net assets of such Subsidiary of the Company at the time that such Subsidiary is designated as an Unrestricted Subsidiary that is represented by the interest of the Company and its Restricted Subsidiaries in such Subsidiary, in each case as determined in good faith by the Board of the Company, shall be deemed to be an Investment. Such designation will be permitted only if such Investment would be permitted at such time under the "Limitation on Restricted Payments" covenant.

        No Unrestricted Subsidiary may create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender (or the Unrestricted Subsidiary) has recourse to any of the assets of the Company or any of its Restricted Subsidiaries, except, with respect to LandCo, the Landco Support Agreement.

        The Board may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if:

          (1)   immediately after giving effect to such designation, the Company's Consolidated Coverage Ratio would not be less than 2.00:1.00; and

          (2)   immediately before and immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing. Any such designation by the Board shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the foregoing provisions.

        "Voteco" means Station Voteco LLC, a Delaware limited liability company.

        "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of such Person.

        "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the Company's calculations of the number of years obtained by dividing:

          (1)   the then outstanding aggregate principal amount of such Indebtedness into,

          (2)   the total of the products obtained by multiplying:

            (a)   the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by

            (b)   the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

        In this section we summarize certain U.S. federal income tax considerations relevant to the holders of the Existing Notes exchanging Existing Notes for Exchange Notes pursuant to the exchange offer. This summary is limited to holders who hold the Existing Notes as capital assets for purposes of the Internal Revenue Code of 1986, as amended (the "Code"). This section does not address rules relating to securities held by special categories of holders, including partnerships, S corporations or other pass-through entities (or investors therein), financial institutions, certain insurance companies, regulated investment companies, real estate investment trusts, broker-dealers, tax-exempt organizations, traders in securities that elect to mark-to-market, investors liable for the alternative minimum tax, U.S. expatriates, investors that hold notes as part of a straddle, hedging, constructive sale or conversion transaction, and U.S. Holders (as defined below) whose functional currency is not the U.S. dollar. In addition, this section does not address any state, local or non-U.S. tax considerations and does not address any U.S. federal tax considerations other than U.S. federal income tax considerations (such as the estate and gift tax, the Medicare tax on net investment income or the withholding taxes and reporting requirements imposed by Code sections 1471 through 1474).

        This summary is based upon the Code, regulations promulgated under the Code by the U.S. Treasury Department (including proposed and temporary regulations), rulings, current administrative interpretations and official pronouncements of the Internal Revenue Service (the "IRS"), and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. Such change could materially and adversely affect the tax consequences described below. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below.

        This summary is not a comprehensive description of all of the U.S. federal tax consequences that may be relevant with respect to the exchange of the Notes. We urge you to consult your own tax advisor regarding your particular circumstances and the U.S. federal income and estate and gift tax consequences to you of exchanging these securities, as well as any tax consequences arising under the laws of any state, local or foreign tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws.

        As used herein, the term "U.S. holder" means a beneficial owner of Notes (other than a partnership) that for U.S. federal income tax purposes is any of the following:

  •
  an individual citizen or resident of the U.S.;

  •
  a corporation or any other entity treated as a corporation for U.S. federal income tax purposes created or organized in or under the laws of the U.S., any state thereof or the District of Columbia;

  •
  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust if it (1) is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under to be treated as a U.S. person.

        We refer to persons that are, for U.S. federal income tax purposes, neither "U.S. Holders" nor partnerships for U.S. federal income tax purposes as "non-U.S. Holders."

        If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds the Notes being exchanged in the exchange offer, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership and accordingly, this summary does not apply to partnerships. A partner of a partnership exchanging the

Notes should consult its own tax advisor regarding the U.S. federal income tax consequences to the partner of exchanging Existing Notes for Exchange Notes pursuant to the exchange offer.

Exchange offer

        The exchange of Existing Notes for Exchange Notes will not constitute a taxable exchange. As a result, (1) a U.S. holder or a non-U.S. Holder will not recognize any taxable gain or loss as a result of exchanging such holder's Existing Notes pursuant to the exchange offer; (2) the holding period of the Exchange Notes will include the holding period of the Existing Notes exchanged therefor; and (3) the adjusted tax basis of the Exchange Notes will be the same as the adjusted tax basis of the Existing Notes exchanged therefor immediately before such exchange.

 PLAN OF DISTRIBUTION

        Each broker-dealer that receives Exchange Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Existing Notes where such Existing Notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 90 days after the expiration date of this exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until [                ,    ], 2012 (90 days after the expiration date of this exchange offer), all dealers effecting transactions in the Exchange Notes may be required to deliver a prospectus.

        We will not receive any proceeds from any sale of exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange Notes. Any broker-dealer that resells exchange Notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of exchange Notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        For a period of 180 days after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the outstanding notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the outstanding Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

 CERTAIN ERISA CONSIDERATIONS

        The following is a summary of certain considerations associated with the acquisition or holding of the Notes by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended ("ERISA"), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code, or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (collectively, "Similar Laws"), and entities whose underlying assets are considered to include "plan assets" of any such plan, account or arrangement (each, a "Plan").

        In considering the acquisition of Notes with a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary's duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues

        Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are "parties in interest," within the meaning of ERISA, or "disqualified persons," within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of Notes by an ERISA Plan with respect to which the Company, a Dealer Manager or a Guarantor is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor (the "DOL") has issued prohibited transaction class exemptions, or "PTCEs," that may apply to the acquisition and holding of the Notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide relief from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions, provided that neither the issuer of the securities nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any ERISA Plan involved in the transaction and provided further that the ERISA Plan pays no more than adequate consideration in connection with the transaction. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

        Because of the foregoing, the Notes should not be acquired or held by any person investing "plan assets" of any Plan, unless such acquisition and holding will not constitute a non-exempt prohibited transaction under ERISA or Section 4975 of the Code or similar violation of any applicable Similar Laws.

Representation

        Accordingly, by acceptance of a Note each purchaser and holder will be deemed to have represented and warranted that either (i) no portion of the assets used to acquire and hold the Notes constitutes assets of any Plan or (ii) the purchase and holding of the Notes will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws.

        The foregoing discussion is general in nature and is not intended to be all inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering acquiring the Notes on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the Notes.

General Fiduciary Matters

        ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an "ERISA Plan") and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

LEGAL MATTERS

        Certain legal matters with respect to the Notes will be passed upon for the Company by Milbank, Tweed, Hadley & McCloy LLP, Los Angeles, California.

EXPERTS

        The consolidated financial statements of Station Casinos LLC and subsidiaries appearing in Station Casinos LLC and subsidiaries Annual Report (Form 10-K) for the period from June 17, 2011 to December 31, 2011 (Successor) and the period from January 1, 2011 to June 16, 2011 (Predecessor) have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Station Casinos LLC

EXCHANGE ANY AND ALL OUTSTANDING
SENIOR NOTES DUE 2018 (THE "EXISTING NOTES")
($625,000,000 IN AGGREGATE PRINCIPAL AMOUNT OUTSTANDING)

FOR

SENIOR NOTES DUE 2018 (THE "EXCHANGE NOTES")

AND

GUARANTEES OF THE EXCHANGE NOTES BY
NP BOULDER LLC, NP RED ROCK LLC, NP PALACE LLC, NP
SUNSET LLC, NP DEVELOPMENT LLC AND NP LOSEE ELKHORN
HOLDINGS LLC,

each a wholly-owned subsidiary of Station Casinos LLC

PROSPECTUS

[                        ], 2012

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.    Indemnification of Directors and Officers

        Under Sections 78.7502, 78.751 and 78.752 of the Nevada Revised Statutes, the Company has broad powers to indemnify and insure its directors and officers against liabilities they may incur in their capacities as such.

        Article 6.1(a) of the Equityholders Agreement dated as of June 16, 2011 provides for indemnification of the Company's and the Guarantors' directors, officers, managers, employees and other agents (the "Indemnified Persons") to the fullest extent permitted by law, including from and against any reasonable expenses (including reasonable attorney's fees, judgments, fines and amounts paid in settlement) (i) suffered or sustained by reason of any act performed or omission made by such Indemnified Person in good faith on behalf of the Company or any Guarantor and in a manner reasonably believed to be within the scope of authority conferred on such Indemnified Person and otherwise not inconsistent with its duties owed to such Company or Guarantor, (ii) actually and reasonably incurred by such Indemnified Person in connection with any threatened, pending or completed action, suit or proceeding (other than one by or in the right of the Company or any Guarantor) if such Indemnified Person acted in good faith and in a manner which such Indemnified Person reasonably believed to be in furtherance of the interests of the Company or such Guarantor and otherwise not inconsistent with its duties owed to the Company or such Guarantor and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful, and (iii) actually and reasonably incurred by such Indemnified Person in connection with the defense or settlement of an action or suit by or in the right of the Company or any Guarantor to procure a judgment in its favor if such Indemnified Person acted in good faith and in a manner which such Indemnified Person reasonably believed to be in furtherance of the interests of the Company or such Guarantor and otherwise not inconsistent with its duties owed to the Company or such Guarantor.

Item 21.    Exhibits and Financial Statement Schedules

EXHIBIT NO.	ITEM TITLE
2.1	First Amended Joint Chapter 11 Plan of Reorganization for Station Casinos, Inc. and Affiliated Debtors dated July 28, 2010. (Incorporated herein by reference to the Company's Form 10 filed on November 12, 2010)
3.1	Articles of Organization of the Company. (Incorporated herein by reference to the Company's Form 10 filed on November 12, 2010)
3.2	Amendment to Articles of Organization of the Company. (Incorporated herein by reference to the Company's Form 10 filed on November 12, 2010)
4.1
Indenture dated as of January 3, 2012 among the Company, certain of its wholly owned subsidiaries, as guarantors, and Wells Fargo Bank, National Association, as Trustee. (Incorporated herein by reference to the Company's Current Report on Form 8-K dated January 3, 2012)
4.2
Supplemental Indenture dated as of February 22, 2012 among the Company, certain of its wholly owned subsidiaries, as guarantors, and Wells Fargo Bank, National Association, as Trustee. (Incorporated herein by reference to the Company's Current Report on Form 8-K dated February 22, 2012)
5.1	Opinion of Milbank, Tweed, Hadley & McCloy LLP.(1)

EXHIBIT NO.	ITEM TITLE
8.1	Opinion of Milbank, Tweed, Hadley & McCloy LLP as to certain U.S. tax matters.(1)
10.1
Asset Purchase Agreement, dated as of March 9, 2011, by and between Station GVR Acquisition, LLC and Green Valley Ranch Gaming, LLC. (Incorporated herein by reference to the Company's Current Report on Form 8-K dated March 10, 2011)
10.2
Credit Agreement dated as of June 16, 2011 by and among the Company, as borrower, Deutsche Bank AG Cayman Islands Branch, JP Morgan Chase Bank, N.A., and each other lender from time to time party thereto, as lenders, Deutsche Bank AG New York Branch, as L/C issuer, Deutsche Bank AG Cayman Islands Branch, as administrative agent, and Deutsche Bank Securities, Inc. and J.P. Morgan Securities LLC, as joint lead arrangers and joint book runners (pursuant to a request for confidential treatment filed with the Securities Exchange Commission by the Company, confidential portions of this exhibit have been omitted and filed separately with the Securities Exchange Commission). (Incorporated herein by reference to the Company's Current Report on Form 8-K/A dated October 21, 2011)
10.3
Credit Agreement dated as of June 16, 2011 by and among NP Opco LLC, as borrower, Deutsche Bank AG Cayman Islands Branch, as administrative agent, each other lender party thereto, Deutsche Bank AG New York Branch, as L/C issuer, and J.P. Morgan Securities LLC, as syndication agent, and Deutsche Bank Securities Inc. and J.P. Morgan Securities LLC as joint lead arrangers and joint book runners. (Incorporated herein by reference to the Company's Current Report on Form 8-K dated June 23, 2011)
10.4
Amended and Restated Credit Agreement dated as of June 16, 2011 by and among CV PropCo, LLC, as borrower, NP Tropicana LLC, as leasehold holder, NP Landco Holdco LLC, as holdco, Deutsche Bank AG Cayman Islands Branch, JPMorgan Chase Bank, N.A., and each other lender from time to time party thereto, as lenders, Deutsche Bank AG Cayman Islands Branch, as administrative agent for the secured parties, JPMorgan Chase Bank, N.A., as syndication agent, and Deutsche Bank Securities Inc. and J.P. Morgan Securities Inc., as joint lead arrangers and joint book running manager. (Incorporated herein by reference to the Company's Current Report on Form 8-K dated June 23, 2011)
10.5
First Lien Credit Agreement dated as of June 16, 2011 by and among GVR Holdco 1 LLC, as holdings, Station GVR Acquisition, LLC, as borrower, the lenders from time to time party thereto and Jeffries Finance LLC, as administrative agent, syndication agent and documentation agent, and Jeffries Finance LLC and Goldman Sachs Lending Partners LLC as joint lead arrangers and joint book runners. (Incorporated herein by reference to the Company's Current Report on Form 8-K dated June 23, 2011)
10.6
Second Lien Credit Agreement dated as of June 16, 2011 by and among GVR Holdco 1 LLC, as holdings, Station GVR Acquisition, LLC, as borrower, the lenders from time to time party thereto and Jeffries Finance LLC, as administrative agent, syndication agent and documentation agent, and Jeffries Finance LLC and Goldman Sachs Lending Partners LLC as joint lead arrangers and joint book runners. (Incorporated herein by reference to the Company's Current Report on Form 8-K dated June 23, 2011)
10.7
Non-Competition Agreement dated as of June 16, 2011 by and among the Company and Station Holdco LLC, Fertitta Entertainment LLC and FI Station Investor LLC, FE Propco Management LLC, FE Opco Management LLC, FE GVR Management LLC, Frank J. Fertitta III and Lorenzo J. Fertitta, and German American Capital Corporation and JPMorgan Chase Bank, N.A. (Incorporated herein by reference to the Company's Current Report on Form 8-K dated June 23, 2011)

EXHIBIT NO.	ITEM TITLE
10.8	Equityholders Agreement dated as of June 16, 2011 by and among the Company, certain subsidiaries and affiliates of the Company and each other holder of equity interests listed therein. (Incorporated herein by reference to the Company's Current Report on Form 8-K dated June 23, 2011)
10.9
Ground Lease and Sublease dated as of June 1, 1993 by and between Boulder Station, Inc. and KB Enterprises. (Incorporated herein by reference to the Company's Current Report on Form 8-K dated June 23, 2011)
10.10
Option to Lease or Purchase dated as of June 1, 1993 by and between Boulder Station, Inc. and KB Enterprises. (Incorporated herein by reference to the Company's Current Report on Form 8-K dated June 23, 2011)
10.11
Option to Acquire Interest Under Purchase Contract dated as of June 1, 1993 by and between Boulder Station, Inc. and KB Enterprises. (Incorporated herein by reference to the Company's Current Report on Form 8-K dated June 23, 2011)
10.12
First Amendment to Ground Lease and Sublease dated as of June 30, 1995 by and between KB Enterprises and Boulder Station, Inc. (Incorporated herein by reference to the Company's Current Report on Form 8-K dated June 23, 2011)
10.13
Lease Amendment No. 1, dated as of December 23, 1996 by and between Boulder Station, Inc. and KB Enterprises. (Incorporated herein by reference to the Company's Current Report on Form 8-K dated June 23, 2011)
10.14
Second Amendment to Ground Lease and Sublease dated as of January 7, 1997 by and between KB Enterprises and Boulder Station, Inc. (Incorporated herein by reference to the Company's Current Report on Form 8-K dated June 23, 2011)
10.15
Rent Agreement to the First Amendment to Ground Lease and Sublease dated as of March 28, 2003 by and between KB Enterprises and Boulder Station, Inc. (Incorporated herein by reference to the Company's Current Report on Form 8-K dated June 23, 2011)
10.16
Ground Lease dated as of June 1, 1995 by and between Station Casinos, Inc. and Texas Gambling Hall & Hotel, Inc. (Incorporated herein by reference to the Company's Current Report on Form 8-K dated June 23, 2011)
10.17
First Amendment to Ground Lease dated as of June 30, 1995 by and between Station Casinos, Inc. and Texas Gambling Hall & Hotel, Inc. (Incorporated herein by reference to the Company's Current Report on Form 8-K dated June 23, 2011)
10.18
Lease Amendment No. 1 dated as of December 23, 1996 by and between Station Casinos, Inc. and Texas Gambling Hall & Hotel, Inc. (Incorporated herein by reference to the Company's Current Report on Form 8-K dated June 23, 2011)
10.19
Second Amendment to Ground Lease dated as of January 7, 1997 by and between Texas Gambling Hall & Hotel, Inc. and Texas Station, Inc. (Incorporated herein by reference to the Company's Current Report on Form 8-K dated June 23, 2011)
10.20
Third Amendment to Ground Lease dated as of June 13, 2011 by and between Texas Gambling Hall & Hotel, Inc. and NP Texas LLC. (Incorporated herein by reference to the Company's Current Report on Form 8-K dated June 23, 2011)

EXHIBIT NO.	ITEM TITLE
10.21	Rent Agreement to the First Amendment to Ground Lease dated as of May 12, 2000 by and between Texas Gambling Hall & Hotel Real Estate Trust and Texas Gambling Hall & Hotel, Inc. (Incorporated herein by reference to the Company's Current Report on Form 8-K dated June 23, 2011)
10.22
Assignment, Assumption and Consent Agreement (Ground Lease) dated as of July 6, 1995 by and between Station Casinos, Inc. and Texas Station, Inc. (Incorporated herein by reference to the Company's Current Report on Form 8-K dated June 23, 2011)
10.23
Asset Purchase Agreement dated as of June 7, 2010 by and among Station Casinos, Inc., the subsidiaries of Station Casinos, Inc. listed therein and FG Opco Acquisitions LLC. (Incorporated herein by reference to the Company's Current Report on Form 8-K dated June 23, 2011)
10.24
First Amendment to Asset Purchase Agreement dated as of August 26, 2010 by and among Station Casinos, Inc., the subsidiaries of Station Casinos, Inc. listed therein and FG Opco Acquisitions LLC. (Incorporated herein by reference to the Company's Current Report on Form 8-K dated June 23, 2011)
10.25
Second Amendment to Asset Purchase Agreement dated as of March 29, 2011 by and among Station Casinos, Inc., the subsidiaries of Station Casinos, Inc. listed therein and FG Opco Acquisitions LLC. (Incorporated herein by reference to the Company's Current Report on Form 8-K dated June 23, 2011)
10.26
Third Amendment to Asset Purchase Agreement dated as of April 29, 2011 by and among Station Casinos, Inc., the subsidiaries of Station Casinos, Inc. listed therein and FG Opco Acquisitions LLC. (Incorporated herein by reference to the Company's Current Report on Form 8-K dated June 23, 2011)
10.27
Fourth Amendment to Asset Purchase Agreement dated as of June 15, 2011 by and among Station Casinos, Inc., the subsidiaries of Station Casinos, Inc. listed therein and FG Opco Acquisitions LLC. (Incorporated herein by reference to the Company's Current Report on Form 8-K dated June 23, 2011)
10.28
Management Agreement dated as of June 16, 2011 by and between the Company and FE Propco Management LLC. (Incorporated herein by reference to the Company's Current Report on Form 8-K dated June 23, 2011)
10.29	Management Agreement dated as of June 16, 2011 by and between NP Opco LLC and FE Opco Management LLC. (Incorporated herein by reference to the Company's Current Report on Form 8-K dated June 23, 2011)
10.30
Management Agreement dated as of June 16, 2011 by and between NP Tropicana LLC and FE Landco Management LLC. (Incorporated herein by reference to the Company's Current Report on Form 8-K dated June 23, 2011)
10.31
Management Agreement dated as of June 16, 2011 by and between Station GVR Acquisition, LLC and FE GVR Management LLC. (Incorporated herein by reference to the Company's Current Report on Form 8-K dated June 23, 2011)
10.32
Indenture dated as of January 3, 2012 among the Company, certain of its wholly owned subsidiaries, as guarantors, and Wells Fargo Bank, National Association, as Trustee. (Incorporated herein by reference to the Company's Current Report on Form 8-K dated January 3, 2012)

EXHIBIT NO.	ITEM TITLE
10.33	Supplemental Indenture dated as of February 22, 2012 among the Company, certain of its wholly owned subsidiaries, as guarantors, and Wells Fargo Bank, National Association, as Trustee. (Incorporated herein by reference to the Company's Current Report on Form 8-K dated February 22, 2012)
12.1	Calculation of ratio of earnings to fixed charges.(1)
21.1	Subsidiaries of the Registrant (incorporated by reference to the Company's Annual Report on Form 10-K filed on March 30, 2012).
23.1	Consent of Ernst & Young LLP.(1)
23.2	Consent of Milbank, Tweed, Hadley & McCloy LLP. (included in Exhibits 5.1 and 5.2).
24.1	Power of Attorney. (included on the Signature page)
25.1	Form T-1, Statement of Eligibility of Wells Fargo Bank, National Association to act as trustee under the Indenture.(1)
99.1	Letter of Transmittal.(1)
99.2	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.(1)
99.3	Form of Letter to Clients for Use by Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees.(1)
99.4	The Company's Annual Report on Form 10-K for the year ended December 31, 2011(1)
99.5	The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2012(1)

(1)
Filed herewith.

Item 22.    Undertakings.

        (a)   The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

        (b)   Each undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act of 1934 (and, where applicable, each filing of any employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        (d)   The undersigned registrant hereby undertakes that for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (e)   The undersigned registrant hereby undertakes that for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (f)    Each undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11 or 13 of Form S-4 promulgated by the SEC, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        (g)   Each undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized on August 1, 2012.

STATION CASINOS LLC
By:	/s/ THOMAS M. FRIEL
Thomas M. Friel
Executive Vice President and Treasurer

POWER OF ATTORNEY

        Each person whose signature appears below constitutes and appoints Thomas M. Friel as their true and lawful attorney-in-fact and agent, with power to act alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this prospectus, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause or to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on August 1, 2012.

Name	Title

/s/ FRANK J. FERTITTA III Frank J. Fertitta III	Chief Executive Officer and President (Principal Executive Officer) Member of Fertitta Holdco LLC, the manager of Fertitta Entertainment LLC, the member of Station Voteco LLC, the member of the Company
/s/ MARC J. FALCONE Marc J. Falcone	Executive Vice President and Chief Financial Officer (Principal Financial Officer)
/s/ WESLEY ALLISON Wesley Allison	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)
/s/ LORENZO J. FERTITTA Lorenzo J. Fertitta	Manager

Name	Title

/s/ ROBERT A. CASHELL, JR. Robert A. Cashell, Jr.	Manager
/s/ JAMES E. NAVE, D.V.M. James E. Nave, D.V.M.	Manager
Robert E. Lewis	Manager

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Las Vegas, State of Nevada, on August 1, 2012.

NP BOULDER LLC
By:	/s/ THOMAS M. FRIEL
Thomas M. Friel
Senior Vice President and Treasurer

POWER OF ATTORNEY

        Each person whose signature appears below constitutes and appoints Thomas M. Friel as their true and lawful attorney-in-fact and agent, with power to act alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this prospectus, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause or to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on August 1, 2012.

Signature			Title

STATION CASINOS LLC			Sole and Managing Member**
By:	/s/ FRANK J. FERTITTA III
	Name:	Frank J. Fertitta III
	Title:	Chief Executive Officer and President

**
Registrant has no directors or managers

/s/ FRANK J. FERTITTA III Frank J. Fertitta III	Chief Executive Officer and President (Principal Executive Officer) of Managing Member, Member of Fertitta Holdco LLC, the manager of Fertitta Entertainment LLC, the member of Station Voteco LLC, the member of the Company
/s/ MARC J. FALCONE Marc J. Falcone	Executive Vice President and Chief Financial Officer (Principal Financial Officer) of Managing Member

Signature	Title

/s/ WESLEY ALLISON Wesley Allison	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer) of Managing Member
/s/ LORENZO J. FERTITTA Lorenzo J. Fertitta	Manager of Managing Member
/s/ ROBERT A. CASHELL, JR. Robert A. Cashell, Jr.	Manager of Managing Member
/s/ JAMES E. NAVE, D.V.M. James E. Nave, D.V.M.	Manager of Managing Member
Robert E. Lewis	Manager of Managing Member

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Las Vegas, State of Nevada, on August 1, 2012.

NP RED ROCK LLC
By:	/s/ THOMAS M. FRIEL
Thomas M. Friel
Senior Vice President and Treasurer

POWER OF ATTORNEY

        Each person whose signature appears below constitutes and appoints Thomas M. Friel as their true and lawful attorney-in-fact and agent, with power to act alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this prospectus, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause or to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on August 1, 2012.

Signature			Title

STATION CASINOS LLC			Sole and Managing Member**
By:	/s/ FRANK J. FERTITTA III
	Name:	Frank J. Fertitta III
	Title:	Chief Executive Officer and President

**
Registrant has no directors or managers

/s/ FRANK J. FERTITTA III Frank J. Fertitta III	Chief Executive Officer and President (Principal Executive Officer) of Managing Member, Member of Fertitta Holdco LLC, the manager of Fertitta Entertainment LLC, the member of Station Voteco LLC, the member of the Company
/s/ MARC J. FALCONE Marc J. Falcone	Executive Vice President and Chief Financial Officer (Principal Financial Officer) of Managing Member

Signature	Title

/s/ WESLEY ALLISON Wesley Allison	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer) of Managing Member
/s/ LORENZO J. FERTITTA Lorenzo J. Fertitta	Manager of Managing Member
/s/ ROBERT A. CASHELL, JR. Robert A. Cashell, Jr.	Manager of Managing Member
/s/ JAMES E. NAVE, D.V.M. James E. Nave, D.V.M.	Manager of Managing Member
Robert E. Lewis	Manager of Managing Member

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Las Vegas, State of Nevada, on August 1, 2012.

NP PALACE LLC
By:	/s/ THOMAS M. FRIEL
Thomas M. Friel
Senior Vice President and Treasurer

POWER OF ATTORNEY

        Each person whose signature appears below constitutes and appoints Thomas M. Friel as their true and lawful attorney-in-fact and agent, with power to act alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this prospectus, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause or to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on August 1, 2012.

Signature			Title

STATION CASINOS LLC			Sole and Managing Member**
By:	/s/ FRANK J. FERTITTA III
	Name:	Frank J. Fertitta III
	Title:	Chief Executive Officer and President

**
Registrant has no directors or managers

/s/ FRANK J. FERTITTA III Frank J. Fertitta III	Chief Executive Officer and President (Principal Executive Officer) of Managing Member, Member of Fertitta Holdco LLC, the manager of Fertitta Entertainment LLC, the member of Station Voteco LLC, the member of the Company
/s/ MARC J. FALCONE Marc J. Falcone	Executive Vice President and Chief Financial Officer (Principal Financial Officer) of Managing Member

Signature	Title

/s/ WESLEY ALLISON Wesley Allison	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer) of Managing Member
/s/ LORENZO J. FERTITTA Lorenzo J. Fertitta	Manager of Managing Member
/s/ ROBERT A. CASHELL, JR. Robert A. Cashell, Jr.	Manager of Managing Member
/s/ JAMES E. NAVE, D.V.M. James E. Nave, D.V.M.	Manager of Managing Member
Robert E. Lewis	Manager of Managing Member

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Las Vegas, State of Nevada, on August 1, 2012.

NP SUNSET LLC
By:	/s/ THOMAS M. FRIEL
Thomas M. Friel
Senior Vice President and Treasurer

POWER OF ATTORNEY

        Each person whose signature appears below constitutes and appoints Thomas M. Friel as their true and lawful attorney-in-fact and agent, with power to act alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this prospectus, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause or to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on August 1, 2012.

Signature			Title

STATION CASINOS LLC			Sole and Managing Member**
By:	/s/ FRANK J. FERTITTA III
	Name:	Frank J. Fertitta III
	Title:	Chief Executive Officer and President

**
Registrant has no directors or managers

/s/ FRANK J. FERTITTA III Frank J. Fertitta III	Chief Executive Officer and President (Principal Executive Officer) of Managing Member, Member of Fertitta Holdco LLC, the manager of Fertitta Entertainment LLC, the member of Station Voteco LLC, the member of the Company
/s/ MARC J. FALCONE Marc J. Falcone	Executive Vice President and Chief Financial Officer (Principal Financial Officer) of Managing Member

Signature	Title

/s/ WESLEY ALLISON Wesley Allison	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer) of Managing Member
/s/ LORENZO J. FERTITTA Lorenzo J. Fertitta	Manager of Managing Member
/s/ ROBERT A. CASHELL, JR. Robert A. Cashell, Jr.	Manager of Managing Member
/s/ JAMES E. NAVE, D.V.M. James E. Nave, D.V.M.	Manager of Managing Member
Robert E. Lewis	Manager of Managing Member

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Las Vegas, State of Nevada, on August 1, 2012.

NP DEVELOPMENT LLC
By:	/s/ THOMAS M. FRIEL
Thomas M. Friel
Senior Vice President and Treasurer

POWER OF ATTORNEY

        Each person whose signature appears below constitutes and appoints Thomas M. Friel as their true and lawful attorney-in-fact and agent, with power to act alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this prospectus, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause or to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on August 1, 2012.

Signature			Title

STATION CASINOS LLC			Sole and Managing Member**
By:	/s/ FRANK J. FERTITTA III
	Name:	Frank J. Fertitta III
	Title:	Chief Executive Officer and President

**
Registrant has no directors or managers

/s/ FRANK J. FERTITTA III Frank J. Fertitta III	Chief Executive Officer and President (Principal Executive Officer) of Managing Member, Member of Fertitta Holdco LLC, the manager of Fertitta Entertainment LLC, the member of Station Voteco LLC, the member of the Company
/s/ MARC J. FALCONE Marc J. Falcone	Executive Vice President and Chief Financial Officer (Principal Financial Officer) of Managing Member

Signature	Title

/s/ WESLEY ALLISON Wesley Allison	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer) of Managing Member
/s/ LORENZO J. FERTITTA Lorenzo J. Fertitta	Manager of Managing Member
/s/ ROBERT A. CASHELL, JR. Robert A. Cashell, Jr.	Manager of Managing Member
/s/ JAMES E. NAVE, D.V.M. James E. Nave, D.V.M.	Manager of Managing Member
Robert E. Lewis	Manager of Managing Member

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Las Vegas, State of Nevada, on August 1, 2012.

NP LOSEE ELKHORN HOLDINGS LLC
By:	/s/ THOMAS M. FRIEL
Thomas M. Friel
Senior Vice President and Treasurer

POWER OF ATTORNEY

        Each person whose signature appears below constitutes and appoints Thomas M. Friel as their true and lawful attorney-in-fact and agent, with power to act alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this prospectus, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause or to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on August 1, 2012.

Signature			Title

STATION CASINOS LLC			Sole and Managing Member**
By:	/s/ FRANK J. FERTITTA III
	Name:	Frank J. Fertitta III
	Title:	Chief Executive Officer and President

**
Registrant has no directors or managers

/s/ FRANK J. FERTITTA III Frank J. Fertitta III	Chief Executive Officer and President (Principal Executive Officer) of Managing Member, Member of Fertitta Holdco LLC, the manager of Fertitta Entertainment LLC, the member of Station Voteco LLC, the member of the Company
/s/ MARC J. FALCONE Marc J. Falcone	Executive Vice President and Chief Financial Officer (Principal Financial Officer) of Managing Member

Signature	Title

/s/ WESLEY ALLISON Wesley Allison	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer) of Managing Member
/s/ LORENZO J. FERTITTA Lorenzo J. Fertitta	Manager of Managing Member
/s/ ROBERT A. CASHELL, JR. Robert A. Cashell, Jr.	Manager of Managing Member
/s/ JAMES E. NAVE, D.V.M. James E. Nave, D.V.M.	Manager of Managing Member
Robert E. Lewis	Manager of Managing Member